As filed with the Securities and Exchange Commission on November 2, 2001
                                                     Registration No. 333-70114
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3/A
                             REGISTRATION STATEMENT
                                AMENDMENT NO. 1
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          WAVERIDER COMMUNICATIONS INC.
             (Exact name of registrant as specified in its charter)
                   Nevada                                    33-0264030
(State or other jurisdiction of             (I.R.S. employer identification no.)
 incorporation or organization)

                          255 Consumers Road, Suite 500
                         Toronto, Ontario Canada M2J 1R4
                                 (416) 502-3200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      -------------------------------------
                              T. SCOTT WORTHINGTON
                             Chief Financial Officer
                          WaveRider Communications Inc.
                          255 Consumers Road, Suite 500
                         Toronto, Ontario Canada M2J 1R4
                 (416) 502-3200 / Facsimile No.: (416) 502-2968


 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      -------------------------------------
                                Copies to:
  DAVID A. BROADWIN, ESQ.                   JEFFREY M. STOLER, ESQ.
  DANIELE O. LEVY, ESQ.                     RON M. HADAR, ESQ.
  Foley, Hoag & Eliot LLP                   Gadsby Hannah LLP
  One Post Office Square                    225 Franklin Street
  Boston, Massachusetts 02109               Boston, Massachusetts 02110
 (617) 832-1000 / Facsimile No.:            (617) 345-7000 / Facsimile No.:
 (617) 832-7000                             (617) 345-7050


                     -------------------------------------


         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. x
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE
================================================== =============== ================== ======================= =====================
                                                       Amount
                                                   --------------      Proposed          Proposed maximum
                                                       to be       maximum offering     aggregate offering         Amount of
        Title of shares to be registered             registered     price per share           price             registration fee(8)
-------------------------------------------------- --------------- ------------------ ----------------------- ---------------------
Subscription Rights (1)........................      72,133,271            -                    -                     (2)
-------------------------------------------------- --------------- ------------------ ----------------------- ---------------------
Common stock, $0.001 par value (1).............      14,000,000        $.745 (3)         $10,430,000 (3)           $2,607.50
-------------------------------------------------- --------------- ------------------ ----------------------- ---------------------
Common stock purchase warrants (1).............      14,000,000            -                    -                     (2)
-------------------------------------------------- --------------- ------------------ ----------------------- ---------------------
Common stock, $0.001 par value (4).............    14,000,000(5)       $.745 (3)         $10,430,000 (3)           $2,607.50
-------------------------------------------------- --------------- ------------------ ----------------------- ---------------------
Unit purchase warrants (6).....................       420,000              -                    -                      -
-------------------------------------------------- --------------- ------------------ ----------------------- ---------------------
Common stock, $0.001 par value (7).............       420,000          $.745 (3)           $312,900 (3)             $78.225
-------------------------------------------------- --------------- ------------------ ----------------------- ---------------------
Common stock purchase warrants (7).............       420,000              -                    -                     (2)
-------------------------------------------------- --------------- ------------------ ----------------------- ---------------------
Common stock, $0.001 par value (4).............      420,000(5)        $.745 (3)           $312,900 (3)             $78.225
------------------------------------------------------------------------------------------------------------- ---------------------
Total registration fee...................................................................................          $5,371.45
============================================================================================================= =====================


(1) We are granting for no consideration to our stockholders rights to purchase units, each of which consists of one share of our common stock and one common stock purchase warrant. Our common stockholders will receive one right for each share of common stock owned of record at the close of business on October 19, 2001. This registration statement also covers re-sales of the common stock included in the units, the common stock purchase warrants included in the units, and the common stock underlying those warrants.
(2) Pursuant to Rule 457(g), no separate registration fee is required for the subscription rights or the common stock purchase warrants, since we are registering those securities in the same registration statement as the underlying common stock.
(3) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of the common stock as reported on the Nasdaq National Market on August 28, 2001.
(4) Reflects shares issuable upon exercise of the common stock purchase warrants included in the units.
(5) Pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares as may become issuable as a result of anti-dilution adjustments in accordance with the terms of the warrants.
(6) Represents unit purchase warrants that we expect to grant to the solicitation agent in connection with the rights offering. Pursuant to Rule 457(g), no separate registration fee is required for these unit purchase warrants, since we are registering them in the same registration statement as the underlying common stock.
(7) Represents shares issuable upon exercise of the unit purchase warrants for the solicitation agent.
(8)      $5,371.45 previously paid with Form S-3 filed on September 25, 2001.



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


     The Exhibit Index appears on page 7 of the sequentially numbered pages of this Registration Statement. This Registration Statement, including exhibits, contains 232 pages.


                                                           CROSS REFERENCE SHEET

     Item No.                                                            Sections in Prospectus
     ------------------------------------------------------------------- -----------------------------------------------------
     1.  Front of the Registration Statement and Outside Front Cover     Cover Page
         of Prospectus
     2.  Inside Front and Outside Back Cover Pages of Prospectus         Inside Front Cover Page; Outside Back Cover Page
     3.  Summary Information and Risk Factors                            Prospectus Summary; Risk Factors
     4.  Use of Proceeds                                                 Prospectus Summary; Use of Proceeds
     5.  Determination of Offering Price                                 Not Applicable
     6.  Dilution                                                        Dilution
     7.  Selling Security Holders                                        Not Applicable
     8.  Plan of Distribution                                            Distribution of Rights and Subscription Procedures;
                                                                         Plan of Distribution
     9.  Legal Proceedings                                               Business - Legal Proceedings
     10.  Directors, Executive Officers, Promoters and Control Persons   Management
     11.  Security Ownership of Certain Beneficial Owners and            Principal Shareholders
           Management
     12.  Description of Securities                                      Description of Capital Stock; Dividend Policy
     13.  Interest of named Experts and Counsel                          Not Applicable
     14.  Disclosure of Commission Position on Indemnification for       Risk Factors; Management; Distribution of Rights
          Securities Act Liabilities                                     and Subscription Procedures
     15.  Organization within Last Five Years                            Business
     16.  Description of Business                                        Prospectus Summary; Risk Factors; Business
     17.  Management's Discussion and Analysis or Plan of Operation      Management's Discussion and Analysis of Financial
                                                                         Condition and Results of Operations
     18.  Description of Property                                        Business
     19.  Certain Relationships and Related Transactions                 Not Applicable
     20.  Market for Common Equity and Related Stockholder Matters       Prospectus Summary; Risk Factors; Dividend Policy;
                                                                         Capitalization; Distribution of Rights and
                                                                         Subscription Procedures
     21.  Executive Compensation                                         Management
     22.  Financial Statements                                           Index to Financial Statements
     23.  Changes In and Disagreements With Accountants On               Not Applicable
            Accounting and Financial Disclosure



The information in this prospectus is not complete and may be changed without notice. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Prospectus



                       14,000,000 Units, each composed of
         One Share of Common Stock and One Common Stock Purchase Warrant
                                 --------------

         Each of our common stockholders on October 19, 2001 will receive at no cost one right for each share of common stock owned on such date. Certain holders of securities convertible into shares of common stock will be considered holders of the number of shares of common stock into which their securities may be converted. Each right will entitle you to purchase one unit, which consists of one share of common stock and one common stock purchase warrant. The purchase price of each unit is $.40. We will accept subscriptions to purchase up to 14,000,000 units.

         Each warrant will entitle the holder to purchase one share of common stock at an exercise price of $.50 per share. The warrants will trade separately, will be exercisable at any time between December 14, 2001 and December 13, 2004, and may be subject to adjustment and redemption as described beginning on page 6 of this prospectus.

         Your right to purchase units is exercisable immediately and will expire at 5 p.m. New York City time on December 14, 2001. We may extend the time period for exercise for up to 30 days. Please see page 14 for instructions on exercising your rights. If you have exercised all of your rights in full, you may also subscribe to purchase additional units, if any, that other stockholders omit to purchase.

     We are offering the units on a "best efforts" basis, which means that there is no minimum number of units that we must sell in order to complete the rights
offering.                      -----------

         Our common stock is listed on the Nasdaq National Market under the symbol "WAVC." On October 30, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $.39 per share. If our common stock continues to trade at a price of less than $1.00, our common stock could be delisted from the Nasdaq National Market System. If our common stock were to be delisted we expect it would trade on the over the counter bulletin board. We expect the warrants to trade on the over the counter bulletin board.

         Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 9.


                                                     Per Unit          Total
Purchase price..............................     $    .40            $5,600,000
7% commission to solicitation agent.........          .03               392,000
Proceeds to us, before offering expenses....          .37             5,208,000

         We estimate that the offering expenses payable by us will be approximately $428,800. We will pay the solicitation agent a management fee of 7% of the gross proceeds of this offering and will issue unit purchase warrants to the solicitation agent equal to 3% of the number of units purchased, in each case excluding exercises by our directors and officers in determining the gross proceeds and units purchased. Also, upon exercise of the warrants, other than warrants held by our directors and officers, we will pay the solicitation agent an amount equal to 3% of the gross proceeds raised upon the exercise of the warrants. The solicitation agent will make payments of the 3% commission to soliciting dealers as provided in the offering documents from its management fee.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The solicitation agent for this rights offering is:






                              Gruntal & Co., L.L.C.

Questions regarding this offering may be directed toll-free, to the Information
                            Agent at (888) 750-5834.

                                November 2, 2001

                       Inside front cover art descriptions

WaveRider's Last Mile Solution(R) Network

[Illustration of a standard structure of WaveRider's Last Mile Solution wireless Internet network appears here.]


         Waveriders' Last Mile Solution(R) or LMS fixed-wireless products enable telecommunications service providers to deliver high-speed Internet services to a full range of customer segments including large commercial customers, small businesses and residential subscribers.

         Waverider's LMS systems operate in license-exempt radio frequencies, providing an affordable solution to establish wireless networks to serve a variety of geographic regions. LMS products are equipped with a Network Management System, which facilitates the addition of new subscribers and gives the operator greater control over the network. All our products are fully scalable, enabling operators to install a network to serve an initial base of subscribers and expand their network over time to serve thousands of commercial and residential customers.

































                                 --------------

         Last Mile Solution(R) and WaveRider(R) are registered trademarks. This prospectus also includes trademarks of companies other than WaveRider.

                                TABLE OF CONTENTS


                                                                            Page
Prospectus Summary..........................................................  4
Risk Factors................................................................  9
Forward-Looking Information................................................. 14
Distribution of Rights and Subscription Procedures.......................... 14
United States Federal Income Tax Consequences............................... 19
Use of Proceeds............................................................. 20
Dividend Policy............................................................. 20
Price Range of Common Stock................................................. 20
Capitalization.............................................................. 22
Dilution.................................................................... 23
Selected Consolidated Financial Data........................................ 24
Management's Discussion and Analysis of Financial Condition
   and Results of Operations................................................ 26
Business.................................................................... 33
Management.................................................................. 43
Principal Stockholders...................................................... 47
Plan of Distribution........................................................ 48
Description of Capital Stock................................................ 49
Disclosure of SEC Position on Indemnification for Securities Act Liabilities 53
Legal Matters............................................................... 54
Experts..................................................................... 54
Where You Can Find More Information......................................... 54
Index to Consolidated Financial Statements.................................. F-1



     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD LOOKING STATEMENTS

         This prospectus, including the documents incorporated by reference in this prospectus, includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We do not have a duty to update forward looking statements.

     Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the "Risk Factors" section and elsewhere in this prospectus.

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should read the following summary together with the more detailed information in this prospectus, including "Risk Factors" and our financial statements and the related notes.

     All statements, trend analysis and other information contained in the following discussion relative to markets for our products and trends in sales, gross profit and anticipated expense levels, as well as other statements, including words such as "may," "anticipate," "believe," "plan," "estimate," "expect," and "intend" and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and our actual results of operations may differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as other risks and uncertainties referenced in this prospectus.

                          WaveRider Communications Inc.

Our Business


         We design, develop, market and support fixed wireless Internet access products. Our products are designed to deliver efficient, reliable and cost-effective solutions to bringing high-speed Internet access to markets around the world.

         We are focused on providing the solution to the "last mile" problem faced by traditional wired telecommunications services: how to profitably build out a network that provides the level of services demanded by end users. In medium to small markets, and in areas of the world with limited or no existing telecommunications infrastructure, the cost to install or upgrade wired services to provide the level of access customers expect can be prohibitive.


Our Products


         Our existing product portfolio includes the Last Mile Solution, or LMS, product line and the Network Communications Links, or NCL, product family. These product families are designed to deliver high-speed, fixed wireless Internet access to all sizes of businesses, home offices and residential users.


o The LMS product family is designed to enable service providers to deliver high-speed Internet access to both business and residential customers.

                  -- The LMS2000 was the first of our Last Mile Solution products to be released and enables service providers to deliver high-speed Internet access to business customers.


                  --  Our LMS3000 was first released at the end of March
                      2001 and is designed to deliver high-speed wireless Internet access to small business and residential users. The product has its own non-line-of-sight antenna and can be easily set up by the service provider or the end-user.

                  -- We also offer the combined capabilities of the LMS 2000 and the LMS 3000 in a single network called the LMS 4000.

o The NCL product family is a series of wireless bridges and routers designed specifically for use by internet service providers, network managers and information technology managers, to enable them to connect a single computer or computer network to other single computers or computer networks.


                  -- We launched our first commercial product, the NCL135, in the first quarter of 1999. The latest product in our NCL product family, the NCL1170 bridge/router, was introduced in May, 2001. The NCL1170 delivers high-speed wireless connections for local area networks, commonly known as LANs, including LAN-to-LAN and LAN-to-Internet connectivity.

     Both our LMS and NCL product families include proprietary WaveRider technologies developed or under development at our research and development facility in Calgary, Alberta.

Our Market and Sales Strategy

     The market for our fixed wireless access products is driven by the worldwide demand for Internet access as well as the increasing demand for high speed Internet access. Our target market in North America is comprised of cities with a population of fewer than 150,000, suburban areas of larger cities and industrial parks. In this potential market, our products address the demands of organizations and consumers who require broadband access to the Internet, but do not have access to cable or digital subscriber line connections from traditional service providers. We believe this market includes 40% of North American homes and businesses.


         In many international markets, the telecommunications infrastructure is inadequate or unavailable for basic Internet access. We believe that in these markets, our wireless products have a significant cost advantage over wired technologies. Accordingly, our international target markets are broader than our North American target market, and we believe have an even greater revenue potential as large parts of less developed regions such as China, India, Africa, South East Asia and South America have only limited and high cost Internet access. To tap these markets, we have focused significant sales and marketing efforts internationally. We think this will prove to be particularly advantageous given the current North American economic slowdown and curtailment of telecommunications related capital expenditures. In the first half of 2001 our revenue from international markets exceeded those from North American markets and we expect this trend to continue.

         Currently, our products operate in the unlicensed spectrum, specifically 900 MHz and 2.4 GHz. We believe that our 900 MHz products in particular could enjoy wide market acceptance because of their non-line-of-sight and easy to set up features. Deployments that combine business and consumer subscribers can be shown to offer a viable and profitable business case for service operators.



     We believe, the LMS system provides an attractive and profitable business model for operators. Our system enables the operator to provide high-speed wireless Internet access to both business and consumer/residential markets. Also, the system's scalability allows an operator to launch a wireless network with a relatively small investment and grow the network as the number of subscribers increases.


     Our professional services group provides a variety of services that are an integral part of our sales process and customer service. Services include: initial customer site network feasibility assessments, installation of complete wireless networks and ongoing customer service. These services constitute an important and integral component in our sales and marketing strategy and, in our opinion, provide an important competitive advantage.

         Since the commercial launch of our line-of-sight LMS2000 and our non-line-of-sight LMS3000, we have enjoyed some significant early successes. A total of 23 systems have been sold to customers and are in various stages of deployment. Some of these deployments have over 100 users connected.


Recent Events

     On September 24, 2001, we announced a refinancing and restructuring plan. Under the terms of the plan, we commenced arranging new short term financing, announced the shareholders rights offering, of which this prospectus is a part, and laid off approximately 50% of our staff.


         On October 19, 2001, we sold promissory notes in an aggregate principal amount of $834,500. The notes have a one year term and bear interest at an annual rate of 8% plus a repayment premium of 15%. The notes are secured by an interest in the assets of WaveRider. Also, in connection with the sale of the notes we issued 1,794,175 common stock purchase warrants which are exercisable for a term of five years at a per share exercise price of $.50 per share. When we repay the short term debt, the terms of such debt require the repayment of the principal plus the payment of all accrued interest and the replayment premium. In the event we raise more than $5 million in this offering or in any other offering before the short term debt is repaid, the holders of the notes may demand repayment of the notes, including the principal, all accured interest and repayment premium.


Our Financing Needs


         We need to raise additional financing in order to continue to pursue our business plan. Even if we raise the maximum amount from the exercise of rights in this offering, we may need to secure additional financing. This additional financing may have an adverse effect on investors in this offering. If we are unable to secure significant additional financing, we will have to curtail or suspend our business activities and may have to seek protection of the bankruptcy courts. If that happens, you could lose your entire investment.


Our Company

     We are a Nevada corporation. Our principal offices are located at 255 Consumers Road, Suite 500, Toronto, Ontario Canada M2J 1R4. Our telephone number is (416) 502-3200 and our Web Site address is www.waverider.com. Information contained on our website shall not be deemed part of this prospectus.

                                              A Summary of the Offering


Description of the rights offering........  If you hold shares of our common stock at the close of business on
                                            October 19, 2001, you will receive
                                            one subscription right for every
                                            share of our common stock you own.
                                            If you own certain securities which
                                            are convertible into shares of our
                                            common stock you will receive one
                                            subscription right for every share
                                            of our common stock you would own
                                            if you converted your convertible
                                            securities on October 19, 2001.
                                            Each right will entitle you to
                                            subscribe for one unit. The rights
                                            will not be transferable.


Terms of the units........................  Each unit consists of one share of common stock and one warrant to
                                            purchase one share of common stock.

Maximum offering..........................  We will accept subscriptions for up to a maximum of 14,000,000 units.


The subscription price of the rights......  If you wish to exercise your rights to subscribe for units,
                                            the subscription price will be
                                            $.40 per unit.


When you can exercise your rights.........  The rights will be exercisable immediately upon
                                            issuance and will expire at 5:00
                                            p.m., New York City time, on
                                            December 14, 2001. We have the
                                            option to extend the expiration date
                                            by up to 30 days.


Terms of warrants.........................  Each warrant will entitle the holder to purchase one share of common
                                            stock at an exercise price of $.50
                                            per share, subject to adjustment in
                                            the event of specified changes in
                                            our capitalization.  The warrants
                                            first become exercisable on
                                            December 14, 2001 and can be
                                            exercised for a period of three
                                            years unless earlier redeemed by us
                                            at a price of $.01 per warrant.
                                            We  may  redeem  the  warrants,
                                            in  whole  or  in  part,  on
                                            not less than 30 days' prior written
                                            notice, if for any period of thirty
                                           (30)consecutive trading days the last
                                            reported sales price of our common
                                            stock for each trading day during
                                            such period is at least $1.50(300%
                                            of the then current exercise price).
                                            The warrants may be exercised until
                                            the close of business on the day
                                            immediately preceding the date fixed
                                            for redemption.  We expect the
                                            warrants will trade on the over the
                                            counter bulletin board. The over the
                                            counter bulettin board has not yet
                                            assigned a trading symbol to the
                                            warrants.  We plan to announce the
                                            symbol once it is assigned.



Who will receive rights...................  Only persons who own shares of our common stock or certain convertible
                                            securities at the close of
                                            business on October 19, 2001, the
                                            record date, will receive rights to
                                            purchase units in this offering.


Basic subscription rights.................  Each right you hold entitles you to purchase one unit at a price of
                                            $.40 in cash. You are  entitled to
                                            exercise all or any portion of the
                                            rights that you receive.


Over-subscription rights..................  If you have exercised your basic subscription right in full, you may
                                            also subscribe for additional units.
                                            We may be unable to sell any or all
                                            of the units we are offering.

Prorating if Insufficient Units...........  If there are insufficient units to fill all basic subscriptions, the
                                            units that are available will be
                                            allocated to our subscribing
                                            stockholders on a pro rata basis in
                                            proportion to the total number of
                                            basic subscription rights exercised
                                            by each subscribing
                                            stockholder.  If all basic
                                            subscriptions have been filled but
                                            there are insufficient units to fill
                                            all oversubscriptions, the units
                                            available to fill oversubscriptions
                                            will be allocated to our
                                            stockholders who have oversubscribed
                                            on a pro rata basis in proportion to
                                            the amount of each stockholder's
                                            oversubscription.

How your rights will be evidenced.........  We intend to mail rights certificates, which will represent
                                            your rights, immediately after
                                            the SEC has declared effective the
                                            registration statement that
                                            includes this prospectus.


How holders can exercise rights through
brokers or other nominees.................  If you hold shares of our common stock through a broker, custodian
                                            bank or other nominee, we will ask
                                            your broker, custodian bank or other
                                            nominee to notify you of the rights
                                            offering.  If you wish to exercise
                                            your rights, you will need to have
                                            your broker, custodian bank or other
                                            nominee act for you.  To indicate
                                            your decision, you should complete
                                            and return to your broker, custodian
                                            bank or other nominee the form
                                            entitled "Beneficial Owner Election
                                            Form," together with full payment
                                            (or directions to pay the full
                                            payment from your account) of the
                                            subscription price for each unit
                                            subscribed for under your
                                            subscription rights(including shares
                                            subscribed for through the exercise
                                            of your over-subscription right).
                                            You should receive this form from
                                            your broker, custodian bank or other
                                            nominee with the other rights
                                            offering materials.

"Best efforts" offering...................  We are offering the units on a "best efforts" basis, which means that
                                            there is no minimum number of units
                                            that we must sell in order to
                                            complete the rights offering.

Risk factors..............................  This offering involves a high degree of risk.  See "Risk Factors"
                                            beginning on page 9.


How we intend to use the proceeds.........  We will use the money received from the sale of units for working
                                            capital and general corporate
                                            purposes and to repay $834,500 in
                                            short term loans made to us on
                                            October 19, 2001. If we raise more
                                            than $5 milliion in this offering
                                            or in any other offering before the
                                            short term loans are repaid, the
                                            holders of the notes may demand
                                            repayment of the loans, including
                                            the principal, all accrued interest
                                            and the repayment premium.


Nasdaq National Market symbol.............  "WAVC" - Common Stock.

Over the Counter Bulletin Board symbol....  To be determined - Warrants


United States Federal income tax  ........  Generally, you will not recognize a gain or loss upon the receipt or
                                            subsequent exercise of the rights.
                                            See "United States Federal Income
                                            Tax Consequences."


Number of shares of common stock
outstanding before the offering
(including 5,400,000 shares currently
held under an escrow agreement)...........  66,799,271


Number of shares of common stock
outstanding after the offering, assuming all
rights and warrants sold in this offering,
including the warrant issued to our
solicitation agent, are exercised.........  95,639,271




                       Summary Consolidated Financial Data

     You should read the following summary consolidated financial data in conjunction with our financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. All financial information in this prospectus is presented in U.S. dollars unless otherwise noted.

                                                                                   Six months
                                           Fiscal year ended December 31         ended June 30,
                                                                                    unaudited
                                            1998        1999        2000        2000        2001
Statement of loss data:


Revenue.................................$  205,882 $ 1,716,045 $  4,132,992   $1,521,772    $4,303,821
Cost of product and internet sales.......   75,467   1,294,815    5,239,048    1,253,858     3,028,146
                                           -------   ---------    ---------    ---------     ---------
Gross margin.............................  130,415     421,230  (1,106,056)      267,914     1,275,675
                                           -------   ---------    ---------    ---------     ---------
Expenses
   Selling, general and administration.. 2,800,209   4,634,505    8,605,887    3,288,695     5,175,798
     Employee stock-based                        -
     compensation........................              482,763   10,386,498    1,188,694       812,200
   Research and development..............1,545,510   2,319,707    6,127,360    2,686,443     2,943,053
     Employee stock-based compensation...        -       7,007    1,978,679       76,625           -
   Depreciation and amortization........   304,347     736,875    2,164,638      809,089     1,525,968
   Bad debt expense......................        -      55,948      539,379      118,599       263,012
   Impairment of assets..................        -           -    1,028,430           -           -
                                           -------   ---------    ---------    ---------     ---------
         Total expenses................. 4,650,066   8,236,805   30,830,871    8,168,145    10,720,031
                                           -------   ---------    ---------    ---------     ---------
Loss from operations....................(4,519,651) (7,815,575) (31,936,927) (7,900,231)    (9,444,356)
Net interest income (expense)...........    42,133    (136,275)     307,267      283,613    (3,715,557)
                                           -------   ---------    ---------    ---------     ---------
Net loss before taxes...................(4,477,518) (7,951,850) (31,629,660) (7,616,618)   (13,159,913)
Deferred tax recovery...................         -     504,000      157,045            -           -
                                           -------   ---------    ---------    ---------     ---------
Net loss .............................  (4,477,518) (7,447,850) (31,472,615)  (7,616,618)  (13,159,913)
                                           =======   =========    =========    =========     =========
Basic and fully diluted loss per share   $   (0.18)      (0.25)       (0.59)       (0.15)        (0.24)
                                           =======   =========    =========    =========     =========
Weighted average number of common
 shares ............................... 29,485,320  34,258,565   53,203,750   51,352,903    57,999,108
                                           =======   =========    =========    =========     =========

                                 June 30, 2001
                                   unaudited
Balance sheet data:
Cash and cash equivalents........   $ 2,779,471
Working capital..................     2,732,003
Property, plants and equipment...     2,161,054
Total assets.....................    15,120,073
Convertible promissory notes.....        96,894
Long-term capital leases.........       156,467
Stockholders' equity ............    10,141,006



                                  RISK FACTORS

     This offering and an investment in our common stock involve a high degree of risk. You should consider each of the risks and uncertainties described in this section and all of the other information in this prospectus before deciding to invest in our common stock. Our business, financial condition and results of operations could be severely harmed by any of the following risks. The trading price of our common stock could decline if any of these risks and uncertainties develop into actual events. You may lose all or part of the money you paid to buy our common stock.

We have a limited operating history, therefore there is a high degree of uncertainty whether our business plans or our products will be successful.


         Up to the beginning of the year 2000, our company had been mainly focused on the research and development of our products and as a result had limited sales or revenues. There can be no assurance that the products we offer will meet with wide market acceptance. In addition, there is no guarantee that, even if there proves to be a wide market for our products, such market will permit us to achieve profitability.


     None of our current products has achieved widespread distribution or customer acceptance. Although some of our products have passed the development stage, we have not yet established that there exists a commercially viable market for any of them. Although we believe that we have the expertise to commercialize our products and establish a market for them, there is no assurance that we will be successful or that such products will prove to have widespread customer appeal.

We have a history of losses, and our future profitability is uncertain.

         Due to our limited operating history, we are subject to the uncertainties and risks associated with any new business. We have experienced significant operating losses every year since incorporation. We incurred a net loss of $31,472,615 for the year ended December 31, 2000 (1999 - $7,447,850 and
1998 - $4,477,518) and reported an accumulated deficit at that date of $49,414,508 (1999 - $17,910,784). We incurred a net loss of $5,243,205 for the quarter ended June 30, 2001, a net loss of $13,159,913 for the six months ended June 30, 2001 and reported an accumulated deficit at that date of $63,618,253. We expect to continue to incur losses for the foreseeable future.

     There can be no assurance that we will ever generate an overall profit from our products or that we will ever reach profitability on a sustained basis.

There is substantial doubt about our ability to continue as a going concern if we cannot raise significant additional funds.


    Projected cash flows from our current operations are not sufficient to finance our current and projected working capital requirements. Our independent accountants issued an opinion on our financial statements as of December 31, 2000 and for the year then ended which included an explanatory paragraph stating that we had incurred a significant operating loss for the year and had a deficit as of the end of the year which raised substantial doubt about our ability to continue as a going concern. Management continues to believe that there is significant doubt as to the ability of the Company to continue as a going concern and included that statement in Note 1 of our financial statements, on Form 10-Q, for the quarter ended June 30, 2001.



         On June 4, 2001, we entered into an agreement with Crescent International Ltd. for the sale of $3,000,000 of Series D convertible preferred stock and the ability to sell $7,000,000 of common stock over the next two years subject to certain conditions and limitations as to timing and amounts of such sales. To date, we have not sold any common stock under the agreement and at this time, we cannot sell any common stock under the agreement. Our cash position has continued to deteriorate.

         On October 19, 2001, we sold promissory notes in an aggregate principal amount of $834,500. The notes have a one year term and bear interest at an annual rate of 8% plus a repayment premium of 15%. The notes are secured by a security interest in all the assets of WaveRider. In the event the notes are not paid when due, the holders of the notes could assert their rights as secured parties and require the sale of all our assets in order to repay the notes. Also, in connection with the sale of the notes we issued 1,794,175 common stock purchase warrants which are exercisable for a term of five years at a per share exercise price of $.50 per share. When we repay the short term debt, the terms of such debt require the repayment of the principal plus the payment of all accrued interest and the repayment premium. In the event we raise more than $5 million in this offering or in any other offering before the short term debt is repaid, the holders of the notes may demand repayment of the notes, including the principal, all accrued interest and the repayment premium.


         We need to raise additional financing in order to continue to pursue our business plan. If we raise substantially less than the maximum amount from the exercise of the rights we will need to secure additional financing, and even if we raise the maximum amount from the exercise of rights in this offering, we may need to secure additional financing. If we are unable to secure significant additional financing, we will have to curtail or suspend our business activities and may have to seek the protection of the bankruptcy courts. If that happens, you could lose your entire investment.

Competition in the data communication industry is intense and there is uncertainty that given our new technology and limited resources that we will be able to succeed.

     Although our products are based on a wireless technology, we compete not only against companies that base their products on wireless technology, but also against companies that base their products on hard-wired technology (wire or fiber optic cable). There can be no assurance that we will be able to compete successfully in the future against existing or new competitors or that our operating results will not be adversely affected by increased price competition. Competition is based on design and quality of the products, product performance, price and service, with the relative importance of such factors varying among products and markets. Competition in the various markets we serve comes from companies of various sizes, many of which are larger and have greater financial and other resources than we do and, thus, can withstand adverse economic or market conditions better than we can.


         Our   major   competitors   include   Alvarian,    Cisco/Aironet,   and
Agere/Orinoco.


The data communication industry is in a state of rapid technological change and we may not be able to keep up.

     We may be unable to keep up with technological advances in the data communications industry. As a result, our products may become obsolete or unattractive. The data communications industry is characterized by rapid technological change. In addition to frequent improvements of existing technology, there is frequent introduction of new technologies leading to more complex and powerful products. Keeping up with these changes requires significant management, technological and financial resources. As a small company, we do not have the management, technological and financial resources that larger companies in our industry may have. There can be no assurance that we will be able or successful in enhancing our existing products, or in developing, manufacturing and marketing new products. An inability to do so would adversely effect our business, financial condition and results of operations.


We have limited intellectual property protection and there is a risk that our competitors will be able to appropriate our technology.

         Our ability to compete depends to a significant extent on our ability to protect our intellectual property and to operate without infringing the intellectual property rights of others. We regard our technology as proprietary. We have applied for two patents but have no issued patents. We have not filed for patent protection in any jurisdiction outside of the United States and Canada. We do not have any registered copyrights with respect to our intellectual property rights, and we rely on employee and third party non-disclosure agreements and on the legal principles restricting the unauthorized disclosure and use of trade secrets. At this time, we do not intend to apply for patents outside the United Sates and Canada. Despite our precautions, it might be possible for a third party to copy or otherwise obtain our technology, and use it without authorization. Although we intend to defend our intellectual property, we cannot assure you that the steps we have taken or that we may take in the future will be sufficient to prevent misappropriation or unauthorized use of our technology. In addition, there can be no assurance that foreign intellectual property laws will protect our intellectual property rights. There is no assurance that patent applications or copyright registrations that may be filed will be granted, or that any issued patent or copyrights will not be challenged, invalidated or circumvented. There is no assurance that the rights granted under patents that may be issued or copyrights that may be registered will provide sufficient protection to our intellectual property rights. Moreover, we cannot assure you that our competitors will not independently develop technologies similar, or even superior, to our technology.

Use of our products is subordinated to other uses in that our products must not cause harmful interference to other equipment operating in the radio frequency band, and there is risk that our customers may have to limit or discontinue the use of our products.

     License-free operation of our products in certain radio frequency bands is subordinated to certain licensed and unlicensed uses of these bands. This subordination means that our products must not cause harmful interference to other equipment operating in the band, and must accept potential interference from any of such other equipment. If our equipment is unable to operate without any such harmful interference, or is unable to accept interference caused by others, our customers could be required to cease operations in some or all of these bands in the locations affected by the harmful interference. As well, in the event these bands become unacceptably crowded, and no additional frequencies are allocated to unlicensed use, our business could be adversely affected.


 Our products are designed to operate in frequency bands for which licenses are not required currently in the United States, Canada and other countries that we view as our potential market. Extensive regulation of the data communications industry by U.S. or foreign governments and, in particular, imposing license requirements in the frequency bands of our products could materially and adversely affect us through the effect on our customers and potential customers. Continued license-free operation will depend upon the continuation of existing U.S., Canadian and such other countries' government policies and, while no planned policy changes have been announced or are expected, this cannot be assured.



Our products are subject to regulation in each country in which they are sold which may limit our ability to sell our products.

         Our products are subject to regulation in each country in which they are sold. We rely upon our customers to comply with the local rules and regulations applicable to our products in foreign jurisdictions. Under our standard terms and conditions which we enter into with each customer, each customer agrees to comply with relevant rules and regulations on the jurisdiction. If our customers do not comply with such relevant rules and regulations, they may not be able to use our products and we may not be able to sell our products to such customers.

We are obligated to issue a substantial number of shares of our common stock:

o upon conversion of notes issued to Capital Ventures International;
o upon conversion of shares of the Series D 5% convertible preferred stock;
o upon exercise of the outstanding warrants;
o upon exercise of the outstanding
  options; and
o upon exercise of the warrants issued as part of this offering.

         We are obligated to issue a substantial number of shares of common stock upon the conversion or exercise of the securities listed above. The price, which we may receive for the shares of common stock that are issuable upon conversion or exercise of such securities, may be less than the market price of the common stock at the time of such conversion or exercise.

         Capital Ventures International is holding $450,000 in principal amount of notes to be converted into approximately 334,000 shares upon tender of the note. Also, while the Company does not have to allow the conversion of the Series D preferred stock into common stock if the price of the common stock is below $0.60, if the Series D preferred stock had been converted to common stock on October 22, 2001 Crescent International Ltd. would have received 7,894,737 shares of common stock. The outstanding shares of Series D preferred stock may, under certain conditions, be converted at a price below $.60 per share.


         Immediately prior to this offering, we have warrants outstanding to purchase an aggregate of 12,611,021 shares of common stock at per share exercise prices ranging from $0.50 to $4.00. See the section entitled "Description of Capital Stock" for a list of the outstanding warrants and their exercise prices. Of the warrants described therein, 8,369,230 are subject to antidilution protection for below market issuances of common stock. The current exercise price of such warrants ranges from $2.485 to $2.80. Management does not believe there will be a significant adjustment to the exercise price of such warrants as a result of this offering. Of those with antidilution protection 5,907,692 expire on December 8, 2001. The remaining warrants with antidilution protection have a per share exercise price of $2.80. In addition, we have outstanding warrants to purchase 2,294,175 shares which contain antidilution protection in the event of a reverse stock split, most based on the average trading price of the stock five days before and after the stock split.

         In addition we have issued and have outstanding 9,978,183 options to employees with a weighted average exercise prices of $3.14 of which 2,852,600 options are exercisable at prices of $1.00 and below. If the maximum offering is sold we will have outstanding warrants to purchase an additional 14,000,000 shares at a per share exercise price of $0.50.

The exercise or conversion of a substantial number of our convertible securities may depress the market price of our common stock and will decrease your relative voting power.

         Should a significant number of our convertible securities be exercised or converted, the resulting increase in the amount of the common stock in the public market could have a substantial dilutive effect on our outstanding common stock. Public resales of our common stock following the exercise or conversion of the securities may depress the prevailing market price of our common stock. Even prior to the time of actual exercise or conversion of the securities, the perception of a significant market overhang resulting from the existence of our obligation to honor such exercises or conversions could depress the market price of our common stock. The exercise of outstanding convertible securities and the issuance of a significant number of additional shares of our common stock would also result in a decrease of the relative voting power of holders of our common stock which was issued and outstanding prior to the exercise of the securities.

         The conversion and exercise of all of the aforementioned securities, or the issuance of new shares of common stock, may also adversely affect the terms under which we could obtain additional equity capital.

We may be subject to product liability claims and we lack product liability insurance.


     We face an inherent risk of exposure to product liability claims in the event that the products designed and sold by us contain errors, "bugs" or defects. There can be no assurance that we will avoid significant product liability exposure. We do not currently have product liability insurance and there can be no assurance that insurance coverage will be available in the future on commercially reasonable terms, or at all. Further, there can be no assurance that such insurance, if obtained, would be adequate to cover potential product liability claims, or that a loss of insurance coverage or the assertion of a product liability claim or claims would not materially adversely affect our business, financial condition and results of operations.

We depend upon third party manufacturers and there is risk that, if these suppliers become unavailable for any reason, we may for an unknown period of time have no product to sell.

     We depend upon a limited number of third party manufacturers to make our products. We do not have firm commitments from our suppliers, rather we rely on agreements which may be terminated by our suppliers at any time. If our suppliers are not able to manufacture for us for any reason, we would, for an unknown period of time, have difficulty finding alternate sources of supply. Inability to obtain manufacturing capacity would have a material adverse effect on our business, financial condition and results of operations.



If our common stock is delisted from the Nasdaq National Market, you may find it more difficult to sell your shares of our common stock.

         Our common stock is currently listed on the Nasdaq National Market. On October 23, 2001, the last reported sale price of our common stock was $.38 per share. If the minimum bid price falls below $1.00 for 30 consecutive trading days, we may not be able to maintain the standards for continued listing on the Nasdaq National Market and our common stock could be delisted. The Nasdaq National Market has temporarily suspended its delisting actions, however we do not know how long the suspension will be in effect. Delisting from the Nasdaq National Market could result in a less liquid market for our common stock than would otherwise exist. As a result, our shares may be more difficult to sell because potentially smaller quantities of shares could be bought and sold, transactions could be delayed and security analyst and news coverage of our company may be reduced. These factors could result in lower prices and larger spreads in the bids and ask prices for our shares.

         If our common stock were subject to the penny stock rules, our market liquidity could be adversely affected.


         The SEC's regulations define a "penny stock" to be an equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares are delisted from the Nasdaq National Market, they are likely to become subject to the SEC penny stock rules which could adversely affect the market liquidity of our common stock. These rules impose additional sales practice requirements on broker dealers that sell low-priced securities to persons other than established customers and institutional accredited investors; and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline.

No dividends anticipated.

     We intend to retain any future earnings to fund the operation and expansion of our business. We do not anticipate paying cash dividends on our shares in the foreseeable future.


The warrants may not be exercisable if the shares of common stock issuable upon exercise of the warrants are not registered or deemed exempt from applicable securities laws.

         The warrants may not be exercisable unless, at the time of exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the warrants, and such shares have been registered or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the warrants. Although we will use our best efforts to have all the shares of the common stock issuable upon exercise of the warrants registered or qualified and to maintain effective a registration statement relating thereto until the expiration of the warrants, there can be no assurance that we will be able to do so.

Our sales have been adversely affected by recent events and may be adversely affected by future events.

         We are subject to general economic conditions to a similar extent as other companies who export products all over the world. Our sales have been adversely affected by recent world events and could be adversely affected if similar events occur in the future.



            Risk Associated with the offering of subscription rights

You may not revoke your subscription.

         Subscriptions for units in this rights offering are irrevocable, except in limited circumstances.

You will not receive interest on subscription funds returned to you.

         If we elect to cancel the rights offering or if your participation in the offering is cut back because the offering is oversubscribed, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

Exercising your subscription rights may obligate you to purchase units at a price higher than the market price of our common stock.

         The value of the units will depend on the market price of our common stock, and the market price of our common stock may decline before the subscription rights expire. Accordingly, if you exercise your subscription rights and the market price of our common stock is already, or declines, below the subscription price, then you will have committed to buy units in the rights offering at a price that is higher than the price at which you could purchase shares of our common stock in the open market. You may be unable to sell our common stock and warrants at a price equal to or greater than the subscription price. Until we deliver certificates upon expiration of the rights offering, you may be unable to sell the common stock and the warrants that you purchase in the rights offering.

Unless you exercise all rights issued to you, this offering will dilute your percentage ownership in our company.

         If you do not exercise all of your subscription rights, this offering will dilute your ownership interest in our company relative to stockholders who fully exercise their subscription rights. This dilution could be significant. For example, if you own 100,000 shares of common stock before the rights offering, or .15% of our outstanding common stock, and you exercise none of your subscription rights while all other subscription rights are exercised, then the percentage ownership represented by your 100,000 shares will be reduced to .10%.

You should not consider the subscription price as an indication of the value of our company or our common stock.


         Our board of directors set all of the terms and conditions of the rights offering, including the subscription price which does not necessarily bear any relationship to our past operations, cash flows, current financial condition, or any other established criteria for value. As a result, you should not consider the subscription price as an indication of the value of our company or our common stock.


You will need to act promptly and follow instructions carefully if you want to exercise your rights.

         Stockholders who desire to purchase units in this rights offering must act promptly to ensure that all required forms and payments are actually received by our subscription agent, Corporate Stock Transfer, Inc., before the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we, Gruntal & Co., L.L.C., Innisfree M&A, Inc. nor Corporate Stock Transfer, Inc. undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. Any personal check used to pay for units must clear before the expiration date, and the clearing process may require five or more business days.

The price of our common stock may be volatile.

         Many factors may cause the market price of our stock to fluctuate significantly including, without limitation, the following:


o        variations in our quarterly results of operations;

o        the hiring or departure of key personnel;

o        the introduction of new products or services by us or our competitors;

o        acquisitions or strategic alliances involving us or our competitors;

o        changes in accounting principles;

o changes in the legal and regulatory environment affecting us or our customers;

o        changes  in  estimates  of  our  performance  or   recommendations   by
         securities analysts;

o        future sales of shares of common stock in the public market;

o        market conditions in the industry and the economy as a whole; and

o the size of the public float of our common stock, which will depend in part on the number of shares of common stock and warrants purchased in the rights offering.



         In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company's stock drops significantly, stockholders often institute securities class action litigation against the company. Any such litigation against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources. Any of these events could have a material adverse effect on our business, financial condition and results of operations.


We will have broad discretion in using the proceeds of this offering.



         We intend to use the proceeds from this offering to repay $834,500 in short term debt and for working capital and general corporate purposes, including potential acquisitions of companies, products or technologies complementary to our business. In the event we raise more than $5 million in this offering or in any other offering before the short term debt is repaid, the holders of the notes may demand repayment of the notes, including the principal, all accrued interest and the repayment premium. Accordingly, we will have broad discretion in using our proceeds. You will not have the opportunity to evaluate the economic, financial or other information that we will use to determine how to use our proceeds.



If we redeem the warrants, their value may be reduced.


         We may redeem the warrants at a redemption price of $.01 per warrant on at least thirty (30) days' prior notice, if for any period of thirty (30) consecutive trading days the last reported sales price of our common stock for each trading day during such period is at least 300% of the then current exercise price. If the warrants are redeemed, holders of the warrants will lose their right to exercise the warrants, except during such 30-day notice of the redemption period. Upon receipt of a notice of redemption, the holders of the warrants would be required to: (i) exercise the warrants and pay the exercise price at a time when it may be disadvantageous for them to do so; (ii) sell the warrants at the then current market price (if any) when they might otherwise wish to hold the warrants; or (iii) accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time of redemption.

               DISTRIBUTION OF RIGHTS AND SUBSCRIPTION PROCEDURES


Why We Are Selling Shares Through A Rights Offering

         We believe that a rights offering provides several advantages over a traditional public offering. We believe that this type of offering gives us the opportunity to offer the units to investors who already have some knowledge of our business. It also gives us the ability to distribute the units to a broader, more stable shareholder base than might otherwise be available in the context of an underwritten public offering. In addition, the warrants included in the units give investors in this offering an opportunity to buy our shares in the future at a set price, and we want to give our current stockholders who participate in this offering that benefit.

Determination of Offering Price


         Our board of directors determined the exercise price of the rights.


What You Can Do With Your Rights

         You may purchase one unit for each right you receive. We will accept subscriptions for up to a maximum of 14,000,000 units. If this offering is oversubscribed, we will allocate the 14,000,000 units as described below under "Subscription Rights." You can also do nothing with your rights, as there is no penalty for not exercising your rights.

When You Can Exercise Your Rights


         You can exercise your rights at any time after receipt and until 5:00 p.m., New York City time, on December 14, 2001, subject to our right to extend that date for up to 30 days.


Subscription Rights

         Your rights entitle you to the basic subscription right and the over-subscription right.


Basic Subscription Right. Each right includes a basic subscription right entitling you to purchase one unit for each right held at a subscription price of $.40 in cash. You are entitled to exercise all or any portion of the rights that you receive; however, we will only accept subscriptions for up to 14,000,000 units.

Over-subscription Right. If you elect to purchase all of the units that you are entitled to purchase under your basic subscription right, you will also have an over-subscription right to subscribe for additional units that are not purchased by other holders of rights under their basic subscription right as of the expiration date. Although you are not limited in the number of units you can elect to oversubscribe for, your ability to purchase the number of units that you wish to purchase in the exercise of your over-subscription right will depend on the availability of such units. We cannot provide any assurance that sufficient units will be available to satisfy your request in whole or in part. If, however, the number of units remaining unsold after holders have exercised their basic subscription rights is sufficient to satisfy in full all over-subscriptions submitted for additional units, all over-subscriptions will be honored.

Full Exercise of Basic Subscription Right.

         You may exercise your over-subscription right only if you exercise your basic subscription right in full by electing to purchase all of the units that you are entitled to purchase under your basic subscription right. To determine if you have fully exercised your basic subscription right, we will consider only the basic subscription right held by you in the same capacity. For example, suppose that you were granted right upon our shares which you own individually and also rights issued upon share which you own collectively with your spouse. If you wish to exercise your over-subscription right with respect to the rights you own individually, but not with respect to the rights you own collectively with your spouse, you only need to fully exercise your basic subscription right with respect to your individually owned right. You do not have to subscribe for any shares under the basic subscription right owned collectively with your spouse to exercise your individual over-subscription right.

         When you complete the portion of your subscription certificate to exercise your over-subscription right, you will be representing and certifying that you have fully exercised your basic subscription right as to the rights that you hold in that capacity. You must exercise your over-subscription right at the same time you exercise your basic subscription right in full.


Proration of Subscription Rights.


         If there are insufficient units to fill all basic subscriptions, the units that are available will be allocated to our subscribing stockholders on a pro rata basis in proportion to the total number of basic subscription rights exercised by each stockholder. If all basic subscriptions have been filled but there are insufficient units to fill all oversubscriptions, the units available to fill oversubscriptions will be allocated to our stockholders who have oversubscribed on a pro rata basis in proportion to the total number of additional units subscribed for by each stockholder. In the event there are insufficient units to fill all basic subscriptions and/or all oversubscriptions refunds will be made, without interest, to the extent subscriptions are not honored, as promptly as possible after the expiration of the rights offering.


         If you own shares of our common stock through your bank, broker or other nominee holder who will exercise your subscription right on your behalf, the bank, broker or other nominee holder will be required to certify the following information:


         o the number of shares of our common stock held on your behalf on the record date;
         o        the number of rights  exercised under your basic  subscription right;
         o that your basic subscription right held in the same capacity have been exercised in full; and
         o        the   number   of   shares    subscribed    for   under   your
                  over-subscription right.


         Your bank, broker or other nominee holder may also disclose to us other information received from you.

How You Can Exercise Your Rights

         You may exercise your rights by completing and signing the "Election to Purchase" form that appears on the back of each rights certificate. You must send the completed and signed certificate, along with payment in full of the exercise price for all shares that you wish to purchase, to our subscription agent, Corporate Stock Transfer Inc.

         We suggest, for your protection, that you deliver your rights to the subscription agent by an insured, overnight or express mail courier. If you mail your rights, we suggest that you use registered mail. If you wish to exercise your rights, you should mail or deliver your rights and payment for the exercise price to the subscription agent as follows:


                           By Mail and Overnight Courier:
                           Corporate Stock Transfer, Inc.
                           3200 Cherry Creek Drive, Suite 430
                           Denver, Colorado 80209

         You must pay the exercise price in U.S. dollars by check, bank check, money order or other negotiable instrument payable to the "Corporate Stock Transfer, Inc., as subscription agent - WaveRider Communications Inc.". Your remittance will be deposited by Corporate Stock Transfer, Inc. in an escrow account at Key Bank National Assocation. Upon clearing, your payment will be held in escrow by Key Bank National Association, who will serve as the escrow agent of the WaveRider Escrow Account. Provided that your payment clears prior to December 14, 2001, your subscription will be accepted subject to proration in the event there are insufficient units. Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration time to ensure that your check actually clears and the payment is received before that time. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check, money order or wire transfer of funds.


         If your subscription is accepted, our transfer agent will issue the warrants and the stock certificate representing the common stock purchased through exercise of the rights promptly after closing of the offering, and in any event within 30 days thereafter. Until that date, Key Bank National
Association will hold all funds received in payment of the exercise price in escrow and will not deliver any funds to us until the units have been issued.

         If you are a broker, a trustee or a depositary for securities who held shares of our common stock for the account of others on October 19, 2001, the record date for this offering, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date for this offering, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your offering materials.


         We will decide all questions as to the validity, form, eligibility (including times of receipt, beneficial ownership and compliance with exercise requirements), and the acceptance of subscription forms and the exercise price will be determined by us. We will not accept any alternative, conditional or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted. In addition, we may reject any subscription if the acceptance of the subscription would be unlawful. We also may waive any irregularities (or conditions) in a subscription for units, and our interpretations of the terms (and conditions) of the rights offering shall be final and binding.

         It is not anticipated that we will give notice to you of any defects in your subscription, if any, but we reserve the right to do so, and to condition the re-submission of your subscription upon such conditions as we deem necessary or appropriate under the circumstances. Under no circumstance, however, will we be obligated to give you notification of defects in your subscription. No exercise of rights will be accepted until all defects have been cured or waived. If your exercise is rejected, your payment of the exercise price will be promptly returned by the subscription agent. You may not revoke your subscription.

Notice of Guaranteed Delivery

         If you wish to exercise your rights, but time will not permit you to cause the rights certificate to reach the subscription agent on or prior to the expiration date, you may nevertheless exercise your rights if you meet the following conditions:

         (a) you have caused payment in full of the subscription price for each unit being subscribed for pursuant to your basic subscription right and your over-subscription right to be received by the subscription agent on or prior to the expiration date;

         (b) the subscription agent receives, on or prior to the expiration date, a guaranteed notice, from an eligible institution, stating your name, the number of rights held, the number of units being subscribed for pursuant to the basic subscription right and the number of units being subscribed for pursuant to the over-subscription right, and guaranteeing the delivery to the subscription agent of the rights certificate at or prior to 5:00 p.m., New York city time, on the date three (3) business days following the date of the notice of guaranteed delivery; and

         (c) the properly completed rights certificate evidencing the rights being exercised, with any required signatures being guaranteed, are received by the subscription agent, or such rights are transferred into the DTC account of the subscription agent, at or prior to 5:00 p.m., New York City time, on the date three (3) business days following the date of the notice of guaranteed delivery relating thereto.

Information Agent


         Innisfree M&A, Inc. will act as our information agent to respond to any questions you may have regarding the mechanics of exercising your subscription rights for this offering. Any questions or requests for assistance concerning the method of subscribing for units or for additional copies of this prospectus or the Instructions as to Use of the Subscription Certificates can be directed to the information agent at 1-888-750-5834.

         We will pay the information agent's fees and expenses of up to $25,000 and have also agreed to indemnify the information agent against certain liabilities which it may incur in connection with this offering.


         Innisfree M&A, Inc. has not been retained to provide, and has not provided, any financial advisory services to us in connection with this offering and is not acting as an underwriter with respect to this offering. Innisfree M&A Inc. cannot and will not make any recommendation to you or any other person as to whether you should exercise your rights to purchase units.

Manner of Distribution

         Gruntal & Co., L.L.C. will act as our solicitation agent to solicit exercise of the rights by contacting certain of our stockholders to promote the offering.


         We will pay the solicitation agent a management fee of 7% of the gross proceeds of this offering and will issue unit purchase warrants to the solicitation agent equal to 3% of the number of units purchased, in each case excluding exercises by our directors and officers in determing the gross proceeds and units purchased. Also, upon exercise of the warrants, other than warrants held by our directos and officers, we will pay the solicitation agent an amount equal to 3% of the gross proceeds raised upon the exercise of the warrants. The solicitation agent will make payments of 3% commission to soliciting dealers as provided in the offering documents from its management fee. We have also agreed to indemnify the solicitation agent against certain liabilities, including liability under the Securities Act of 1933.


         Gruntal & Co., L.L.C. cannot and will not make any recommendation to you or any other person as to whether you should exercise your rights to purchase units.


         If any of our directors and excecutive officers assist in the offering they will receive no compensation for such services. In addition, any such activities of our directors and executive officers will be consistent with the requirements of Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. The solicitation agent and any such directors and officers are not authorized to make statements about WaveRider unless such information is set forth in this prospectus, nor will they render investment advice. None of our directors or executive officers are registered as securities brokers or dealers under the federal or applicable state securities laws. Because they are not in the business of either effecting securities transactions for others or buying and selling securities for their own account, they are not required to register as brokers or dealers under the federal securities laws.


What Happens To The Unsubscribed Rights


         To the extent that any units remain unsold, such units shall revert to treasury stock. We intend to supplement this Prospectus after the rights exercise period is over to set forth the results of the rights offering and the number of subscribed and unsubscribed units.


What Happens If The Rights Offering Is Cancelled

         At any time we will have the right to cancel the rights offering. If you exercise rights and the rights offering is cancelled, the escrow agent will promptly return to you, without interest, any payment received in respect of the exercise price, and you will not receive any units. As described above, the escrowed funds will be held at Key Bank National Association.

Other Matters

         We are not making this offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any units from holders of rights who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of this offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in this offering.

         We will not be required to issue units in this offering to any holder of our common stock who would be prohibited by any state or federal regulatory authority from owning such shares. We will make any such shares available to satisfy the exercise of over-subscription rights.

         In addition, no information is provided herein with respect to the tax consequences of the rights offering under applicable foreign, state or local laws. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE RIGHTS OFFERING TO YOU, INCLUDING THE EFFECTS OF STATE, LOCAL AND FOREIGN TAX LAWS.

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material United States federal income tax consequences of the rights offering to you, as a holder of our common stock, if you are a "United States person" for United States federal income tax purposes and you hold your shares of our common stock as a capital asset. For United States federal income tax purposes, a "United States person" is:

o a United States citizen or resident alien as determined under the Internal Revenue Code of 1986, as amended (the "Code"),

o a corporation or partnership (as defined by the Code) that is organized under the laws of the United States or any state,

o an estate, the income of which is subject to United States federal income taxation regardless of its source, and

o a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its major decisions.

     This summary is not a substitute for professional tax advice that takes into account the particular issues relevant to various individual situations. Regardless of your particular situation, you should consult your own tax advisor on the possible United States federal, state, and local, as well as any possible foreign, tax consequences of the rights offering to you. In addition, the following discussion does not address even, in general terms, any state, local or foreign tax results of the rights offering.

     This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, each as in effect as of the date of this registration statement, any of which could change at any time, possibly with retroactive effect, and all of which are subject to differing interpretations. This brief summary also does not address the effect of the rights offering on you if you are a taxpayer subject to special rules, such as a financial institution, insurance company, tax-exempt investor or a dealer in securities.

         Distribution. You will not be taxed on the distribution or receipt of the subscription rights.

     Basis. Your basis in the subscription rights will be zero unless (a) the fair market value of a subscription right on the date of distribution is equal to or greater than 15% of the fair market value of one share of our common stock, or (b) you make a special irrevocable election under Section 307(b) of the Internal Revenue Code, in which case your basis in the subscription rights shall be determined by allocating your adjusted basis in the shares on which the subscription rights are issued between such shares and the subscription rights in proportion to their relative fair market values on the date the subscription rights are distributed. Such allocation, however, will only be effective in the event that you exercise your subscription rights.

     At this time we expect that the fair market value of a subscription right on the date of distribution will be less than 15% of the fair market value of one share of our common stock. Accordingly, your basis in the subscription rights is expected to be zero, and if you wish to allocate your basis in the shares on which the subscription rights are issued between such shares and the subscription rights, you will have to make the Section 307(b) election described above.

     Exercise or Lapse of Rights. No gain or loss will be recognized on exercise of the subscription rights. No gain or loss will be recognized if you do not exercise the subscription rights before they expire and your subscription rights therefore lapse. In the event of such a lapse, no adjustment to your basis in the shares on which the subscription rights were issued, as described in section
(b) of the preceding paragraph, shall be made or given effect.

     Units. Upon exercise of the subscription rights, your basis in the shares and warrants will be determined by adding your basis in the subscription rights, if any, to the exercise price, and then allocating the result between the shares and the warrants in proportion to their relative fair market values. The holding period for the shares and warrants begins on the date the subscription rights were exercised.

     Sale of the Shares of Common Stock and the Warrants. Gain or loss will be recognized on the sale of the shares or the warrants in the amount of the difference between the holder's basis in such shares or warrants and the amount realized in the sale. Gain or loss recognized in connection with the sale of shares or warrants will be either short term or long term capital gain or loss, depending on the length of the holding period for such shares or warrants.

     Exercise or Expiration of Warrants. No gain or loss will be recognized on exercise of the warrants. However, if the warrants are not exercised before they expire, a capital loss will be recognized in the amount of the warrant holder's basis in the warrants.

     Holding Period on Exercise of Warrants. The holding period for any stock purchased via exercise of the warrants will begin on the date the warrant is exercised. The holder's basis in such shares shall be the sum of such holder's basis in the warrants and the price at which the warrants are exercised.

     Our Redemption Right. In the event we exercise our redemption right with respect to outstanding unexercised warrants, each warrant holder will recognize a long or short term capital loss equal to the difference between such warrant holder's basis in the warrant and the aggregate call price paid to such warrant holder.

                                 USE OF PROCEEDS


         Assuming that all subscription rights are exercised we estimate that we will receive proceeds of up to $4.75 million in this offering, after deducting the estimated fees of the solicitation agent and the estimated offering expenses that we will pay. Even if we raise the maximum amount from the exercise of rights in this offering, we may need to secure additional financing. If we are unable to secure significant additional financing, we will have to curtail or suspend our business activities and may have to seek protection of the bankruptcy courts. If that happens, you could lose your entire investment.



         We expect to use the net proceeds from this offering to repay $834,500 in short term debt and for working capital and other general corporate purposes, including possible future strategic acquisitions of businesses, products or technologies complementary to our business. We incured such short term debt on October 19, 2001, in the form of promissory notes issued to insiders and other investors. The notes have a one year term and bear as interest rate an annual rate of 8% plus a repayment premium of 15%. When we repay the short term debt, the terms of such debt require the repayment of the principal plus the payment of all accrued interest and the repayment premium. In the event we raise more than $5 million in this offering or in any other offering before the short term debt is repaid, the holders of the notes may demand repayment of the notes, including the principal, all accrued interest and the repayment premium.We do not have any commitments to make any acquisitions and have not allocated a specific amount of the net proceeds for this purpose. Pending those uses, we plan to invest the net proceeds of the offering in short-term, interest-bearing, investment-grade securities.


                                 DIVIDEND POLICY

     To date, we have not paid dividends on our common stock. We do not plan to pay any dividends on our common stock in the foreseeable future. The decision to pay dividends on our common stock in the future is up to our board of directors. Any decision to pay dividends will depend upon, among other things, our earnings, capital requirements and financial condition. We anticipate that future agreements, if any, with institutional lenders or others may limit our ability to pay dividends on the common stock.

                           PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the Nasdaq National Market under the symbol "WAVC." The following table provides, for the periods indicated, the high and low bid prices per share of common stock, as reported by the Nasdaq National Market. We believe these quotations are representative inter-dealer prices, without retail mark-up, markdown or commissions, and they may not represent prices at which actual transactions occurred:

                                                   High                  Low
      Fiscal year ended December 31, 1999
      First quarter...............................$3.00                $1.69
      Second quarter.............................. 2.59                 1.34
      Third quarter............................... 1.88                 0.78
      Fourth quarter.............................. 2.72                 0.75

      Fiscal year ended December 31, 2000
      First quarter...............................15.84                $2.00
      Second quarter..............................10.25                 3.31
      Third quarter............................... 9.81                 4.12
      Fourth quarter.............................. 5.37                 1.03

      Fiscal year ended December 31, 2001
      First quarter...............................$2.69                $1.25
      Second quarter.............................. 1.81                 1.03
      Third quarter............................... 1.28                  .33
      Fourth quarter (through October 30, 2001)......47                  .38

         The last reported sale price of our common stock on the Nasdaq National Market on October 30, 2001 was $.39 per share. As of October 30, 2001, there were approximately 916 holders of record of our common stock. This number does not include stockholders for whom shares were held in a "nominee" or "street" name.


                                 CAPITALIZATION

         The following table provides information regarding our capitalization as of June 30, 2001. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the related notes, and the other financial information appearing elsewhere or incorporated by reference in this prospectus.


         The following table does not reflect our receipt of any proceeds from the exercise of the subscription rights or from the exercise of any warrants that we may issue upon exercise of the subscription rights. If all of the subscription rights are exercised, we estimate that we will receive net proceeds of $4.75 million, after deducting estimated fees of the solicitation agent and estimated offering expenses, and that we will issue warrants to purchase 14,000,000 shares of common stock at an exercise price of $.50 per share.

                                                                                                    June 30, 2001
                                                                                                 --------------------
                                                                                                      Unaudited

Convertible promissory notes.................................................................       $         96,894
Obligation under capital lease, net of current portion.......................................                156,467
                                                                                                    ----------------
                                                                                                    $        253,361
                                                                                                    ----------------
Shareholders' equity:
   Series D preferred stock, $0.01 par value per share; 30,000 shares authorized and
     outstanding.............................................................................                    300
   Undesignated preferred stock, $0.01 par value per share; 4,970,000 shares authorized and no
     shares outstanding......................................................................                      -
   Common stock, $0.001 par value per share; 200,000,000 shares authorized and 60,869,108
     shares outstanding......................................................................                 60,869
   Additional paid-in capital................................................................             59,094,202
   Other equity..............................................................................             14,729,806
   Accumulated other comprehensive loss......................................................               (125,918)
   Deficit...................................................................................            (63,618,253)
                                                                                                        -------------
     Total shareholders' equity..............................................................             10,141,006
                                                                                                       -------------
       Total capitalization..................................................................           $ 10,394,367
                                                                                                        ============

         The information regarding our common stock excludes as of June 30, 2001:

o 8,588,548 shares of common stock that we may issue upon exercise of outstanding options at a weighted average exercise price of $3.84 per share;

o 10,816,846 shares of common stock that we may issue upon exercise of outstanding warrants at a weighted average exercise price of $2.24 per share;

o approximately 309,278 shares of common stock that we may issue upon conversion of our convertible promissory notes and accrued interest; and

o an indeterminate number of shares of common stock that we may issue upon conversion of the outstanding shares of our Series D preferred stock.


The information regarding our common stock also does not include:

o 5,400,000 shares of common stock held in escrow which will be released when and if the respective performance milestones are achieved;

o 520,163 shares of common stock issued, during July, related to the purchase of ADE Network Technology Pty Ltd.;

o 10,000 shares of common stock issued during August related to exercises under the Company's Employee Stock Option Plans; and

o The fair value of warrants issued in connection with the Company's bridge financing on October 19, 2001.

                                    DILUTION


      As of June 30, 2001, we had a net tangible book value of approximately $4,639,696, or $.07 per share of common stock. Net tangible book value per share of common stock represents the amount of our tangible assets less our total liabilities, divided by the total number of shares of common stock outstanding including 5,400,000 escrow shares. This calculation does not take into account shares of common stock that we may issue upon conversion of our outstanding Series D preferred stock, our outstanding convertible promissory notes or upon exercise of outstanding options and warrants to purchase shares of common stock. The conversion or exercise of these securities could significantly alter the foregoing calculation. Assuming, as of June 30, 2001 all rights offered in this prospectus were exercised and further assuming all warrants issued upon exercise of the rights were exercised, there would have been 95,109,108 shares of our common stock outstanding. Without taking into account any changes in our net tangible book value after June 30, 2001, other than as related to this offering, our pro forma net tangible book value as of June 30, 2001 would have been approximately $16,584,496 or $.17 per share. This represents an increase in net tangible book value of $.10 per share to existing stockholders and dilution of $.28 per share to investors exercising rights in this offering. The following table illustrates this per share dilution in net tangible book value:



      Exercise price (average of unit and warrant exercise prices)......... $.45

             Net tangible book value per share as of June 30, 2001..........$.07

             Increase per share attributable to the offering................$.10

      Pro forma net tangible book value per share as of June 30, 2001.......$.17

      Dilution per share to new investors in this offering..................$.28


                      SELECTED CONSOLIDATED FINANCIAL DATA

         We derived the following selected consolidated statement of operations data for the fiscal years ended December 31, 1998, 1999 and 2000, and the consolidated balance sheet data as of December 31, 1998, 1999 and 2000, from our audited financial statements in this prospectus. Those financial statements were audited by PricewaterhouseCoopers LLP, independent public accountants. We derived the following selected consolidated statement of operations data for the six months ended June 30, 2000 and 2001, and the consolidated balance sheet data as of June 30, 2001, from our unaudited financial statements in this prospectus. We have prepared these unaudited financial statements on the same basis as our audited financial statements and, in our opinion, they include all adjustments and reclassifications, consisting only of normal recurring adjustments and reclassifications, necessary to present fairly the financial condition and results of operations for the periods presented. Our results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the full year. You should read this data in conjunction with our financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus or incorporated by reference. All financial information in this prospectus is presented in U.S. dollars unless otherwise noted.

                                                                                  Six months
                                           Fiscal year ended December 31,   Ended June 30, unaudited
                                            1998        1999        2000        2000        2001
Statement of operations data:


Revenue................................. $ 205,882 $ 1,716,045 $ 4,132,992    $1,521,772  $4,303,821
Cost of product and internet sales......    75,467   1,294,815   5,239,048     1,253,858   3,028,146
                                            ------   ---------   ---------     ---------   ---------
Gross margin............................   130,415     421,230  (1,106,056)      267,914   1,275,675
                                            ------   ---------   ---------     ---------   ---------
Expenses:
   Selling, general and administration...2,800,209   4,634,505   8,605,887     3,288,695   5,175,798
     Employee stock-based
     compensation........................    -         482,763  10,386,498     1,188,694     812,200
   Research and development..............1,545,510   2,319,707   6,127,360     2,686,443   2,943,053
     Employee stock-based compensation...      -         7,007   1,978,679        76,625           -
   Depreciation and amortization.........  304,347     736,875   2,164,638       809,089   1,525,968
   Bad debt expense......................      -        55,948     539,379       118,599     263,012
   Impairment of assets..................      -           -     1,028,430         -           -
                                            ------   ---------   ---------     ---------   ---------
         Total expenses..................4,650,066   8,236,805  30,830,871     8,168,145  10,720,031
                                         ---------   ---------   ---------     ---------   ---------
Loss from operations....................(4,519,651) (7,815,575)(31,936,927)   (7,900,231) (9,444,356)
Net interest income (expense)...........    42,133    (136,275)    307,267       283,613  (3,715,557)
                                            ------   ---------   ---------     ---------   ---------
Net loss before taxes...................(4,477,518) (7,951,850)(31,629,660)   (7,616,618)(13,159,913)
Deferred tax recovery...................       -       504,000     157,045             -           -
                                         ---------   ---------   ---------     ---------   ---------
Net loss ...............................(4,477,518) (7,447,850)(31,472,615)   (7,616,618)(13,159,913)
                                           =========   =========  ==========     =========  ==========


Basic and fully diluted loss per share..$     (0.18)      (0.25)      (0.59)        (0.15)      (0.24)
                                           =========   =========  ==========     =========  ==========
Weighted average number of common
 shares ................................  29,485,320  34,258,565  53,203,750    51,352,903  57,999.108
                                           =========   =========  ==========     =========  ==========

                                                                  December 31,            June 30,
                                                                                             2001
Balance sheet data:                                      1998        1999        2000     unaudited

Cash and cash equivalents....................         $3,047,257  $5,540,918  $7,720,902  $2,779,471
Working capital..............................          2,259,827   5,222,841   7,331,220   2,732,003
Property, plant and equipment................            808,531     978,160   2,395,373   2,161,054
Total assets.................................          4,146,834  10,080,516  20,933,045  15,120,073
Convertible promissory notes.................                  -           -   1,835,299      96,894
Long-term capital leases.....................             12,555      18,625     224,347     156,467
Stockholders' equity.........................          3,098,368   8,298,382  12,182,589  10,141,006


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         All statements, trend analysis and other information contained in the following discussion relative to markets for our products and trends in sales, gross profit and anticipated expense levels, as well as other statements, including words such as "may," "anticipate," "believe," "plan," "estimate," "expect," and "intend" and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and our actual results of operations may differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as other risks and uncertainties referenced in this prospectus.

         All financial information in this prospectus is presented in U.S. dollars unless otherwise noted.

Overview

         We design, develop, market and support fixed wireless Internet access products. Our existing product portfolio includes the LMS and the NCL product lines. With the introduction of our NCL1170 in May 2001, as well as the commercialization of the LMS3000 in late March 2001, we have a family of wireless products that address a wide range of applications from point to point and point to multi-point links to complete wireless Internet networks that connect thousands of users within the same network. We market our products primarily to telecommunications companies and internet service providers, supplying high speed wireless internet connectivity to their customers, as well as distributors that service these markets. We also provide a wide range of professional engineering services.

         Our professional services group provides a variety of services that are an integral part of our sales process and customer service. Services include: initial customer site network feasibility assessments, installation of complete wireless networks and ongoing customer service. These services constitute an important and integral component in our sales and marketing strategy and, we believe, provide an important competitive advantage.

         The market for our fixed wireless access products is driven by the worldwide demand for Internet access as well as the increasing demand for high speed Internet access. We believe that our LMS2000 and LMS3000 systems provide an attractive and profitable business model for operators. Our system enables the operator to provide high-speed wireless Internet access to both the business and consumer/residential markets. Also, the system's scalability allows an operator to launch a wireless network with a relatively small investment and grow the network as the number of subscribers increase.


         On September 24, 2001, we announced a refinancing and restructuring plan. Included in the plan is the reduction of the size of our staff by approximately 50%, the sale of promissory notes and the planned sale of our common stock through our "shelf" registration statement. These short term measures, we believe, will provide the funds needed to maintain the viability of the company until completion of the rights offering of which this prospectus is a part.

         On October 19, 2001, we sold promissory notes in an aggregate principal amount of $834,500. The notes have a one year term and bear interest at an annual rate of 8% plus a repayment premium of 15%. The notes are secured by a security interest in all the assets of WaveRider. Also, in connection with the sale of the notes we issued 1,794,175 common stock purchase warrants which are exercisable for a term of five years at a per share exercise price of $.50 per share. When we repay the short term debt, the terms of such debt require the repayment of the principal plus the payment of all accrued interest and the repayment premium. In the event we raise more than $5 million in this offering or in any other offering before the short term debt is repaid, the holders of the notes may demand repayment of the notes, including the principal, all accrued interest and the repayment premium.


         Our operations have never been profitable. We generated net losses of $13.2 million in the six months ended June 30, 2001, $31.5 million in the year ended December 31, 2000, $7.4 million in 1999 and $4.5 million in 1998. At June 30, 2001, we had an accumulated deficit of $63.6 million. If our operations do not generate cash flow sufficient to fund our operations and we are unable to obtain significant additional financing, we may be unable to continue our operations. In their report on our financial statements for the year ended December 31, 2000, our independent public accountants noted that our significant operating loss for the year and our deficit at the end of the year raised substantial doubt about our ability to continue as a going concern. If we are unable to secure significant additional financing, we will have to curtail or suspend our business activities and may have to seek the protection of the bankruptcy courts.

         We have funded our operations primarily through equity and convertible debt financings. We have had no lines of credit or other similar credit facility available to us at this time.


         Our revenues have increased in recent periods. In the second quarter of 2001, we generated total revenues of $2.4 million, an increase of 35% over our revenues in the first quarter of 2001 and an increase of 246% over our revenues in the second quarter of 2000. Despite recent events which contributed to delays in deployments during the third quarter, expect our revenue in the second half of 2001 to exceed our revenue from the first half of 2001. We reported improved gross profit margins of 34% for the quarter ended June 30, 2001. Due to greater efficiency in manufacturing and our targeted product cost reduction programs, we expect further gross margin improvements to 35% by the end of 2001.

         We expect increased sales from the NCL and LMS product lines as well as from our professional services offerings. We also anticipate higher revenue from both international and North American markets.


         It is our belief that continued revenue growth combined with further improvements in our gross margins to 35% by the end of 2001, as well as a continuing focus on cost controls, can lead to achieving profitable operations during 2002.


         We derive revenue from the sale of our products, the sale of associated maintenance contracts and from installation and consulting services.

         We recognize revenue for product sales to end-user and value-added reseller customers when all of the following criteria have been met:

o        evidence of an agreement exists;

o        delivery to the customer has occurred;

o        the price to the customer is fixed and determinable; and

o        collectibility is reasonably assured.

Delivery occurs when the product is shipped, except when the terms of the contract include substantive customer acceptance.

         We recognize revenue from maintenance ratably over the term of the maintenance contract. We recognize revenue from installation and consulting services as earned, and we recognize the associated costs and expenses as incurred. In cases in which extended warranty, maintenance or installation services are bundled with the sale of product, we unbundle these components and defer the recognition of revenue for the services at the time we recognize the product sales revenue based upon the estimated fair value of the service element.

         We recognize fees billed for internet services on long-term service contracts over the period of the contracts.


         In connection with our acquisition of Major Wireless Communication Inc. in May, 1997, we issued to its stockholders 4,000,000 shares of Series B preferred stock, which were converted into 10,000,000 shares of common stock in April 1998. These shares have been held in escrow for release upon the occurrence of specified performance-related milestones. If these milestones do not occur by February 7, 2004, we will cancel the remaining shares held in escrow. In 1999, before the release of any shares from the escrow, two of the stockholders agreed to return to us 500,000 shares each. We returned those shares to our treasury.


         The first milestone that related to the release of the shares held in escrow was met with the delivery of a prototype product on August 18, 1999. As a result, we released from the escrow 450,000 shares, which we valued at $534,375, based on the closing price of our common stock of $1.1875 at the time the milestone was achieved. We charged this amount to goodwill.

         The second milestone was met during the second quarter of 2000 when the first LMS system became operational in one community. As a result, we released from the escrow 900,000 shares, which we valued at $3,206,250, based on the closing price of our common stock of $3.5625 at the time the milestone was achieved. We charged $712,500 to compensation expense and $2,493,750 to goodwill.

         The third milestone was met during the second quarter of 2001 when we surpassed cumulative gross revenues of $10 million Canadian dollars. As a result, we released from the escrow 2,250,000 shares, which we valued at $2,830,500, based on an average stock price of $1.258 at the time the milestone was achieved. We charged $629,000 to compensation expense and $2,201,500 to goodwill.

         For accounting purposes, the remaining 5,400,000 shares held in escrow are not included in the number of shares outstanding, however, they are counted for purposes of the rights offering. They will be included when and if the respective performance milestones occur, and we will measure and record the value of the shares on those dates.

         In June 1999, we acquired all of the issued and outstanding shares of Transformation Techniques, Inc., or TTI, which later changed its name to WaveRider Communications (USA) Inc. TTI was a designer and manufacturer of wireless radio frequency communications systems, offering wireless data, bridging and LAN connectivity systems in both licensed and unlicensed frequencies. As part of the consideration for TTI, we issued 256,232 shares of our common stock, having a market value of $442,000, to the sole shareholder of TTI. Pursuant to the acquisition agreement, we issued to the former TTI shareholder an additional 57,463 shares of our common stock in the third quarter of 1999 and a further 70,893 shares in the fourth quarter of 1999.

         In December 2000, we determined that there was significant impairment of our investment in TTI and, accordingly, we wrote off a number of assets relating to this acquisition. We determined that products built from technologies acquired from TTI did not meet customer expectations under certain operating conditions and that these deficiencies, in fact, could not be remedied. Accordingly, we developed replacement technologies and abandoned the TTI technologies. We wrote off acquired core technology in the amount of $762,430 and goodwill in the amount of $266,000. In addition, we recorded, in cost of goods sold, inventory write-downs and warranty provisions during the fourth quarter of 2000 in the amount of $1,218,216. The products built from the TTI technologies had been included in our wireless data communications segment.


         In October 2000, we acquired ADE Network Technology Pty Ltd., a privately held wireless infrastructure company, to provide a sales presence in Australia and southeast Asia. We agreed to pay a minimum of $2,227,000 ($4,000,000 Australian) in four equal quarterly installments. We have paid two installments in cash and two in stock, and owe a final balance of $133,000.


         In the third quarter of 2000, our stockholders voted to extend the term of all outstanding options held by our then-current employees and non-employee consultants under our 1997 employee stock option plan. This modification resulted in a new measurement of compensation expense as if the awards had been newly granted. Accordingly, for the fixed awards to employees, we recorded as compensation expense the difference between the fair market value of our common stock at the time of the extension and the value of our common stock at the time of the original award. The total charge to compensation expense related to the extension of the fixed awards was $11,099,858, based on a closing stock price of $8.75 per share.

Results of Operations

         The following table shows our statement of operations data expressed as a percentage of total revenues for the periods indicated:

                                                                                                         Six months
                                                        Fiscal year ended December 31,                ended June 30,
                                                      1998          1999            2000            2000           2001
Statement of loss data:


Revenue.....................................       100.0%       100.0%           100.0%          100.0%        100.0%
Cost of product and internet sales..........        36.7%        75.5%           126.8%           82.4%         70.4%
                                                  ------------------------------------------------------------------
Gross margin................................        63.3%         24.5%         (26.8%)           17.6%         29.6%
                                                  ------------------------------------------------------------------
Expenses
   Selling, general and administration......      1360.1%       270.1%           208.2%          216.1%        120.2%
     Employee stock-based compensation......         -           28.1%           251.3%           78.1%         18.9%
   Research and development.................       750.7%       135.2%           148.2%          176.5%         68.4%
     Employee stock-based compensation......         -            0.4%            47.9%            5.0%          -
   Depreciation and amortization............       147.8%        42.9%            52.4%           53.2%         35.5%
   Bad debt expense.........................         -            3.3%            13.0%            7.8%          6.1%
   Impairment of assets.....................         -            -               24.9%            -             -
                                                  ------------------------------------------------------------------
         Total expenses.....................      2258.6%       480.0%           745.9%          536.7%        249.1%
                                                   -----------------------------------------------------------------
Loss from operations........................     (2195.3%)     (455.5%)         (772.7%)        (519.1%)      (219.5%)
Net interest income (expense)...............        20.5%        (7.9%)            7.4%           18.6%        (86.3%)
                                                  -------------------------------------------------------------------
Net loss before taxes.......................     (2174.8%)     (463.4%)         (765.3%)        (500.5%)      (305.8%)
Deferred tax recovery.......................         -           29.4%             3.8%            -             -
                                                  -------------------------------------------------------------------
Net loss ...................................     (2174.8%)     (434.0%)         (761.5%)        (500.5%)      (305.8%)
                                                  ===================================================================

Comparison of six months ended June 30, 2000 and 2001

         Revenue. Total revenue increased 183% to $4,303,821 in the six months ended June 30, 2001 from $1,521,772 in the six months ended June 30, 2000. This increase was primarily attributable to the introduction of our LMS 3000, 3100 and 2100 network systems in March 2001, combined with the continued deployment of our LMS 2000 network systems and the introduction of our NCL 1170 bridging product in May 2001. During the six months ended June 30, 2000, we derived revenue solely from our LMS 2000 network system, which we introduced in March 2000, and from earlier versions of our NCL bridging products and accessories.

         Cost of product and internet sales. Our gross margin increased to 29.6% of total revenues in the six months ended June 30, 2001 from 17.6% of total revenues in the six months ended June 30, 2000. The introduction of our NCL 1170 product continued our implementation of replacement technology at a significantly lower cost, which resulted in our achieving significantly higher margins on our NCL wireless bridging revenues.

         In addition, the margins related to our LMS wireless network products have historically been, and are expected to be, greater than those of our NCL product line. To the extent that our LMS network products comprise a greater proportion of our sales, we believe that our gross margins will continue to improve.


         Expenses. Selling, general and administration expenses excluding non-cash employee stock based compenstation increased to $5,175,798 for the six months ended June 30, 2001 from $3,288,695 during the six months ended June 30, 2000. The increase was the result of the acquisition of WaveRider Australia (formerly ADE Network Technology) and increased sales and marketing efforts surrounding our LMS network products. Total selling, general and administration expenses for the six months ended June 30, 2001 also included $1,014,940 in non-cash accounting charges resulting from the release of escrow shares and warrants issued to consultants.

         Research and development expenses excluding non-cash employee stock based compensation increased to $2,943,053 for the six months ended June 30, 2001 from $2,686,443 during the six months ended June 30, 2000. The increase was the result of our continuing to invest heavily in the development of our NCL and LMS product lines. During the six months ended June 30, 2001, we completed various development projects, which enabled us to reduce expenses associated with the use of outside contract support. We expect to continue our research and development activity with focused spending to enhance the performance of our existing products as well as to develop new products.


         Interest expense increased to $3,804,659 for the six months ended June 30, 2001 from $18,429 for the six months ended June 30, 2000 as a result of non-cash financing charges arising from the promissory notes we issued in December 2000.

         During the first six months of 2001, our cash balance decreased by 64% to $2,779,471, as compared to a $13,580,836 balance for the same period in 2000. This decrease was primarily attributable to less cash being raised through the sale of our stock.

Comparison of years ended December 31, 1998, 1999 and 2000

         General. We reported a net loss for the year ended December 31, 2000 of $31.5 million on revenues of $4.1 million, compared to a net loss for the year ended December 31, 1999 of $7.4 million on revenues of $1.7 million and a net loss for the year ended December 31, 1998 of $4.5 million on revenues of $0.2 million. Our reported results for 2000 include a one-time non-cash charge of $11.1 million for the extension of our 1997 employee stock option plan and non-cash accounting charges of $1.3 million related to the release of shares from escrow.

         In the fourth quarter of 2000, our management determined that our TTI technologies could not operate to customer expectations in certain operating conditions and that the technologies could not be remedied to overcome the issues. As a result, our loss for fiscal 2000 includes the write-off of acquired core technology and goodwill, in the amount of $1,028,430, which we had recorded as a result of the purchase of TTI in 1999. In addition, we wrote off inventories in the amount of $1,568,739, related to the TTI technologies, including the amounts recorded related to the impairment.

         Our cash balance increased to $7.7 million at December 31, 2000, compared to $5.5 million at December 31, 1999 and $3.0 million at December 31, 1998. Increases in cash balances are the result of our additional capital placements. See "Liquidity and Capital Resources" for a fuller discussion of our equity financings.

         Revenue. Total revenue increased 141% in 2000 compared to 1999 primarily due to the commercial release of our LMS 2000 network system, the acquisition of ADE, and to the expansion of our sales and marketing operations. Revenues increased 733% in 1999 compared to 1998 primarily due to the commercial release of our first product offering, the NCL 135, during the first quarter of 1999 and the acquisition of TTI in June 1999.

         Cost of product and internet sales. Cost of product and internet sales in 2000 was adversely affected by the $1,568,739 write-off of TTI technology-related inventories. As a result, we recorded a gross margin deficiency in 2000 of $1,106,056 compared to gross margins of $421,230 in 1999 and $130,415 in 1998.

         With the introduction of our NCL 1155 product, which utilizes new replacement technology at a significantly lower cost, in the fourth quarter of 2000, as well as the subsequent introduction of the LMS1170 in May 2001 that resulted in further cost reductions, we anticipate significantly higher margins on our NCL wireless bridging revenues. In addition, the margins related to our LMS wireless network products have historically been, and are anticipated to be, greater than the NCL product line. As the LMS2000 and the LMS3000 network products take on a greater proportion of our sales, margins are expected to increase.

         Expenses. We continued to invest heavily in the development of our NCL and LMS product families, with research and development costs, excluding stock-related expenses, depreciation and amortization, amounting to $6,127,360 in 2000, as compared to $2,319,707 in 1999 and $1,545,510 in 1998.

         The extension of our 1997 option plan and the release of shares from the escrow plan resulted in non-cash accounting charges in the amount of $12,365,177 in 2000, as compared to $489,770 in 1999 and $0 in 1998. As of
December 31, 2000, we had achieved the first two performance events in the escrow agreement, resulting in the release of 1,350,000 shares of common stock or 15% of the escrow shares.

         Selling, general and administration expenses, excluding non-cash employee stock-based compensation, increased to $8,605,887 in 2000 from $4,634,505 in 1999 and $2,800,209 in 1998. Throughout 2000, we expanded our sales operations in the United States and internationally and, in the fourth quarter, acquired ADE Technologies in Australia. The additions were put in place to provide us with the trained sales and support representatives required to sell and service our LMS network products.

Selected Quarterly Financial Data

For the Fiscal 2001 Quarters Ended:

                                             March 30, 2001     June 30, 2001
Revenue                                           $1,830,403     $  2,473,418
Gross Margin                                         441,001          834,674
Net Loss                                          (7,916,708)      (5,243,205)
Basic and Fully Diluted Loss per Share                 (0.14)           (0.10)


For the Fiscal 2000 Quarters Ended:

                                             March 30, 2000     June 30, 2000     September 30,     December 31,
                                                                                      2000              2000
Revenue                                         $    806,125     $    715,620    $    1,206,854     $  1,404,366
Gross Margin                                         158,668          109,245            83,312       (1,457,281)
Net Loss                                          (2,544,861)      (5,071,757)      (15,758,357)      (8,097,640)
Basic and Fully Diluted Loss per Share                 (0.05)           (0.09)            (0.29)           (0.16)


For the Fiscal 1999 Quarters Ended:

                                             March 30, 1999     June 30, 1999     September 30,     December 31,
                                                                                      1999              1999

Revenue                                        $      54,906      $    190,174      $    705,700     $    765,265
Gross Margin                                          22,737            90,156           217,452           90,885
Net Loss                                          (1,332,228)       (2,335,526)       (1,673,377)      (2,106,719)
Basic and Fully Diluted Loss per Share                 (0.04)            (0.07)            (0.05)           (0.09)


Liquidity and Capital Resources


         We have funded our operations primarily through the proceeds from equity and convertible debt financings. We do not have a line of credit or similar credit facility available to us. We incurred an operating loss of $13,159,913 in the six months ended June 30, 2001 and reported a deficit of $63,618,253 at June 30, 2001. Our projected cash flow from our current operations is not sufficient to finance our current and projected working capital requirements. Therefore, we must rely on our ability to raise money through equity and debt financing to pursue our business endeavors. The proceeds from these issues have been and will continue to be used to fund the on-going operations and the development of our product families. Even if we raise the maximum amount from the exercise of rights in this offering, we may need to secure additional financing. If we are unable to secure significant additional financing, we will have to curtail or suspend our business activities and may have to seek protection of the bankruptcy courts. If that happens, you could lose your entire investment.

         On September 24, 2001, we announced a refinancing and restructuring plan. Included in the plan was the reduction of the size of our staff by approximately 50%, the sale of promissory notes and the planned sale of shares of our common stock through the use of our "shelf" registration statement. These short term measures, we believe, will provide the funds needed to maintain our viability until completion of the shareholders rights offering, of which this prospectus is a part. Until that time, we will focus on providing sustaining engineering and supporting and growing our existing customer and prospect base.

         On October 19, 2001, we sold promissory notes in an aggregate principal amount of $834,500. The notes have a one year term and bear interest at an annual rate of 8% plus a repayment premium of 15%. The notes are secured by a security interest in all the assets of WaveRider. Also, in connection with the sale of the notes we issued 1,794,175 common stock purchase warrants which are exercisable for a term of five years at a per share exercise price of $.50 per share.

         When we repay the short term debt, the terms of such debt require the repayment of the principal plus the payment of all accrued interest and the repayment premium. In the event we raise more than $5 million in this offering or in any other offering before the short term debt is repaid, the holders of the notes may demand repayment of the notes, including the principal, all accrued interest and the repayment premium.


         During the six months ended June 30, 2001, we raised $2,576,715 through the sale of Series D convertible preferred stock and Series N warrants, purchases under our employee stock purchase plan and the exercise of employee stock options. On June 4, 2001, we entered into an agreement with Crescent International Ltd. for the sale of $3,000,000 of Series D convertible preferred stock. We have filed a registration statement (Registration No. 333-67634) to register the shares of common stock issuable upon conversion of the Series D convertible preferred stock. This registration statement was declared effective on September 18, 2001.


         In 2000, we raised $16,757,800, net of cash expenses, through the sale of 10,318,753 shares of common stock and 940,740 common stock purchase warrants. Of those shares of common stock, we issued 6,423,872 shares pursuant to exercises of warrants, net of 42,478 warrants that were cancelled through a cashless exercise. The private and public sale of shares and attached warrants accounted for the issue of 1,437,036 shares of common stock and 940,740 common stock purchase warrants. We issued 1,693,845 shares of common stock pursuant to exercises under our employee option plans. In addition, we issued 764,000 shares of common stock pursuant to the conversion of shares of Series C preferred stock.


         In 2000, we also raised $4,818,000, net of cash expenses, through the sale of convertible promissory notes and warrants. On March 14, 2001, CVI converted notes in the principal amount of $4,550,000, plus interest, for 3,101,249 shares of our common stock. The balance of the notes will be converted when CVI can do so without exceeding 4.99% of our beneficial ownership or March 14, 2002, whichever is earlier. The registration statement (Registration No. 333-52834) was declared effective on March 14, 2001. Included with the promissory notes were 2,461,538 Series J warrants, originally exercisable at $3.35 per share for 5 years and repriced to be exercisable at $2.80, and 5,907,692 Series K warrants, originally exercisable at $2.539 for one year and subsequently repriced at $2.48. As part of the agreement, we also issued 25,000 Series M warrants, exercisable at $3.05 for five years, as a finder's fee.

         In 1999, we raised $10,909,353, net of cash expenses, through the sale of 11,951,664 shares of common stock and 4,309,629 common stock purchase warrants. The private and public sale of shares and attached warrants accounted for the issue of 10,857,766 shares of common stock and 4,309,629 common stock purchase warrants. We issued 375,440 shares of common stock pursuant to exercises under our employee option plans, 30,000 shares through the exercise of warrants and 36,000 shares pursuant to the conversion of shares of Series C preferred stock. In addition, we issued 384,588 shares of common stock pursuant to the acquisition of Transformation Techniques, Inc. and 267,870 shares of common stock pursuant to our 1997 employee stock compensation plan.

         During 1998, we raised $6,350,833, net of costs of $348,419, through the issuance of 4,583,100 shares of common stock, 800,000 shares of preferred stock and 2,850,000 common stock purchase warrants. Private placements and the exercise of attached warrants accounted for the issuance of 3,629,038 shares of common stock and 800,000 shares of preferred stock. We issued 951,562 shares of common stock pursuant to exercises under our 1997 employee stock option plan and we awarded 2,500 shares of common stock under our 1997 employee stock compensation plan. In addition, we issued 10,000,000 shares of common stock upon the conversion of 4,000,000 shares of Series B convertible preferred stock that we issued in 1997.

                                    BUSINESS

         All statements, trend analysis and other information contained in the following discussion relative to markets for our products and trends in sales, gross profit and anticipated expense levels, as well as other statements, including words such as "may," "anticipate," "believe," "plan," "estimate," "expect," and "intend" and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and our actual results of operations may differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as other risks and uncertainties referenced in this prospectus.

Overview

         We  commenced   activities  in  the  wireless  industries  through  the
acquisition of Major Wireless Communications Inc. in May 1997.

         Major Wireless was organized in British Columbia, Canada, as a private company in 1996 to address an existing and growing market need to provide cost-effective, high-speed wireless Internet links. In May 1997, Major Wireless consummated a business combination with Channel i Inc., pursuant to which Channel i Inc., a company trading on the OTC Bulletin Board, issued stock to the stockholders of Major Wireless. Major Wireless became a subsidiary of Channel i Inc., and Channel i Inc. changed its name to WaveRider Communications Inc. WaveRider then completed a private placement of common and preferred share units for $1.5 million.

         On June 11, 1999, WaveRider acquired Transformation Techniques, Inc. or TTI through a merger with our newly created subsidiary WaveRider Communications
(USA) Inc.

     On October 1, 2000, we acquired ADE Network Technology Pty Ltd. or ADE of Melbourne, Australia, a privately held wireless infrastructure company. ADE operates offices in Melbourne, Sydney, Canberra, Brisbane and Perth in Australia and provides professional planning, installation and maintenance services to wireless internet service providers throughout Australia. We undertook this acquisition to provide a sales presence in Australia and South East Asia.


     We were originally incorporated under the laws of the State of Nevada on August 6, 1987, as Athena Ventures Inc. From 1987 until the acquisition of Channel i PLC in November 1993, Athena Ventures had no activities or operations. From November 1993 until May 1997, the company operated under the names Channel i Limited and Channel i Inc. and was in the business of developing an interactive multimedia kiosk network to provide consumers with convenient access to an array of products and services. Prior to the acquisition of Major Wireless Communications Inc. (which is now known as WaveRider Communications (Canada) Inc.) in May 1997, Channel i Inc. had become inactive.


     Our executive offices are located at 255 Consumers Road, Suite 500, Toronto, Ontario, Canada, M2J 1R4. Our telephone number is (416) 502-3200 and our Web Site address is www.waverider.com.

WaveRider Communications Inc. - Our Business

     We design, develop, market and support fixed wireless Internet access products. Our products are designed to deliver efficient, reliable, and cost-effective solutions to bringing high-speed Internet access to markets around the world.


     We are focused on providing the solution to the "last mile" problem faced by traditional wired telecommunications services: how to profitably build out a network that provides the level of services demanded by end users. In medium to small markets, and in areas of the world with limited or no existing telecommunications infrastructure, the cost to install or upgrade wired services to provide the level of access customers expect can be prohibitive.


     We believe that our fixed wireless Internet access products are faster and less expensive to deploy than traditional wired services, with a lower cost-per-user to install, deploy and manage.

     Our wireless network products are designed to operate in the license-free ISM radio spectrum, which facilitates a more rapid and low-cost market introduction for service providers than for licensed or hardwire solutions. Our products utilize direct sequence spectrum or DSS communications, which ensures reliable, secure, low-interference communications.

     Our major competitors include Alvarion, Cisco/Aironet, and Agere/Orinoco.

Our Products

     Our existing product portfolio includes the Last Mile Solution or LMS product line and the Network Communications Links or NCL families. These product families are designed to deliver high-speed, fixed wireless Internet access to all sizes of businesses, home offices and residential users.

     Both our LMS and NCL product families include our proprietary technologies developed or under development at our research and development facility in Calgary, Alberta.

Last Mile Solution


     The LMS product family includes the LMS2000 and LMS3000 wireless networks. The LMS family is designed to enable service providers to deliver high-speed Internet access to both business and residential customers. The LMS series supports a variety of services including Internet access for e-mail, large file transfers, web browsing, and streaming audio and video. All LMS products are optimized for Internet Protocal or IP networks


         The LMS products enable wireless connectivity to the Internet via point-to-multipoint communications. Each LMS network includes a Network Access Point or NAP, that transmits data to a network of Communications Access Points or CAPs within the service provider's service area - similar to a cellular network. The network is designed to be highly scalable, allowing service providers to begin with a small initial network and gradually build out a larger network with more users over time.

     Connectivity is provided to the end-users via a LMS end-user modem designed specifically for business or residential use.

         LMS2000

        The LMS2000 was the first of our Last Mile Solution products to be released and enables service providers to deliver high-speed Internet access to business customers. Operating in the license-free 2.4 GHz spectrum, the LMS2000 delivers raw data throughput speeds of up to 11 megabits per second (Mbps) via line-of-sight connectivity.

         LMS3000


         Our LMS3000 is designed to deliver high-speed wireless Internet access to small business and residential users. The LMS3000 operates in the license-free 900 MHz spectrum and delivers data throughput speeds up to 1.4 Mbps. The LMS3000 delivers non-line-of-sight communication between the communications access point and the end-user modem, which eliminates the need for an external antenna. The LMS3000 modem has its own antenna and can be easily set up by the end-user.

         LMS4000

         We also offer the combined capabilities of the LMS2000 and the LMS3000 in a single network called the LMS4000


         The Last Mile Solution wireless networks include a Network Management System or NMS which features subscriber management, data distribution and bandwidth management, interface to the service provider's network, user authentication and network security management. The NMS enables service providers to offer varying levels of services to their customers via a single network, monitor their network from a single location and implement detailed customer billing systems.

NCL Products

     The NCL product family is a series of wireless bridges and routers designed specifically for use by internet service providers, network managers and information technology managers. Offering point-to-point and point-to-multipoint line of sight wireless connectivity in the 2.4 to 2.485 GHz license-free frequency band, our NCL products can be used to establish wide area networks and building-to-building links. The NCL can connect a single computer or computer network to other single computers or computer networks.

     The operating system built into the NCL products incorporates a complete Simple Network Management Protocol or SNMP compliant managed routing solution, which facilitates the installation and use of these products. The operating system also integrates Internet Protocol or IP, which provides a variety of network routing capabilities.

     We launched our first product, the NCL135, during the first quarter of 1999. The latest product in our NCL family, the NCL1170 bridge/router, was launched in May 2001. The NCL1170 delivers high-speed wireless connections for LAN-to-LAN and LAN-to-Internet connectivity. The NCL1170 delivers throughput speeds up to 7.75 mbps, using our proprietary radio technology that uses an 11 mbps radio. The product can be used for point-to-point and point-to-multipoint applications and to extend Ethernet networks without additional telephone lines.

Our Market

     The market for our fixed wireless access products is driven by the worldwide demand for Internet access as well as the increasing demand for high speed Internet access. Our target market in North America is comprised of cities with a population of fewer than 150,000, suburban areas of larger cities and industrial parks. In this potential market, our products address the demands of organizations and consumers who require broadband access to the Internet, but do not have access to cable or digital subscriber line connections from traditional service providers. We believe this market includes 40% of North American homes and businesses.

     The growth in the number of Internet users in the United States is slowing due to a high level of penetration, nevertheless the Internet population is expected to grow from 166 million users in 2002 to 208 million in 2005 according to eTForecasts. The greatest growth potential is provided by the demand for broadband Internet access. According to a study released by eMarketer in July 2001, there will be nearly 10 million broadband households by the end of 2001. They further project that this figure will rise to over 31 million households by 2004. We estimate that our addressable market for wireless broadband access will account for over 10 percent of all broadband subscribers.

     In many international markets, the telecommunications infrastructure is inadequate or unavailable for basic Internet access. In these markets, our wireless products have a significant cost advantage over wired technologies. Accordingly, our international target markets are broader than our North American target market, and we believe have an even greater revenue potential as large parts of less developed regions such as China, India, Africa, South East Asia and South America have only limited and high cost Internet access. To tap these markets, we have focused significant sales and marketing efforts internationally. This has proven particularly advantageous given the current North American economic slowdown and curtailment of telecommunications related capital expenditures. In the first half of 2001 our revenue from international markets exceeded that from North America and we expect this trend to continue.

     Internet access prices can be broken down into three components: access equipment, Internet access provision and telephone service charges. In relative terms, the costs to get connected are much higher in developing countries. While prices may not differ drastically in absolute terms, there is a large gap between high and low income countries when costs relative to per capita income are considered. In our view, fixed wireless access technology is well positioned to bridge the gap between those who have access to high-speed services and those who do not, and could also provide the means to overcome the obstacles gaining basic access to the Internet. We believe there are significant advantages, such as reduced cost and faster deployment, to our fixed wireless access technology over traditional wired access.

     In summary, the key demand drivers for fixed wireless access include:


o        Growth in the number of Internet users world wide,
o        Growing demand for high speed Internet access,
o        Scarcity of access  technologies  that are capable of  efficiently  and
         economically   delivering   more  than  1  Mbps,
o        Lack  of  wireline infrastructures in developing countries, and
o Lack of suitable broadband access technologies in rural and suburban areas in North America.


     In meeting these market requirements, our fixed wireless access product line offers several benefits as a communications technology:


o Instant blanket coverage without digging up streets or leasing capacity from competitors,
o A pay-as-you-grow deployment model, which allows for low-cost market entry with incremental costs matched to incremental revenues,
o        Bandwidth  increments that address the  requirements of  small/mid-size businesses,
o Point-to-multipoint technology allows for burstable, bandwidth on demand services, which are specially suited towards a data-centric environment,
o Wireless technology enables those who do not have access to copper, coaxial or fiber optic wire to participate in the high-speed Internet access market,
o Significant cost advantages through the use of license-free radio frequencies, and
o        Easy to set up,    non-line-of-sight   modems   result   in   further
         significant cost savings by avoiding expensive truck rolls to install customer premise equipment.


         There are a number of different forecasts for fixed wireless access users that predict steady growth in the next few years. ARC Group, for example, projects that in the United States users that access the Internet using fixed wireless access modems will increase from 180,000 in 2000 to 6.76 million in 2005. Rapid growth is also predicted for Europe, the Far East and China. Globally, fixed wireless access users are projected to grow from a total of 240,000 in 2000 to more than 28 million in 2005.

         Also, in a study published by Allied Business Intelligence Inc in July 2001, wireless Internet subscribers in the unlicensed frequency are projected to approach 7 million by year-end 2006. According to the study the use of unlicensed frequencies is growing faster than other fixed wireless because of lower costs and reduced barriers to entry into the market.

         The industry projections presented above were provided in studies performed by two industry sources:

o ARC Group provides a range of analysis, research and consultancy services to leading clients around the world, with a team of full time consultants based in the UK supported by a global network of associates and analysts; and

o Allied Business Intelligence Inc., a New York based technology research think tank specializing in communications and emerging technology markets. Allied publishes strategic research on the broadband, wireless, electronics, networking and energy industries.

         The studies contain forward-looking information which is based on expectations and projections about future events in the wireless industry. Actual results in the industry could differ materially from the results of these studies. We have done nothing to verify the accuracy of the underlying sources of the studies or the assumptions used in the studies.

     Currently, our products operate in the unlicensed spectrum, specifically 900 MHz and 2.4 GHz. We believe that our 900 MHz products in particular could enjoy wide acceptance because of their non-line-of-sight and easy to set up features. Deployments that combine business and consumer subscribers can be shown to offer a viable and profitable business case for service operators.


Our Market Strategy

     We believe that we are in a position to meet the Internet access needs of organizations and consumers in North America and abroad. In North America, our products address the demands of users who require broadband access to the Internet, but do not have access to cable or digital subscriber line connections from traditional service providers. These customers are typically found in smaller cities in North America, and in most suburban and semi-rural areas where there are few Internet access options other than traditional telephone dial-up connections.

     In many international markets, the basic telecommunications infrastructure is inadequate or unavailable for basic Internet access. In these markets, our wireless products have a significant cost advantage over wired technologies. In addition, they can be deployed rapidly and be maintained easily.

     Our approach to the market uses a direct and indirect sales model consisting of strategic industry partnerships and key relationships: direct to strategic partners such as carriers and internet service providers and indirect to channel partners including distributors, value added resellers and system integrators.

     For the LMS product family, we market directly to internet service providers, telephone companies (including competitive local exchange carriers, independent local exchange carriers and independents) cellular providers and emerging carriers. In some international markets, we will form alliances with local partners who will provide sales, support and installation services for LMS systems.

     The LMS system provides an attractive and profitable business model for operators. Our system enables the operator to provide high-speed wireless Internet access to both the business and consumer/residential markets. Also, the system's scalability allows an operator to launch a wireless network with a relatively small investment and grow the network as the number of subscribers increase.

Target Customers

     Wireless Carriers - Internet access provides wireless carriers with the opportunity to expand their service offerings and revenue base. Wireless carriers are an attractive target market for us because they have wireless expertise and an existing infrastructure that can be used to build a wireless Internet access service using our equipment.

     Rural cellular providers in the United State provide the largest potential in this segment. There are approximately 428 Rural Service Areas in the United States. The cost to develop and build an advanced rural communication network infrastructure is substantial. Our systems enable the rural cellular providers to establish a wireless Internet access service to meet the demand for broadband services at a relatively low cost per subscriber.

     Wireline Carriers (Independent Telephone Companies) - Independent regional telephone companies offer a significant potential market for our wireless service package. This target is attractive for us because of the market serviced by these companies where there is an unmet need for broadband services, and because the challenges they face in expanding the range of services to customers.

     In the United States there are nearly 1,000 independent telephone companies ranging in size from fewer than 50 customers to more than 50,000. These companies provide telephone service to nearly 5 million rural Americans. In Canada there are approximately 50 independent telephone companies of which 9 are municipally owned and the rest are privately owned. In addition to basic telephone service, many independents offer other communications services including cellular, paging, cable television, and Internet access services.

     Several characteristics make rural communities different from urban areas. Greater distances between centers and smaller more scattered populations make single lines more expensive given the longer cable loops required which reduce the advantage of volume concentration. Because of this and regulatory changes, much less upgrading and modernization has been done in rural areas.

     Internet Service Providers fall into three categories: national backbone providers, regional networks and independent service providers. Independent and regional providers act as intermediaries between the owners of the transmission networks over which Internet traffic is passed and the owners of the traffic that is available on the World Wide Web. For this reason, in the internet service provider market, we are targeting national and regional operators who understand the value of incorporating a wireless strategy to enhance their position in the marketplace by lessening their dependence on independent local exchange carriers.


     The demand for high-speed access has provided additional challenges, opportunities and threats to internet service providers. As telephone companies roll out digital subscriber line services and cable companies offer their own Internet access services, the independent internet service provider has an opportunity to partner with us to remain a competitive player in the high-speed access market. In regions that lack a communications infrastructure for high-speed access, our solution provides independent and regional internet service providers with an opportunity to satisfy the demand for high-speed Internet access. We offer additional benefits to internet service providers in that by implementing a wireless Internet access system, an internet service provider can go beyond just being an access provider to becoming a communications provider with control over their own infrastructure.


     From our standpoint, internet service provider targets should occupy markets with a high demand for higher speed connections but lack the infrastructure to deliver high-speed services. These operators should also have a good mixture of home offices and business customers who require high-speed access to the Internet.

International Sales Strategies

     Our target markets outside of North America are predicated on spectrum availability. Our LMS3000 product uses the 900 MHz spectrum and can operate only in parts of South America. The LMS2000 operates in the 2.4 GHz spectrum and can be deployed in most international markets except for Europe.

     We believe that the revenue potential for our products in international markets are even larger than in North America because the telecommunications infrastructure required for Internet access is underdeveloped in countries such as China, India, parts of South America and South East Asia. From the outset, we have focused significant sales and marketing efforts internationally. This has proven particularly advantageous given the current North American slowdown and curtailment of telecommunications related capital expenditures. In the first half of 2001 our revenue from international markets exceeded that from North America and we expect this trend to continue.


         We recognize that international business has longer sales cycles and requires a local presence for major LMS deals. There are also significant support requirements associated with sales outside North America. As a result, we have begun to develop our global infrastructure by establishing field sales and support offices in key strategic regions. In 2000, we opened our first offices outside of North America in Beijing, China and in Frankfurt, Germany. Also in 2000, we acquired ADE Network Technology Pty, LTD. in Australia, a wireless product integrator. This acquisition has provided a strong base of customers and staff to exploit the market opportunities in Australia and South East Asia.


     Over the past 24 months, contracts have been established with strategic distribution partners in China, India, and the Middle East. In the first half of 2001, the Asia Pacific region represented over 30% of our revenues.


Professional Services

     Our professional services group is an important component in our sales and marketing strategy and in our opinion, provides an important competitive advantage.

     Our professional services strategy is to deliver flexible, cost effective and market driven service offerings that exceed our customer's expectations. We are positioned to deliver this support strategy globally. During the last few months a number of key programs have been launched to meet the time to market requirements of our products.

     We have formed key global partnerships with General Dynamics's Worldwide Telecommunications Systems (an ISO 9001 company) and Comsearch-SCIENTECH to provide global engineering design and installation services of our LMS and NCL products. These two global service partners work under our program management office. This office is staffed with our program managers and systems engineers and is responsible to contract directly with our customers for these services.

     The program management office, coupled with our global service partners, has the international capabilities to provide:

o        System and program planning and implementation management;
o        Application engineering;
o        Path survey, design and engineering;
o        Network engineering, operations and wireless services;
o        Civil works (engineering and construction);
o        Line of sight verification;
o        Permitting;
o        Backhaul;
o        Site inspection and audit;
o        Installation, testing and acceptance;
o        Structured cable installation; and
o        Final documentation.

Recent Events


         On September 24, 2001, we announced a refinancing and restructuring plan. Included in the plan is a reduction of the size of our staff by approximately 50%, the sale of promissory notes and the planned sale of shares of our common stock through the use of our "shelf" registration statement.


         On October 19, 2001, we sold promissory notes in an aggregate principal amount of $834,500. The notes have a one year term and bear interest at an annual rate of 8% plus a repayment premium of 15%. The notes are secured by a security interest in all the assets of WaveRider. Also, in connection with the sale of the notes we issued 1,794,175 common stock purchase warrants which are exercisable for a term of five years at a per share exercise price of $.50 per share. When we repay the short term debt, the terms of such debt require the repayment of the principal plus the payment of all accrued interest and the repayment premium. In the event we raise more than $5 million in this offering or in any other offering before the short term debt is repaid, the holders of the notes may demand repayment of the notes, including the principal, all accrued interest and the repayment premium.

         These short term measures, we believe, will provide the funds needed to maintain our viability until completion of the shareholders rights offering, of which this prospectus is a part. Until that time, we will focus on providing sustaining engineering and supporting and growing our existing customer and prospect base.


Manufacturing and Distribution

     We have entered into long term manufacturing agreements with C-MAC Electronic Systems Inc. or C-MAC and Electronic Manufacturing Group or EMG to manufacture, package and distribute our products.

     C-MAC - Headquartered in Montreal, Quebec, Canada, C-MAC employs more than 7,500 employees and operates 44 manufacturing facilities internationally, including sites in Belgium, Canada, China, France, Germany, India, Mexico, the United Kingdom and the United States. C-MAC is a leading internationally diversified designer and manufacturer of integrated electronic manufacturing solutions, from components to full systems, primarily serving the communications, automotive, instrumentation, defense and aerospace equipment markets worldwide. C-MAC services include product design, supply chain management and assembly and testing.

     Electronics Manufacturing Group - EMG is an ISO 9002 registered Electronics Manufacturing Services company that provides a complete range of integrated product development and delivery services to the global technology and electronics industry. Such services include design, rapid prototyping, manufacturing and assembly, testing, product assurance, supply chain management, worldwide distribution and after-sales service. Headquartered in Calgary, Alberta, Canada, EMG has three manufacturing facilities located in Canada and employs 355 people. EMG brings extensive insight to the principles of wireless manufacturing and production.


         Through our association with C-MAC and EMG, we have the capability to meet the demands of a rapidly growing Internet market, with high quality products which are efficiently manufactured.


Competition

     There is intense competition in the data communications industry. We compete not only with other fixed wireless Internet companies, but also with companies that deliver hard-wired technologies (wire or fiber optic cable). Competition is based on design and quality of the products, product performance, price and service, with the relative importance of each factor varying among products and markets.

     We compete against companies of various sizes in each of the markets we serve. Many of these companies have much greater financial and other resources available to help them withstand adverse economic or market conditions. These factors, in addition to other influences such as increased price competition and market and economic conditions could potentially impair our ability to compete.


Our major competitors include Alvarion, Cisco/Aivonet and Agere/Orinoco.

Regulation of Wireless Communications

     Currently, our technology is deployed in the highly regulated license free frequency bands. As such, our products are not subject to any wireless or transmission licensing in the United States, Canada and many other jurisdictions worldwide. The products do, however, have to be approved by the Federal Communications Commission, for use in the United States, Industry Canada, for use in Canada, and other regulator bodies for use in other jurisdictions, to ensure they meet the rigorous requirements for use of these bands.

     Continued license-free operation will be dependent upon the continuation of existing government policy and, while we are not aware of any policy changes planned or expected, this cannot be assured. License-free operation of our products in the 902 to 928 MHz band is subordinate to certain licensed and unlicensed uses of the band and our products must not cause harmful interference to other equipment operating in the band and must accept interference from any of them. If we should be unable to eliminate any such harmful interference, or should our products be unable to accept interference caused by others, we or our customers could be required to cease operations in the band in the locations affected by the harmful interference. Additionally, in the event the 902 to 928 MHz band becomes unacceptably crowded, and no additional frequencies are allocated, our business could be adversely affected.

Research and Development

     We intend to continue to invest heavily in research and development to expand the capabilities of both the NCL and LMS product families. Investments in the future will focus around three development areas:

o increasing the speed and user capacity of the networks to allow more users at greater throughput speeds;

o expanding the product offerings into other licensed and unlicensed bands, to address additional international markets; and

o further enhancing the network capabilities of the systems to support new developing applications.


         The markets in which we participate and intend to participate are characterized by rapid technological change. As such, we believe that, for the foreseeable future, we will be required to make significant investments in research and development in order to achieve our market objectives. Our research and development expenses, excluding employee stock-based compensation but including depreciation and amortization, were $8,239,597, $3,021,548, and $1,814,617 in 2000, 1999, and 1998 respectively. We expect research and development expenses to decline relative to total sales in future periods as we complete the commercial deployment of the LMS2000 and LMS3000 products.



Summary

     We are a wireless technology company that develops, manufactures and markets products to take advantage of the world-wide growth of the Internet, increasing acceptance of wireless technology, and the demand for high speed, Internet access.


     We believe that providing the `last mile solution' is the key to capitalize on the opportunities presented by today's rapidly changing telecommunications market place. The ability to provide a full suite of products and services that will quickly enable all types of users to conduct business, access services and communication is key to securing a dominant market position. The demands of the customer are growing beyond traditional voice communication, as today's end user wants access to a growing set of services that require high-speed access. As a result, we have developed a family of fixed wireless access products capable of providing wireless high-speed Internet access to businesses, organizations and consumers.


     With an early-to-market family of products that include the world's first non-line-of-sight, easy to set up, wireless Internet network available today, we are well positioned to take a leadership position in the fixed wireless access market. Further, cost advantages are derived from operating in the unlicensed frequencies and result in one of the only viable and profitable wireless Internet networks available to service providers today.


         Since the commercial launch of our line-of-sight LMS2000 and our non-line-of-sight LMS3000, we have enjoyed some significant early successes. A total of 23 systems have been sold to customers and are in various stages of deployment. Some of these deployments have over 100 users. Employees


Employees

         We currently have approximately 63 employees located in our head office in Toronto, Ontario, our Research and Development facility in Calgary, Alberta and our sales offices and subsidiaries in the United States, Canada, Australia, Germany and China, as well as at our subsidiary, JetStream Internet Services in Salmon Arm, British Columbia. The majority of these employees are involved in the design, development and marketing of our line of wireless data communications products.


Properties


     We own no real estate or real property. Our main offices and test sites are in Toronto, Ontario, and Calgary, Alberta in Canada and ADE's head office is in Melbourne, Australia. These offices house sales, administration and research operations and are leased from unrelated parties. We maintain sales offices in Australia, Canada, China, Germany and the United States. In addition, our subsidiary, JetStream Internet Services, Inc., maintains offices in Salmon Arm, British Columbia in Canada.

     Our Toronto office is leased for a period of five years ending May 31, 2004 and our main Calgary facilities are leased for a period of five years ending March 31, 2004. The lease for JetStream's office was renewed effective January 1, 2001, for a one-year period.

     Cost commitments related to present leases are described in our financial statements.

Legal Proceedings

      There are no active or pending legal proceedings of a material nature to which we are a party.

                                   MANAGEMENT

Directors and Executive Officers


         The following table provides information about our present directors and executive officers, their ages and their positions. Each director will serve until the next annual meeting of the stockholders and until his successor has been elected and duly qualified. Directors serve one-year terms and officers hold office at the pleasure of the board of directors, subject to employment agreements. There are no family relationships among our directors and executive officers.


  Name                      Age Position


  D. Bruce Sinclair........  50 Chief Executive Officer, President and Director
  Charles W. Brown.........  46 Vice President, Sales and Marketing
  James H. Chinnick........  54 Vice President, Engineering
  T. Scott Worthington.....  47 Vice President, Chief Financial Officer
  Cameron A. Mingay (1)....  49 Secretary and Director
  Gerry Chastelet (1) .....  54 Director
  John E. Curry (2) .......  55 Director
  Guthrie J. Stewart (2) ..  46 Director
  Dennis R. Wing (2).......  52 Director
----------
(1)      Member of the compensation committee
(2)      Member of the audit committee


         D. Bruce Sinclair has been one of our directors and our president since December 1997 and our chief executive officer since November 1997. Mr. Sinclair is an experienced management professional with a masters of business administration from the University of Toronto. He has worked in sales and management with companies including IBM Canada, Northern Telecom and Harris Systems Limited. From 1988 to 1991, Mr. Sinclair was with Dell Computer Corporation, a computer manufacturing company, where he held the office of president of its Canadian subsidiary. In 1991 he was appointed Vice-President, Europe for Dell Computer Corporation and subsequently head of Dell in Europe. He resigned from Dell in 1995 and, until November 1997, he operated his own independent consulting business.


         Charles W. Brown has been our vice president, sales and marketing since February 1998. Mr. Brown has a masters in business administration from the University of Western Ontario. Mr. Brown currently sits on the board of the Wireless Communications Association, or WCA, and on the Executive and Finance Committee of the License Exempt Alliance, a working group within the WCA. From 1994 until February 1998, Mr. Brown was Clearnet Communications' first vice president and CIO. Prior to this Mr. Brown has held numerous senior sales and marketing positions including vice president of sales and marketing for Trillium Communications (1993-1994) and Director, Strategic Planning and Marketing for BCE Mobile (1990-1993).

         James H. Chinnick has been our vice president, engineering since January 1999. From 1995 until 1998, Mr. Chinnick was vice president and general manager of Harris Corporation's Wireless Access Division in Calgary, AB. Prior to this, Mr. Chinnick held several senior positions with NovAtel (1988-1995), Northern Telecom (1985-1988), Foundation Electronic Instruments (1980-1984) and the Communications Research Centre in Ottawa (1971-1980). In addition to a B.Sc. engineering (Physics) from Queens University, he has a M.Sc. in electrical engineering (Communications) from Queens University and a diploma in business administration from the University of Ottawa. He is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta.


         T. Scott Worthington has been our vice president and chief financial officer since January 1998. From 1988 to 1996, he worked at Dell Computer Corporation in Canada, where he held numerous positions including chief financial officer of the Canadian subsidiary. From October 1996 to January 1998, he was a financial and business consultant. Mr. Worthington is a chartered accountant.

         Cameron A. Mingay has been one of our directors since April 1999 and our secretary since May 1999. Since July 1999, Mr. Mingay has been a partner at Cassels Brock & Blackwell LLP, Toronto, Ontario, Canada, specializing in the areas of securities and corporate commercial law, with an emphasis on public offerings, mergers and acquisitions, and corporate reorganizations. Prior to July 1999, Mr. Mingay was a partner at Smith Lyons LLP, Toronto, Ontario, Canada. He is currently on the board of Kinross Gold Corporation and is the Corporate Secretary of Nextair Inc. He completed his undergraduate degree at the University of Wisconsin and York University and his law degree from Queen's University.

         Gerry Chastelet has been one of our directors since April 1999. In December 1998, Mr. Chastelet joined Digital Lightwave, Inc., a leading provider of fiber optic network analysis equipment, where he serves as president, chairman and chief executive officer. From December 1995 to October 1998, he served as president and chief executive of Wandel and Goltermann Technologies, Inc., a global supplier of communication test and measurement equipment. From June 1993 to November 1995, he served as vice president of sales, marketing and service - Americas and Asia Pacific for Network Systems Corporation, a supplier of channel-attached communications solutions for large mainframe computers. From 1989 to 1993, he was vice president of sales, marketing and service for Infotron/Gandalf Systems Corporation. Mr. Chastelet holds a degree in electronics engineering from Devry Institute of Technology and is a graduate of the University of Toronto's Executive MBA program.

         John E. Curry has been one of our directors  since  October  1999.  Mr.
Curry has been president of Karina Ventures Inc., a venture capital consulting company since September 1999. Mr. Curry is also a director of Voice Mobility International, Inc. and president of VanStar Films, Inc. In 1985, Mr. Curry co-founded Bedford Curry & Co., Chartered Accountants, a Vancouver based firm specializing in public companies and business financing. Mr. Curry is a member of the British Columbia Institute of Chartered Accountants and has a bachelor of arts from the University of Western Ontario.

         Guthrie J. Stewart has been one of our directors since October 1999. Mr. Stewart has acted as a board member or consultant to emerging companies, since October 2000. Previously, he was executive vice-president, Global Development for the Teleglobe Group and Chairman and chief executive officer of Teleglobe Media Enterprises. From 1992 until October 2000, he held various executive positions within the Teleglobe Group including president and chief executive officer of Teleglobe Canada Inc., Canada's international telecommunications carrier.

         Dennis R. Wing has been one of our directors since November 1999, Mr. Wing is the President and CEO of Fahnestock & Co. Inc., a branch of the U.S. investment bank Fahnestock & Co., Inc. Previously, he was founding partner and board member of First Marathon Securities Inc. and was its director of international operations for 18 years. His other board memberships include
Cryptologic Inc. and the University of Waterloo. He holds a bachelor of arts degree in economics from University of Waterloo.


Director Compensation

         In 2000, our directors received $1,000 for each meeting attended during the year. During 2000, we granted our non-employee directors options to purchase an aggregate of 375,000 shares under our 2000 employee stock option plan for their participation on the board and each of its subcommittees.

Compensation Committee Interlocks and Insider Participation

         Our compensation committee is currently composed of Messrs. Chastelet and Mingay. Messrs. Chastelet and Mingay are both non-employee directors. In 2000, none of our officers or employees participated in the deliberations of the compensation committee concerning the compensation of our executive officers. No interlocking relationship existed between our board or compensation committee and the board of directors or compensation committee of any other company in 2000.

Executive Compensation

         The following table describes the compensation earned in fiscal 2000 by
our  chief   executive   officer  and  all  executives   officers  who  received
compensation in excess of $100,000 in 2000, 1999 and 1998.

                           Summary Compensation Table

                                                                  Annual Compensation
Name and principal position                  Year          Salary       Bonus           Stock options
Bruce Sinclair.............................. 2000         $235,627      $67,322            500,000
   President and Chief Executive Officer     1999         $204,730     $134,617            100,000
                                             1998         $182,002     $155,038             Note 1

Charles Brown............................... 2000         $138,683      $42,692            200,000
   Vice President, Sales and Marketing       1999         $128,156      $50,885            535,000
                                             1998         $101,112      $39,045            465,000

James Chinnick.............................. 2000          $97,482      $71,631            200,000
   Vice President, Engineering               1999          $87,748      $76,732            630,000

Scott Worthington........................... 2000         $111,665      $25,784            200,000
   Vice President and Chief Financial Officer1999         $103,863      $26,923            450,000
                                             1998          $76,845      $15,369            550,000


(1) Mr. Sinclair's 1998 compensation was based on an annualized amount of Can. $500,000 payable Can. $270,000 in cash salary with the balance payable in shares out of the employee stock compensation (1997) plan subject to certain performance criteria. Despite having achieved the bonus requirements, Mr. Sinclair waived receipt of the $155,038 bonus in conjunction with an agreement with other shareholders who returned 1,000,000 shares for cancellation. This agreement allowed us to issue 1,495,000 options to the other senior executives without significant further dilution for the shareholders.

      The following table summarizes option grants during 2000 to the executive officers named in the summary compensation table.

                        Option Grants in Last Fiscal Year

                                                 Individual Grants                             Potential realizable
                          Number of      Percent of                                          value at assumed annual
                          securities    total options   Exercise   Market                      rates of stock price
                          underlying     granted to     or base    price on                  appreciation for option
                           options      employees in      price     date of    Expiration              term
Name                      granted(#)   fiscal year(%)    ($/sh)    grant($)       date         5%($)        10%($)

Bruce Sinclair ....      (1)  200,000             6.3%      $9.03      $9.03        2/25/10     $90,300      $180,600
                         (2)  300,000             9.4%      $9.03      $9.03        2/25/10    $135,450      $270,900

Charles Brown .....      (3)  200,000             6.3%      $9.03      $9.03        2/25/10     $90,300      $180,600

James Chinnick ....      (3)  200,000             6.3%      $9.03      $9.03        2/25/10     $90,300      $180,600

Scott Worthington..       (4) 200,000             6.3%      $9.03      $9.03        2/25/10     $90,300      $180,600

(1)      Options vested in fiscal 2000.
(2) 150,000 options vested in fiscal 2000 and the balance of 150,000 options vest on February 24, 2005.
(3)      Options will vest on February 24, 2005.
(4) 100,000 options vested in fiscal 2000 and the balance of 100,000 options will vest on February 24, 2005.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values


                                                              Number of securities
                                                            underlying unexercised           Value of unexercised
                             Shares                            options/SARs              in-the-money options/SARs
                           acquired on      Value          at fiscal year-end(#)          at fiscal year-end($)(1)
Name                      exercise (#)   realized($)    exercisable    unexercisable     exercisable    unexercisable
Bruce Sinclair.......           225,000    $1,962,345      1,290,000        1,085,000      $849,022          $819,978
Charles Brown........           125,400       881,013        419,850          654,750        45,702                 -
James Chinnick.......            70,000       463,773        226,500          633,500             -                 -
Scott Worthington....            47,600       430,045        669,900          482,500        99,700                 -



(1) Calculated based on the difference between the exercise price and the price of a share of our common stock on December 31, 2000. The closing sale price of our common stock was $1.4688 on December 31, 2000.

Employment Agreements


         D. Bruce Sinclair. On November 18, 1997, we entered into an employment agreement for an initial term of one year subject to annual extensions thereafter. Under this employment agreement, Mr. Sinclair serves as our President and Chief Executive Officer at an original base annual salary and bonus of $500,000 Canadian dollars. The base salary may be increased from time to time in accordance with our regular administrative practices as applied to our officers. In addition, Mr. Sinclair may participate in our employee fringe benefit plans or programs generally available to employees of comparable status and position. He was also granted options to purchase 1,000,000 shares. The options vest on the basis of performance objectives.


         In the event that we terminate Mr. Sinclair without cause, we will pay him severance pay in the amount equal to one year's salary plus one month's salary for each year of employment in excess of twelve years service. Upon termination of Mr. Sinclair's employment for cause, we will have no obligation to Mr. Sinclair.

         Under his employment agreement, Mr. Sinclair is subject to restrictive covenants, including confidentiality provisions. Also, during his employment and for 12 months after termination of employment with us, Mr. Sinclair is subject to a non-competition provision.


         Charles W. Brown. On February 16, 1998, we entered into an employment agreement with Mr. Brown in substantially the same form as that described for Mr. Sinclair. Mr. Brown serves as our Vice President, Sales and Marketing at an original base annual salary and bonus of $240,000 Canadian dollars. He was also granted 240,000 options. The options vested in increments of 60,000 on March 31, June 30, September 30 and December 31, 1998.

         James H. Chinnick. On January 4, 1999, we entered into an employment agreement with Mr. Chinnick in substantially the same form as that described for Mr. Sinclair. Mr. Chinnick serves as our Vice President,Engineering at an original base annual salary and bonus of $240,000 Canadian dollars. He was also granted 120,000 options. The options vested in increments of 30,000 on March 31, June 30, September 30 and December 31, 1999.

         T. Scott Worthington. On January 5, 1998, we entered into an employment agreement with Mr. Worthington in substantially the same form as that described for Mr. Sinclair. Mr. Worthington serves as our Vice President, Chief Financial Officer at an original base annual salary and bonus of $138,000 Canadian dollars. He was also granted 300,000 options. The options vested in increments of 150,000 on the completion of our public financing and on December 31, 1998.

                             PRINCIPAL STOCKHOLDERS

      The following table provides information about the beneficial ownership of our common stock as of October 19, 2001 by:

o each person known by us to own beneficially more than five percent of our common stock;

o        each of our directors;

o        each of our executive officers; and

o        all of our current executive officers and directors as a group.


         In accordance with Securities and Exchange Commission rules, beneficial ownership includes any shares for which a person has sole or shared voting power or investment power and any shares of which the person has the right to acquire beneficial ownership within 60 days after October 19, 2001 through the exercise of any option or otherwise. Beneficial ownership also includes shares subject to an Escrow Agreement, dated March 16, 1998, as amended September 27, 1999. Except as noted below, we believe that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Percentage of beneficial ownership is based on 66,799,271 shares of common stock outstanding as of October 19, 2001. In calculating a person's percentage ownership, we have treated as outstanding any shares that the person has the right to acquire within 60 days of October 19, 2001 except for shares that the person may acquire in this offering. The information as to each person has been furnished by such person.




                                             Beneficially
                                Name            Owned       Percent
D. Bruce Sinclair...........................    3,290,000     4.9%
  c/o WaveRider Communications Inc.
  255 Consumer Road, Suite 500
  Toronto, Ontario Canada M2J 1R4
Cameron A. Mingay...........................      152,500      *
Gerry Chastelet.............................      175,000      *
John E. Curry...............................      145,000      *
Guthrie J. Stewart..........................      125,000      *
Dennis R. Wing..............................      125,000      *
Charles W. Brown............................      422,826      *
T. Scott Worthington........................      672,249     1.0%
James H. Chinnick...........................      229,590      *
Crescent International, Ltd **..............    7,894,737    10.6%
  c/o Greenlight (Switzerland) SA
  84 Ave Louis Casai
  1216 Cointrin/Geneva
  Switzerland
All current executive officers and
  directors as a group (9 persons)............   5,337,165     7.6%

*        Less than 1%.


** Assumes all shares of Series D 5% convertible preferred stock held by the selling stockholder are converted on October 22, 2001. However WaveRider does not have to allow the conversion of the Series D 5% convertible preferred stock if the price of the common stock is below $.60.

                              PLAN OF DISTRIBUTION



         We are distributing non-transferable subscriptions rights to the holders of our common stock. As soon as practicable after the date of this prospectus, you will receive at no cost one right for each share of common stock you own on October 19, 2001. Each right will entitle you to purchase one unit, which consists of one share of common stock and one common stock purchase warrant. The purchase price of each unit is $.40. We will accept subscriptions to purchase up to 14,000,000 units. We are offering the units on a "best efforts" basis, which means that there is no minimum number of units that we must sell in order to complete the rights offering.

         The common stock and the warrants obtained by exercise of the subscription rights may be sold by the holders in one or more transactions in the Nasdaq National Market and the over the counter bulletin board respectively, and also in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. We expect to have the warrants trade on the over the counter bulletin board.


         We will pay the solicitation agent a management fee of 7% of the gross proceeds of this offering and will isse the soliciation agent unit purchase warrants equal to 3% of the number of units purchased. In each case excluding exercises by our officers and directors in determining the gross proceeds and units purchased. Also, upon exercise of the warrants, other than warrants held by our directors and officers, we will pay the solicitation agent an amount equal to 3% of the gross proceeds raised upon the exercise of the warrants. The solicitation agent will make payments of the 3% commission to soliciting dealers as provided in the offering documents from its management fee. All warrant solication fees will be paid in coompliance with NASD Rule 2710(c)(6)(B)(XII).Our agreement with the solicitation agent provides that we will indemnify the solicitation agent against liabilities including liabilities under the Securities Act of 1933.



                          DESCRIPTION OF CAPITAL STOCK


         The following description of our common stock, unit purchase warrants, common stock purchase warrants, preferred stock, convertible notes, and subscription rights summarizes the material terms and provisions of these securities. For the complete terms of our common stock and preferred stock, please refer to our articles of incorporation and by-laws, which are incorporated by reference into the registration statement that includes this prospectus.


     Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share, of which 30,000 shares are designated as series D 5% convertible preferred stock.

Subscription rights


         Each subscription right entitles the holder to subscribe for one unit. Each unit consists of one share of common stock and one warrant to purchase one share of common stock. The subscription price of each right is $.40 . The subscription rights are exercisable between the date of this prospectus and 5 p.m. New York City time on December 14, 2001. We are offering one subscription right for each share of common stock outstanding as of October 19, 2001. See "Subscription Rights Agreement" below for a more detailed explanation of the subscription rights.


Unit Purchase Warrants


         We will issue unit purchase warrants to our solicitation agent, Gruntal & Co., L.L.C.. Each warrant provides that the holder will be entitled to purchase one unit which consists of one share of our common stock and one warrant to purchase one share of common stock at an exercise price of $.40 per unit, subject to adjustment in the event of specified changes in our capitalization. The unit purchase warrants are exercisable for a period of three (3) years.

         The warrants contain provisions that protect holders against dilution by adjustment of the exercise price in certain events such as stock dividends and distributions, stock splits, recapitalizations, mergers, and consolidations. We will not be required to issue fractional shares upon the exercise of any warrant. The holder of a warrant will not possess any rights as a stockholder until the holder exercises the warrant. A form of unit purchase warrant agreement is included as an exhibit to this prospectus.


Common stock


         As of October 19, 2001, there were 66,799,271 shares of our common stock outstanding and held by approximately 916 holders of record.


         Each holder of the common stock shall have equal ratable rights to dividends from funds legally available therefor, if, as and when declared by our board of directors. The declaration and payment of all dividends, however, is subject to the discretion of our board of directors. In the event of liquidation, dissolution or winding up of our affairs, the holders of our common stock rank junior to the Series D preferred stock. Holders of our common stock are entitled to one vote per share on all matters which stockholders may vote on at all meetings of stockholders. The holders of our common stock do not have cumulative voting rights. The holders of our common stock do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto. All the outstanding shares of our common stock are fully paid and nonassessable.

Common stock purchase warrants


         Each warrant included in the units entitles the holder to purchase one share of our common stock at an exercise price of $.50 per share, subject to adjustment in the event of specified changes in our capitalization. Upon your exercise of the subscription rights and our acceptance of such exercise, Corporate Stock Transfer, Inc., the warrant agent, will issue and deliver a warrant certificate to you. We have entered into a warrant agent agreement with Corporate Stock Transfer, Inc., a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.



         You may exercise your warrant at any time on or after December 14, 2001, but before December 13, 2004, by surrendering the certificate representing the warrant to the warrant agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The warrant agent shall deliver stock certificates representing the shares of our common stock purchased pursuant to the warrant. A warrant will be deemed to have been exercised immediately prior to the close of business on the date that the warrant agent receives the subscription form and payment of the exercise price, and the person entitled to receive the securities deliverable upon such exercise shall be treated for all purposes as the stockholder upon exercise thereof as of the close of business on such date.


         You may transfer your warrant certificates in whole or in part. Warrant certificates to be transferred shall be surrendered to the warrant agent at its corporate office.

         The exercise price and number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including, without limitation, a reclassification, capital reorganization, consolidation, merger and sale or conveyance to another company of our property. If and whenever we grant to the holders of our common stock rights or warrants to subscribe for or purchase, or any options for the purchase of, our common stock or securities convertible or exchangeable for or carrying a right, warrant or option to purchase our common stock, we will concurrently grant such right to you if, on the date of determination of stockholders entitled to the rights, warrant or options that we are granting, you were the holder of record of the number of shares of common stock then issuable upon exercise of your warrants.

         We may redeem the warrants, in whole or in part, on not less than 30 days' prior written notice at a redemption price of $.01 per warrant, provided the closing sale price of the common stock as reported on the Nasdaq Stock Market Systems, if traded thereon, or if not traded thereon, on a national securities exchange or the Nasdaq SmallCap Market or National Market, has been 300% of the then current warrant exercise price for 30 trading days. Any redemption in part shall be made pro rata to all warrant holders. We will mail the redemption notice to you at your address that appears in the warrant register. You may exercise the warrant until the close of business on the day immediately preceding the date fixed for redemption.


         As a warrant holder, you shall not be entitled to vote or to receive dividends or be deemed the holder of common stock that may at any time be issuable upon exercise of your warrants for any purpose whatsoever, nor shall anything contained herein be construed to confer upon you, as such, any of the rights of a stockholder of our company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive any notice of meetings or to receive dividends or subscription rights, until you exercise your warrants and have been issued shares of our common stock.

         We expect to have the warrants listed on the over the counter bulletin board. The over the counter bulletin board has not yet assigned a trading symbol to the warrants. We plan to announce the symbol once it is assigned. There can be no assurance that the warrants will be accepted for listing.


         In addition to the warrants being issued in this offering, we have previously issued warrants to purchase shares of our common stock. The following table identifies the various series of warrants that are currently outstanding, as well as the number of shares in the series, the exercise prices and the expiration dates of those warrants.

                Warrant series       Shares      Exercise price  Expiration date
Series G warrants                     500,000         $1.50           12/15/03
Series J warrants                   2,461,538         $2.80           12/07/05
Series K warrants                   5,907,692        $2.485           12/07/01
Series M warrants                      25,000         $3.05           12/08/05
Series M-1 warrants                   350,000         $1.63           04/24/04
Series M-2 warrants                    61,404         $1.71           06/03/04
Series N warrants                     877,193         $1.71           06/03/06
Series O warrants                   1,794,175         $0.50           10/19/06
Warrants issued December 20, 1999     600,268         $2.00           12/20/01
Warrants issued December 29, 1998      33,751         $4.00           12/29/03

Convertible promissory notes

         On December 8, 2000, we issued convertible promissory notes in the aggregate principal amount of $5,000,000 to Capital Venture International, or CVI, and received cash proceeds of $5,000,000, less fees of $182,000, and warrants valued at $23,680. The notes bear interest at a rate of 6%, compounded annually.

     The notes became convertible into shares of our common stock upon the effectiveness of a registration statement filed with the Securities and Exchange Commission. The registration statement was declared effective on March 14, 2001. At that time, the conversion price was adjusted to $1.49 per share, which was 90% of the market price on March 14, 2001.

     On March 14, 2001, CVI converted notes in the principal amount of $4,550,000, plus interest, for 3,101,249 shares of our common stock. The balance of the notes may be converted upon tender of the note when CVI can do so without exceeding 4.99% of our beneficial ownership or on March 14, 2002, whichever is earlier.


         In the second quarter of 2001, we sold shares of our Series D preferred stock. This sale triggered the repricing provisions of our agreement with CVI. In order to obtain CVI's consent to the sale of the Series D preferred stock, we agreed to reduce the conversion rate of the notes from $1.49 to $1.455.


Preferred stock

         Our articles of incorporation authorize us to issue shares of our preferred stock from time to time in one or more series without stockholder approval. As of October 19, 2001, we had designated 30,000 shares of our preferred stock as Series D 5% convertible preferred stock, all of which were issued and outstanding on that date. All shares of our preferred stock designated as Series A, Series B and Series C have been retired, and we cannot reissue those shares without stockholder approval.

         Our board of directors is authorized, without any further action by our stockholders, to:

o divide the remaining authorized but unissued shares of the preferred stock into series;

o        designate each such series;

o        fix and determine dividend rights;

o determine the price, terms and conditions on which shares of the preferred stock may be redeemed;

o determine the amount payable to holders of preferred stock in the event of voluntary or involuntary liquidation;

o        determine any sinking fund provisions; and

o        establish any conversion privileges.

Thus, our board of directors, without stockholder approval, could authorize the issuance of preferred stock with rights that could decrease the amount of earnings and assets available for distribution to holders of shares of common stock or otherwise adversely affect the rights of the holders of common stock. Any future issuance of preferred stock may have the effect of delaying or preventing a change in control of our company or a change in our management and may adversely affect the voting rights and other rights of the holders of common stock.

Series D 5% Convertible Preferred Stock


         The following is a summary description of the principal terms of our Series D 5% convertible preferred stock. For a complete statement of all the terms of this preferred stock, please review the certificate of designation that we have previously filed.


         Conversion. The Series D preferred stock is convertible at the option of the holder at any time. Each share is convertible into a number of shares of our common stock determined by dividing $100.00 by the lower of $1.3772 or 95% of the average of the lowest three consecutive per share closing bid prices of the common stock during the 22 trading day period immediately preceding the date the conversion notice is delivered. The number of shares will be adjusted upon any stock split, stock dividend, subdivision or combination of shares.

         We can refuse conversion of shares of Series D preferred stock if the average of the per share closing bid price of our common stock during the seven trading day period immediately preceding the date a conversion notice is delivered is less than $0.60 per share. This right expires 120 days after it is first exercised by us.

         We can require conversion of the Series D preferred stock if:

o        the closing bid price of our common stock price reaches
         $3.8562 for each of the 22 trading days preceding the date on which we deliver our notice of conversion;
o        the common stock we issue on such conversion can be freely traded;
o the number of shares issued is less than or equal to two times the average trading volume for our shares during the 22 trading days preceding the date on which we deliver our notice of conversion;
o at least 22 trading days have elapsed since any shares of Series D preferred stock were converted by either us or the holder; and
o none of the shares of our common stock issuable upon conversion of the Series D preferred stock are subject to lock up agreements or other restrictions of any kind.

         Neither we nor the holder may exercise any conversion rights if the number of shares of common stock to be received pursuant to the exercise, when aggregated with all other shares of common stock owned by Crescent International and its affiliates, would result in Crescent International and its affiliates owning more than 9.9% of our common stock.

         Voting Rights. The terms of the Series D preferred stock provide that, as long as any shares of Series D preferred stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the shares of the Series D preferred stock then outstanding:

o        alter or change adversely rights given to the Series D preferred stock,
o alter or amend the certificate of designation for the Series D preferred stock,
o authorize or create any class or series of stock ranking, as to dividends or distribution of assets upon a liquidation or otherwise, senior to the Series D preferred stock,
o amend our certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of Series D preferred stock,
o        increase the authorized number of shares of Series D preferred stock,
o issue or reissue any shares of Series A, B or C convertible preferred stock, or
o        enter into any agreement to do any of these things.

Except as described above or as required by applicable law, the Series D preferred stock have no voting rights.

         Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment may be made to the holders of our common stock, the holders of the Series D preferred stock must be paid $100.00 per share of Series D preferred stock plus a return of 5.0% per annum on $100.00, accruing from the date of issuance of the Series D preferred stock until the date when $100.00 for each share of Series D preferred stock has been paid in full. If, upon any winding up of our affairs, our assets available to pay the holders of Series D preferred stock are not sufficient to permit the payment in full of the amount due, then all our assets will be distributed to those holders.

         Redemption. We can redeem the Series D preferred stock at any time upon 30 trading days prior written notice by us to the holders of the Series D preferred stock. We can redeem the shares at $130 per share of Series D preferred stock. If we redeem less than all of the shares of Series D preferred stock, the redemption must be pro rata. However, we are not permitted to redeem shares of Series D preferred stock if the holders have submitted a notice of conversion before the end of the 30-day notice period.


Subscription Rights Agreement


         We have entered into a subscription rights agreement dated October 17, 2001, with Corporate Stock Transfer Inc. as our subscription agent. A copy of the subscription agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

         On or about October 19, 2001, the record date, the subscription agent will create and maintain, from the stock ledger and register it maintains in its capacities as transfer agent and registrar for the common stock, the list of the names, addresses and taxpayer identification numbers of the stockholders who own shares of our common stock as of that date.

         After  the   effectiveness   of  this   registration   statement,   the
subscription agent will deliver to you this prospectus and the subscription rights.

         In order to exercise your rights, the subscription agent must receive, by mail, hand delivery, or otherwise, prior to 5:00 p.m., New York City time, on December 14, 2001, subject to our right to extend that date for up to 30 days, a properly completed and endorsed rights certificate and payment in full of the subscription price for the number of units subscribed in U.S. dollars by check, bank check, money order or other negotiable instrument payable to "Corporate Stock Transfer, Inc., as subscription agent - WaveRider Communications Inc.".

         However, if you wish to exercise your rights, but time will not permit you to cause the rights certificate to reach the subscription agent on or prior to the expiration date, you may nevertheless exercise your rights if you meet the following conditions:

                  (a) you have caused payment in full of the subscription price for each unit being subscribed for pursuant to your basic subscription right and your over-subscription right to be received by the subscription agent on or prior to the expiration date;

                  (b) the subscription agent receives, on or prior to the
                      expiration date, a guarantee notice, from an eligible institution, stating your name, the number of rights held, the number of units being subscribed for pursuant to the basic subscription right and the number of units being subscribed for pursuant to the over-subscription right, and guaranteeing the delivery to the subscription agent of the rights certificate at or prior to 5:00 p.m., New York city time, on the date three (3) business days following the date of the notice of guaranteed delivery; and

                  (c) the properly completed rights certificate evidencing the rights being exercised, with any required signatures being guaranteed, are received by the subscription agent, or such rights are transferred into the DTC account of the subscription agent, at or prior to 5:00 p.m., New York City time, on the date three (3) business days following the date of the notice of guaranteed delivery relating thereto.

         If you request that the rights certificate representing the common stock or warrants be issued in a name other than your name or that the certificate be sent to an address other than an address shown on your rights certificate, the signatures on such rights certificate must be guaranteed by a financial institution that is a member of a recognized signature guarantee or medallion program within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

         If you have not indicated the number of rights being exercised, or if the subscription price payment forwarded by you to the subscription agent is not sufficient to purchase the number of units being subscribed for, you will be deemed to have exercised your basic subscription right with respect to the maximum number of rights which may be exercised for the subscription price delivered to the subscription agent and, to the extent that the subscription price payment is delivered by you exceeds the subscription price multiplied by the maximum number of rights which may be exercised, you will have been deemed to have exercised your over-subscription right to purchase, to the extent available, up to the maximum number of units purchasable by you. The subscription agent, as soon as practicable after the expiration date, will refund to you the subscription price paid for the units not received, without interest.

         As soon as practicable after the expiration date of the offering, the subscription agent will mail to you certificates representing the warrants and common stock subscribed for. The certificates will be mailed via first class mail to your address as shown on the reverse side of the rights certificate or, if none, then as listed on the subscription agent's register.

Anti-takeover effect of Nevada law

         As a Nevada corporation, we are subject to the General Corporation Law of the State of Nevada, including Section 78.438. In general, Section 78.438 restricts the ability of a public Nevada corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder.

         An interested stockholder includes any person who is the beneficial owner, directly or indirectly, of at least 10% of the voting power of the outstanding voting shares or is an affiliate or associate of the corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of at least 10% of the voting power of the then outstanding shares. An interested stockholder may engage in a combination with the corporation if the board of directors approves the combination or the purchase of shares made by the interested stockholder on or before the date the interested stockholder acquired the shares.

         Since our articles of incorporation do not contain a provision expressly electing not to be governed by Section 78.438, it applies to us. As a result, potential acquirors may be discouraged from attempting to acquire us. This may have the effect of depriving our stockholders of acquisition opportunities to sell or otherwise dispose of our stock at above-market prices typical of such acquisitions.

         We are also subject to Sections 78.378 and 78.379 of the Nevada General Corporation Law. Generally, these sections prohibit any acquisition of a controlling interest in an issuing corporation unless the acquiror obtains the approval of the issuing corporation's stockholders. This statute only applies to a Nevada corporation with at least 200 stockholders of record, at least 100 of whom are Nevada residents, and does business directly or indirectly in Nevada. Currently, we do not believe that we do business in Nevada within the meaning of this statute; however, as the market for our product expands, we may do business in Nevada.

         A "controlling interest" is an interest that enables the acquiring person, directly or indirectly and individually or in association with others, to exercise: at least one-fifth but less than one-third, or at least one-third but less than a majority, or a majority or more, of all the voting power of the corporation in the election of directors. Once the acquiror crosses one of these thresholds, the shares acquired during the 90 days preceding this date are "control shares" which are deprived of the right to vote until a majority of the voting power of the corporation restores the right.

         A special stockholders' meeting may be called at the request of an acquiror to consider the voting rights of the acquiror's shares no more than 50 days (unless the acquiror agrees in writing to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or by-laws, call certain of the acquiror's shares for redemption.

         Our articles of incorporation and by-laws do not currently permit us to call an acquiror's shares for redemption under these circumstances. This statute also provides that, if the stockholders restore full voting rights to a holder of control shares which owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment of the "fair value" of their shares, which is a value not less than the highest price per share paid by the acquiring person in an acquisition.

         The provisions described above, together with the ability of the board of directors to issue preferred stock may have the effect of delaying or deterring a change in control of our company or a change in our management.

Transfer agent and registrar

         Corporate  Stock  Transfer  Inc.,  3200 Cherry Creek Drive,  Suite 430,
Denver, Colorado 80209, is the transfer agent and registrar for our common stock.

                           DISCLOSURE OF SEC POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our amended and restated Articles of Incorporation and By-Laws provide that we will indemnify our directors and officers, to the fullest extent permitted under Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Foley, Hoag & Eliot LLP, Boston, Massachusetts, will pass on the validity of the common stock offered by this prospectus for us. Gadsby Hannah LLP, Boston, Massachusetts, will pass upon certain legal matters in connection with this offering for the solicitation agent.

                                     EXPERTS

         The financial statements as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information concerning the public reference rooms. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's website at http://www.sec.gov.

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and our securities, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the Securities and Exchange Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission, or you may examine the registration statement without charge at the offices of the Securities and Exchange Commission described above.

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.


         (1) Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         (2) Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         (3) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

         (4) Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001;


         (5) Current Reports on Form 8-K filed on January 11, 2001, April 10, 2001, April 13, 2001, June 18, 2001, September 24,
                  2001, October 11, 2001 and October 26, 2001;


         (6) Proxy Statement used for our annual meeting of stockholders held on May 11, 2001; and

         (7) the description of our common stock contained in our registration statements on Form 8-A filed with the SEC on March 18, 1995, including all amendments and reports subsequently filed for the purpose of updating that description.

          You may request a copy of these filings at no cost, by calling us or writing to us at the following address:

                                    T. Scott Worthington
                                    WaveRider Communications Inc.
                                    255 Consumers Road, Suite 500
                                    Toronto, Ontario Canada M2J 1R4
                                    (416) 502-3200

February 16, 2001


Auditors' Report


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of loss, cash flows and shareholders' equity present fairly, in all material respects, the financial position of WaveRider Communications Inc. (the "Company") at December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the years in the three year-period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. As described in note 22, the consolidated financial statements as of December 31, 1997 have been restated. The restated 1997 consolidated financial were audited by other auditors whose revised report dated March 20, 1998 (except for note 4 which is as of March 22, 1999) expressed an unqualified opinion on those statements. We conducted our audits of these consolidated financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has incurred a significant operating loss for the year and has a deficit as at the end of the year, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/PricewaterhouseCoopers LLP

Chartered Accountants

WaveRider Communications Inc.

CONSOLIDATED BALANCE SHEETS

                                                                                               December 31
                                                                                          2000             1999
ASSETS


Current
    Cash and cash equivalents                                                      $   7,720,902     $   5,540,917
    Accounts receivable                                                                1,996,473           707,619
    Due from contract manufacturers                                                    1,127,792                 -
    Inventories                                                                        2,193,502           609,363
    Prepaid expenses and other assets                                                    983,361           128,451
                                                                                   -------------------------------

                                                                                      14,022,030         6,986,350

Property, plant and equipment                                                          2,395,373           978,160
Acquired core technologies                                                                     -         1,203,837
Acquired labor force                                                                     400,659                 -
Goodwill                                                                               4,114,983           912,169
                                                                                   -------------------------------

                                                                                   $  20,933,045    $   10,080,516
                                                                                   ================================
LIABILITIES

Current
    Accounts payable and accrued liabilities                                       $   4,372,365    $    1,654,401
    Consideration payable on business combination                                      1,621,917                 -
    Deferred revenue                                                                     423,677            41,035
    Current portion of obligation under capital lease                                    272,851            68,073
                                                                                   -------------------------------

                                                                                       6,690,810         1,763,509

Convertible promissory notes                                                           1,835,299                 -
Obligation under capital lease                                                           224,347            18,625
                                                                                   -------------------------------

                                                                                       8,750,456         1,782,134
                                                                                   -------------------------------
SHAREHOLDERS' EQUITY

Preferred Stock, $.001 par value per share: authorized - 5,000,000 shares;
    issued and outstanding 0 shares in 2000 and 764,000 shares in 1999                         -               764
Common Stock, $.001 par value per share: authorized - 200,000,000 shares;
    issued and outstanding - 55,121,898 shares in 2000 and 43,903,145 shares
        in 1999                                                                           55,122            43,903
Additional paid in capital                                                            46,014,398        22,599,172
Other equity                                                                          15,482,719         3,565,327
Accumulated other comprehensive income                                                    44,858                 -
Accumulated deficit                                                                  (49,414,508)      (17,910,784)
                                                                                   -------------------------------



                                                                                      12,182,589         8,298,382
                                                                                   -------------------------------

                                                                                   $  20,933,045    $   10,080,516
                                                                                   ===============================

Going Concern (Note 1)  Commitments and Contingencies (Note 16)

Approved by the Board                    Director                     Director

WaveRider Communications Inc.

CONSOLIDATED STATEMENTS OF LOSS


                                                                                 Year ended December 31
                                                                              2000         1999             1998

REVENUE

Product sales                                                          $    3,592,253  $  1,519,469    $     41,133
Service sales                                                                 540,739       196,576         164,749
                                                                       --------------------------------------------

                                                                            4,132,992     1,716,045         205,882
                                                                       --------------------------------------------
COST OF PRODUCT AND INTERNET SALES

Product sales                                                               4,983,048     1,225,194          13,445
Service sales                                                                 256,000        69,621          62,022
                                                                       --------------------------------------------

                                                                            5,239,048     1,294,815          75,467
                                                                       --------------------------------------------

GROSS MARGIN                                                               (1,106,056)      421,230         130,415
                                                                       --------------------------------------------

EXPENSES

Selling, general and administration                                         8,605,887     4,634,505       2,800,209
  Employee stock-based compensation                                       10,386,498        482,763               -

Research and development                                                    6,127,360     2,319,707       1,545,510
   Employee stock-based compensation                                        1,978,679         7,007               -

Depreciation and amortization                                               2,164,638       736,875         304,347
Bad debt expense                                                              539,379        55,948               -
Impairment of assets                                                        1,028,430             -               -
                                                                       --------------------------------------------

                                                                           30,830,871     8,236,805       4,650,066
                                                                       --------------------------------------------

Loss from operations                                                      (31,936,927)   (7,815,575)     (4,519,651)
Interest expenses                                                            (274,347)     (184,371)         (6,972)
Interest income                                                               581,614        48,096          49,105
                                                                       --------------------------------------------

NET LOSS BEFORE INCOME TAX EXPENSE                                        (31,629,660)   (7,951,850)     (4,477,518)

DEFERRED TAX RECOVERY                                                         157,045       504,000               -
                                                                       --------------------------------------------

NET LOSS                                                                  (31,472,615)   (7,447,850)     (4,477,518)
                                                                       =============================================

BASIC AND FULLY DILUTED LOSS PER SHARE                                 $        (0.59) $      (0.25)   $      (0.18)
                                                                       =============================================

Weighted Average Number of Common Shares                                   53,203,750    34,258,565      29,485,320
                                                                       =============================================


WaveRider Communications Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                    Year ended December 31
                                                                         2000             1999             1998
OPERATIONS

Net loss                                                             $ (31,472,615)  $ (7,447,850)   $   (4,477,518)
Items not involving cash
  Depreciation and amortization                                          2,164,638        736,875           304,347
  Extension of Employee Stock Option (1997) plan                        11,099,858              -                 -
  Options issued to non-employees                                           92,301         70,412           341,809
  Compensatory shares released from escrow to employee                     712,500              -                 -
  Compensatory shares issued to employees                                        -        457,007                 -
  Compensatory options issued to employees                                 552,819         32,763                 -
  Warrants issued on financing and other services                                -        360,098           313,325
  Unrealized foreign exchange loss included in selling,
    general & administration                                                19,150         22,044           (18,340)
  Write off of acquired core technologies and goodwill                   1,028,430              -                 -
  Write off of inventories                                               1,568,739              -                 -
  Bad debt expense                                                         539,379         55,948                 -
  Accretion of interest expense on convertible promissory notes            102,954              -                 -
  Accrued interest expense on consideration payable                         45,000              -                 -
  Amortization of call option included in prepaid expenses and
    other assets                                                           107,433              -                 -
  Deferred tax recovery                                                   (157,045)      (504,000)                -
Net changes in non-cash working capital items                           (3,671,541)      (907,113)          560,144
                                                                     ----------------------------------------------

                                                                       (17,268,000)    (7,123,816)       (2,976,233)
                                                                     -----------------------------------------------
INVESTING

Acquisition of property, plant and equipment                            (1,474,040)      (376,767)         (612,184)
Purchase of Transformation Techniques Inc.                                       -       (655,288)                -
Purchase of ADE Network Technology Pty. Ltd.                              (492,082)             -                -
                                                                      ---------------------------------------------

                                                                        (1,966,122)    (1,032,055)         (612,184)
                                                                      ----------------------------------------------
FINANCING

Proceeds from sale of shares and warrants (net of issue fees) and
  exercise of options and warrants                                      16,757,800     10,909,353         6,350,833
Proceeds from sale of convertible promissory notes                       4,818,000              -                 -
Dividends on preferred shares                                              (31,109)      (158,144)          (80,000)
Payments on capital lease obligations                                     (132,753)      (105,848)          (68,216)
                                                                      ----------------------------------------------

                                                                        21,411,938     10,645,361         6,202,617
                                                                      ---------------------------------------------

Effect of exchange rate changes on cash                                      2,169          4,170            (4,689)
                                                                      ----------------------------------------------

Increase in cash and cash equivalents                                    2,179,985      2,493,660         2,609,511

Cash and cash equivalents, beginning of year                             5,540,917      3,047,257           437,746
                                                                      ---------------------------------------------

CASH AND CASH EQUIVALENTS,
  end of year                                                         $  7,720,902   $  5,540,917    $    3,047,257
                                                                      =============================================

Supplementary disclosures of cash flow information: Cash paid during the year for:
   Interest                                                                 61,860         32,349             6,972
Noncash investing and financing activities
   Conversion of warrants (Note 15B(v))                                    103,686              -                 -
   Consideration payable for acquisition                                 1,534,917              -                 -
   Capital lease additions                                                 370,711        125,830           134,932


WaveRider Communications Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Years ended December 31


                                                                                                            Additional
                                                             Common Shares             Preferred Shares      Paid-in          Share
                                                         Number       Par Value     Number      Par Value    Capital         Capital

December 31, 1997                                      26,918,381    $  26,919        --          --    $  4,479,370  $  4,506,289
Issuances                                               1,670,360        1,670     800,000         800     4,787,697     4,790,167
(Notes 15B(ii), (iv), (v), (vi), 15F)
Conversions & exercises                                12,912,740       12,912                             1,550,008     1,562,920
(Notes 15B (I), (ii), (iii), 15E)
Options to non-employees (note 15E)
Dividends on preferred stock
Net loss
Shares in escrow (note 15B(iii))                      (10,000,000)     (10,000)                                           (10,000)

December 31, 1998                                      31,501,481       31,501     800,000         800    10,817,075    10,849,376

Issuances  (Notes 15B(v), (viii), (ix),(x),(xi),15F)   10,857,766       10,858                            10,026,885    10,037,743
Conversions & exercises (Notes 15B(ii), (vi), 15E)        441,440          441     (36,000)        (36)      322,933       323,338
Release of shares from escrow (Note 15B(iii))             450,000          450                               533,925       534,375
Issue for purchase of subsidiary (Note 15B(vii))          384,588          385                               441,615       442,000
Issued as compensation (Note 15F)                         267,870          268                               456,739       457,007
Compensatory options to employees (Note 15E)
Options to non-employees (Note 15E)
Dividends on preferred stock
Net loss

December 31, 1999                                      43,903,145    $  43,903     764,000    $    764  $ 22,599,172  $ 22,643,839

Extension of option plan (Note 15E)
Issuances  (Notes 15B(x), (xi), 14)                     1,437,036        1,437                             1,495,031     1,496,468
Conversions & exercises (Notes 15B(iv), (v),            8,881,717        8,882    (764,000)       (764)   18,714,845    18,722,963
(viii), (ix), (x), (xi), 15E)
Release of shares from escrow (Note 15B(iii))             900,000          900                             3,205,350     3,206,250
Compensatory options to employees (Note 15E)
Options to non-employees (Note 15E)
Dividends on preferred stock
Beneficial conversion (Note 14)
Cumulative Translation Adjustment Account
Net loss
Comprehensive net loss
December 31, 2000                                      55,121,898    $  55,122        --      $      -  $ 46,014,398  $ 46,069,520

WaveRider Communications Inc.

Years ended December 31




                                                                                                          Accumulated
                                                 Warrants                          Other                  Comprehensive
                                           Number        Amount       Other        equity       Deficit   Income/(Loss)    Total

December 31, 1997                        1,491,178  $     10,479  $    118,158  $    128,637  $ (3,985,007)           $    649,919
Issuances                                2,850,000     1,387,004                   1,387,004      (712,265)              5,464,906
(Notes 15B(ii), (iv), (v), (vi), 15F)
Conversions & exercises                 (1,961,178)     (100,049)     (253,619)     (353,668)                            1,209,252
(Notes 15B (I), (ii), (iii), 15E)
Options to non-employees (note 15E)                                    341,809       341,809                               341,809
Dividends on preferred stock                                                                       (80,000)                (80,000)
Net loss                                                                                        (4,477,518)             (4,477,518)
Shares in escrow (note 15B(iii))                                                                                           (10,000)

December 31, 1998                        2,380,000     1,297,434       206,348     1,503,782    (9,254,790)              3,098,368

Issuances  (Notes 15B(v),
   (viii), (ix),(x),(xi),15F)            4,309,629     2,063,717                   2,063,717    (1,050,000)             11,051,460
Conversions & exercises
   (Notes 15B(ii), (vi), 15E)              (30,000)      (5,717)       (99,630)    (105,347)                               217,991
Release of shares from escrow
   (Note 15B(iii))                                                                                                         534,375
Issue for purchase of subsidiary
   (Note 15B(vii))                                                                                                         442,000
Issued as compensation (Note 15F)                                                                                          457,007
Compensatory options to employees
    (Note 15E)                                                          32,763        32,763                                32,763
Options to non-employees (Note 15E)                                     70,412        70,412                                70,412
Dividends on preferred stock                                                                      (158,144)               (158,144)
Net loss                                                                                        (7,447,850)             (7,447,850)

December 31, 1999                        6,659,629  $  3,355,434  $    209,893  $  3,565,327  $(17,910,784)           $  8,298,382

Extension of option plan (Note 15E)                                 11,099,858    11,099,858                            11,099,858
Issuances  (Notes 15B(x), (xi), 14)      9,334,970     2,250,180                   2,250,180                             3,746,648
Conversions & exercises (Notes 15B(iv), (6,466,350)   (3,311,347)     (678,024)   (3,989,371)                           14,733,592
(v), (viii), (ix), (x), (xi), 15E)
Release of shares from escrow
    (Note 15B(iii))                                                                                                      3,206,250
Compensatory options to employees
    (Note 15E)                                                         552,819       552,819                               552,819
Options to non-employees (Note 15E)                                     92,301        92,301                                92,301
Dividends on preferred stock                                                                       (31,109)                (31,109)
Beneficial conversion (Note 14)                                      1,911,605     1,911,605                             1,911,605
Cumulative Translation
   Adjustment Account                                                                                          44,858       44,858
Net loss                                                                                       (31,472,615)            (31,472,615)
Comprehensive net loss                                                                                                 (31,427,757)
December 31, 2000                        9,528,249  $  2,294,267  $ 13,188,452  $ 15,482,719  ($49,414,508)   $44,858 $ 12,182,589


                          WaveRider Communications Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


1.       GOING CONCERN

These consolidated financial statements are prepared on a going-concern basis which assumes that the Company will realize its assets and discharge its liabilities in the normal course of business. The Company incurred an operating loss of $31,472,615 for the year ended December 31, 2000 (1999 - $ 7,447,850 and
1998 - $4,477,518) and reported a deficit at that date of $49,414,508 (1999 -
$17,910,784). In addition, projected cash flows from the Company's current operations are not sufficient to finance the Company's current and projected working capital requirements. These circumstances, together with the requirements to continue investing in research and development activities to meet the Company's growth objectives, lend significant doubt as to the ability of the Company to continue in normal business operations.

In recognition of this issue, the Company entered into a Security Purchase Agreement on December 8, 2000 thereby raising $5,000,000 initially (Note 14) and, with certain conditions, to raise a further funding of $7,000,000 in early 2001. In addition, if the conditions to receive the funds from the Security Purchase Agreement are not met, Management is considering various other funding alternatives, including a private placement, to raise capital in early 2001, but there is no assurance that these undertakings will be successful. The ability of the Company to continue as a going concern is dependent upon obtaining adequate sources of financing and developing and maintaining profitable operations. Should the Company be unable to continue as a going concern, assets and liabilities would require restatement on a liquidation basis, which would differ materially from the going-concern basis.

2.       NATURE OF OPERATIONS

WaveRider Communications Inc., incorporated in 1987 under the laws of the state of Nevada, is a public company traded on the NASDAQ National Market System using the trading symbol WAVC. The Company develops and markets wireless data communications products throughout the world, focusing on Internet connectivity. The Company's primary market is telecommunications companies and Internet Service Providers (ISPs) supplying high speed wireless internet connectivity to their customers. A significant secondary market is that of Value Added Resellers, to allow them to supply their customers with wireless connectivity for local area networks.

3.       SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and basis of accounting - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, ADE Network Technology Pty Ltd. ("ADE"), an Australian Corporation, WaveRider Communications (USA) Inc., a Nevada Corporation, WaveRider Communications (Canada) Inc., a British Columbia company, and JetStream Internet Services Inc., a British Columbia company.

The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America.

Use of estimates in the preparation of financial statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reporting period. Actual results could differ from those estimates.

Revenue recognition and deferred revenue - In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements". SAB 101 provides guidance regarding the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. In June 2000, the SEC issued SAB 101B that had the effect of delaying the required adoption of SAB 101 for the Company until the fourth quarter of 2000. The adoption of SAB 101 in the fourth quarter of 2000 did not have a material impact on the Company's financial position or results of operations for any prior period.

Revenue for product sales to end-user and Value-Added Reseller customers is recognized when all of the following criteria have been met: (a) evidence of an agreement exists, (b) delivery to the customer has occurred, (c) the price to the customer is fixed and determinable, and (d) collectibility is reasonably assured. Delivery occurs when the product is shipped, except when the terms of the contract include substantive customer acceptance.

Revenue from maintenance is recognized ratably over the term of the contract. Revenue from installation and consulting services is recognized as earned and the associated costs and expenses are recognized as incurred. In cases in which extended warranty, maintenance or installation services are bundled with the sale of product, the Company unbundles these components and defers the recognition of revenue for the services at the time the product sales revenue is recognized based upon the estimated fair value of the service element.

Fees billed for internet services on long-term service contracts are recognized over the period of the contracts.

Financial instruments - Financial instruments are initially recorded at historical cost. If subsequent circumstances indicate that a decline in the fair value of a financial asset is other than temporary, the financial asset is written down to its fair value.

By their nature, all financial instruments involve risk, including credit risk for non-performance by counterparties. The contract or notional amounts of these instruments reflect the extent of involvement WaveRider has in particular classes of financial instruments. The maximum potential loss may exceed any amounts recognized in the Consolidated Balance Sheets. However, WaveRider's maximum exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and financial guarantees is limited to the amount drawn and outstanding on those instruments. Exposure to credit risk is controlled through credit approvals, credit limits and monitoring procedures. WaveRider seeks to limit its exposure to credit risks in any single country or region.

At December 31, 2000, included in other receivables was an amount of $902,639 due to the Company from one of its contract manufacturers.

By virtue of its international operations, the Company is exposed to fluctuations in currency. WaveRider manages its exposure to these market risks through its regular operating and financing activities. The Company is subject to foreign currency risk on its Canadian and Australian business activities.

The fair values of cash and cash equivalents, accounts receivable, due from contract manufacturers, accounts payable and accrued liabilities, consideration payable on business combination and convertible promissory notes approximate their recorded amounts unless otherwise stated.

Cash and cash equivalents - All liquid investments having an original maturity not exceeding three months are treated as cash equivalents.

Inventory - Raw materials are recorded at the lower of cost or replacement cost. Finished goods are recorded at the lower of cost and net realizable value. Cost is determined on the weighted average cost basis and includes material, labor and overheads, where applicable.

Property, plant and equipment - Property, plant and equipment are recorded at historic cost. Effective for the first quarter of 2000, the Company adopted a change in its method of depreciation from a declining balance to a straight line basis, as follows:

 Computer software                           3 years
 Computer equipment                          4 years
 Lab equipment and tools                     4 years
 Equipment and fixtures                      5 years
 Leasehold improvements    over the term of the lease or estimated useful lives

The change in policy had no significant effect on current or prior period reported amounts for depreciation. Foreign currency translation - The Company's functional currency is the United States dollar, except as noted below. Foreign denominated non-monetary assets, liabilities and operating items of the Company are measured in United States dollars at the exchange rate prevailing at the respective transaction dates. Monetary assets and liabilities denominated in foreign currencies are measured at exchange rates prevailing at the balance sheet date.

The functional currency of ADE, the Company's subsidiary in Australia, is Australian dollars. Accordingly, ADE's assets and liabilities are translated into US dollars using the rate of exchange in effect at the balance sheet date, whereas ADE's revenues, expenses, gains and losses are translated at the average rate of exchange in effect throughout the reporting period. Resulting translation adjustments are included as a separate component of comprehensive income within shareholders' equity (deficit) in the accompanying consolidated financial statements.

Income taxes - Income taxes are accounted for in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the tax rates and laws currently enacted. Valuation allowances are established, when necessary, to reduce deferred tax assets when realization is not more likely than not.

Stock options - The Company applies SFAS No. 123, together with APB 25 as permitted under SFAS 123, in accounting for its stock option plan. Accordingly, the Company uses the intrinsic value method to measure the costs associated with the granting of stock options to employees and this cost is accounted for as compensation expense in the consolidated statement of loss over the option vesting period or upon meeting certain performance criteria. In accordance with SFAS 123, the Company discloses the fair values of stock options issued to employees. Stock options issued to outside consultants are valued at their fair value and charged to the consolidated statement of loss in the period in which the services are rendered.

Research and development costs - Research and development costs are charged to expense as incurred.

Acquired core technologies - Acquired core technologies are recorded at cost and amortized using the straight-line method over a period of three years.

Acquired labor force - Acquired labor force costs are recorded at cost and amortized using the straight-line method over a period of three years.

Goodwill - Goodwill is recorded at cost and amortized using the straight-line method over a period not exceeding five years. Effective 2000, the Company modified the amortization period for goodwill from a period of three years to a period not exceeding five years. This modification was adopted prospectively and had the effect of increasing the total asset and decreasing the net loss as at and for the year ended December 31, 2000 by $162,000.

Valuation of long-lived assets - The Company periodically evaluates the carrying value of its long-lived assets, including, but not limited to, property, plant and equipment, acquired core technologies, acquired labor force and goodwill. The carrying value of a long-lived asset is considered to be impaired when the undiscounted cash flow from such asset is estimated to be less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of would be determined in a similar manner, except that fair market values would be reduced by the cost of disposal.

Comprehensive income (loss) - Under SFAS No. 130 "Reporting Comprehensive Income" the Company displays all items required to be recognized under accounting standards as components of its comprehensive income. Comprehensive loss differs from net loss as a result of foreign currency translation adjustments.

Recently issued accounting standards - In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires all derivatives to be recognized as either assets or liabilities on the Consolidated Balance Sheet at fair value. The corresponding change in fair value of the derivative instrument will be recognized either in the Consolidated Statement of Operations, net of any change in fair value of the related hedged item, or as a component of comprehensive income depending upon the intended use and designation of the instrument. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133." SFAS No. 137 had the effect of delaying the required adoption date of SFAS No. 133 for the Company until the first day of the Company's fiscal year 2001. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of SFAS No. 133." SFAS No. 138 addresses a number of implementation issues associated with SFAS No. 133. The Company adopted SFAS No. 133 and its associated interpretations on the first day of its fiscal year 2001. The adoption of these new accounting standards will not have a material impact on the Company's financial position or results of operations.

4.       ACQUISITION OF SUBSIDIARIES

ADE Network Technology Pty Ltd. - Effective October 1, 2000, the Company acquired ADE Network Technology Pty Ltd. of Melbourne, Australia, ("ADE") a privately-held wireless infrastructure company. The Company undertook this acquisition to provide a sales presence in Australia and South East Asia.

Under the terms of agreement, the Company committed to pay a minimum of $2,227,000 ($4,000,000 Australian) in 4 equal quarterly installments commencing on the closing date. In addition, the former shareholders of ADE could receive up to $501,000 ($900,000 Australian) additional consideration based on 40% of any revenue in excess of $4,175,000 ($7.5 Million Australian) earned by ADE during the 12 months ended September 30, 2001. When the final revenues are determined, any additional compensation will be recorded as goodwill and amortized over the balance of the useful life.

Payment of the first installment of $1,000,000 Australian was made in cash at the Closing. Subsequent to the year-end, on January 3, 2001, the Company made the second payment of $1,000,000 Australian in cash. Payment of the balance of the consideration can be made, at the Company's sole discretion, in the form of shares, cash or a combination of each.

The transaction, accounted for as a purchase, is summarized as follows:

         Current assets                                                                 $     1,038,352
         Fixed assets                                                                           271,537
         Current liabilities                                                                 (1,160,762)
         Non-current liabilities                                                               (199,825)
                                                                                        ----------------

         Net liabilities assumed                                                                (50,698)
         Expenses incurred on acquisition                                                       (51,237)
         Acquired labor force                                                                   425,000
         Deferred income tax liability                                                         (153,000)
         Goodwill                                                                             1,917,917
                                                                                        ---------------

         Purchase price                                                                 $     2,087,982
                                                                                        ===============

         Cash paid on closing                                                           $       553,065
         Consideration payable                                                                1,534,917
                                                                                        ---------------

         Total consideration given                                                      $     2,087,982
                                                                                        ===============

The cash effect of this transaction is summarized as follows:

         Bank indebtedness assumed                                                      $        75,631
         Cash paid on closing                                                                   553,065
         Cash acquired                                                                         (136,614)
                                                                                        ---------------

         Net cash paid                                                                  $       492,082
                                                                                        ===============

The following summarizes certain supplementary pro forma disclosure assuming that the acquisition had occurred at the beginning of 1999:

                                                                     2000             1999
                                                             --------------------------------
                                                               (unaudited)        (unaudited)

Proforma consolidated revenue                                $    7,276,639   $     5,883,252
                                                             ================================
Proforma consolidated net loss                               $  (32,529,320)  $    (8,188,491)
                                                             =================================
Proforma consolidated basic and fully diluted loss per share $        (0.61)  $        (0.27)
                                                             ================================

Goodwill will be amortized on a straight-line method over a period of three years.

WaveRider Communications (USA) Inc. - In December 2000, the Company determined that there was significant impairment of its investment in WaveRider Communications (USA) Inc. and, accordingly, wrote off a number of assets relating to this acquisition (Note 5 - Impairment of Assets).

Effective June 11, 1999, the Company acquired, through a merger with the Company's newly formed subsidiary, TTI Merger Inc., all of the issued and outstanding shares of Transformation Techniques, Inc. ("TTI"). Subsequently the subsidiary changed its name to WaveRider Communications (USA) Inc.

TTI was a designer and manufacturer of wireless radio frequency communications systems, offering wireless data, bridging and LAN connectivity systems in both licensed and unlicensed frequencies. It had product design, manufacturing and head office facilities in Cleveland, Ohio as well as sales and support operations in California and Louisiana.

The transaction, accounted for as a purchase, is summarized as follows:

Other current assets                                                                                $      345,265
Bank indebtedness                                                                                         (401,303)
Accounts payable and accrued liabilities                                                                  (593,582)
Deferred income tax liability                                                                             (504,000)
                                                                                                    ---------------
Net liabilities assumed                                                                                 (1,153,620)
Goodwill                                                                                                   504,000
Acquired core technologies                                                                               1,444,605
                                                                                                    --------------

Purchase price                                                                                      $      794,985
                                                                                                    ==============

Cash paid on closing                                                                                $      253,985
Issuance of shares, including reset shares issued pursuant to certain market value
share performance provisions -                                                                             384,588
shares of common stock                                                                                     442,000
Note payable, included in accounts payable and accrued liabilities                                          99,000
                                                                                                    --------------

Total consideration given                                                                           $      794,985
                                                                                                    ==============
The cash effect of this transaction is summarized as follows:

Bank indebtedness assumed                                                                           $      401,303
Cash paid on closing                                                                                       253,985
                                                                                                    --------------

Net cash paid                                                                                       $      655,288
                                                                                                    ==============

The following summarizes certain supplementary pro forma disclosure assuming that the acquisition had occurred at the beginning of 1998:
                                                                                                           1999
                                                                                                   ----------------
                                                                                                     (unaudited)

Pro forma consolidated revenue                                                                     $      2,369,510
                                                                                                   ================

Pro forma consolidated net loss                                                                    $     (7,755,009)
                                                                                                    ================

Pro forma consolidated basic and fully diluted loss per share                                      $          (0.26)
                                                                                                   =================

5.       IMPAIRMENT OF ASSETS

During the fourth quarter of fiscal 2000, it was determined that products built from technologies acquired from TTI in 1999 did not meet customer expectations under certain operating conditions and that these technologies, in fact, could not be remedied.

Accordingly, the Company developed replacement technologies and abandoned the TTI technologies. All TTI amounts carried on the Company's balance sheet have appropriately been written off, and related costs recorded, as follows:

Write off of acquired core technology                                                              $     762,430
Write off of goodwill                                                                                    266,000
                                                                                                   -------------

Impairment of assets recorded in operating expenses                                                    1,028,430
                                                                                                   -------------

In addition, the Company recorded in cost of goods sold, inventory write-downs and warranty provisions during the fourth quarter in the amount of $1,218,216.

The products built from the TTI technologies were included in the Company's wireless data communications segment.

6.       ACCOUNTS RECEIVABLE

                                                                                       2000                  1999
                                                                                ------------------------------------

Accounts receivable - trade                                                     $    2,453,565      $        665,525
Other receivables                                                                      134,785               108,410
Allowance for doubtful accounts                                                       (591,877)             ( 66,316)
                                                                                ------------------------------------

                                                                                $    1,996,473      $        707,619
                                                                                ====================================
7.       INVENTORIES
                                                                                       2000                  1999
                                                                                ------------------------------------

Finished products                                                               $    1,116,651      $        161,350
Raw materials                                                                        1,076,851               448,013
                                                                                ------------------------------------

                                                                                $    2,193,502      $        609,363
                                                                                ====================================


8.       PREPAID EXPENSES AND OTHER ASSETS

                                                                                       2000                  1999
                                                                                ------------------------------------

Prepaid expenses                                                                $      430,914     $         128,451
Call option                                                                            408,795                     -
Deferred financing expense                                                             143,652                     -
                                                                                ------------------------------------

                                                                                $      983,361     $         128,451
                                                                                ====================================

9.       PROPERTY, PLANT AND EQUIPMENT

                                                     Accumulated   Net Book                       Accumulated   Net Book
                                                    Depreciation/    Value                       Depreciation/    Value
                                          Cost      Amortization     2000               Cost     Amortization     1999
                                     -------------------------------------------------------------------------------------

Computer software                     $ 1,162,873   $  498,515  $   664,358        $    520,254   $ 275,933    $ 244,321
Computer equipment                      1,198,592      426,399      772,193             411,122     121,688      289,434
Lab equipment and tools                   840,922      375,637      465,285             445,023     139,773      305,250
Equipment and fixtures                    581,255      186,763      394,492             142,977      33,406      109,571
Leasehold improvements                    193,867       94,822       99,045              73,113      43,529       29,584
                                     -----------------------------------------------------------------------------------

                                      $ 3,977,509   $1,582,136  $ 2,395,373        $  1,592,489   $ 614,329    $ 978,160
                                     ===================================================================================


Computer software includes $5,141 (1999 - $6,346) net of accumulated depreciation of $5,141 (1999 - $3,935), Computer equipment includes $183,968 (1999 - $11,584) net of accumulated depreciation of $30,688 (1999 - $3,838), Lab
Equipment and tools includes $211,231(1999 - $ 144,329) net of accumulated depreciation of $125,123 (1999 - $53,052) and Equipment and fixtures includes $230,403 (1999 - $29,933) net of accumulated depreciation of $71,386 (1999 -
$2,112) related to capital leases.


10.       ACQUIRED CORE TECHNOLOGIES

                                                                                       2000              1999
                                                                                -----------------------------------

Cost (Notes 4 and 5)                                                            $            -       $   1,444,605
Less: accumulated amortization                                                               -            (240,768)
                                                                                -----------------------------------

                                                                                $            -           1,203,837
                                                                                ==================================


11.      ACQUIRED LABOR FORCE

                                                                                       2000              1999
                                                                                -----------------------------------

Cost (Note 4)                                                                   $      436,076       $           -
Less: accumulated amortization                                                         (35,417)                  -
                                                                                ----------------------------------

                                                                                $      400,659                   -
                                                                                ==================================


12.      GOODWILL

                                                                                       2000              1999
                                                                                -----------------------------------

Cost (Notes 4, 5 and 15B(iii))                                                  $    5,070,449       $   1,117,031
Less: accumulated amortization                                                        (955,466)           (204,862)
                                                                                -----------------------------------

                                                                                $    4,114,983       $     912,169
                                                                                ==================================

12.      ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                                       2000              1999
                                                                                -----------------------------------

Accounts payable                                                                 $   2,006,608       $   1,082,733
Accrued liabilities                                                                   1,449,700            241,703
Accrued salaries and benefits                                                           558,276            309,179
Accrued warranty provision                                                              240,045             20,786
Put option (Note 14)                                                                    117,736                  -
                                                                                ----------------------------------

                                                                                $     4,372,365      $   1,654,401
                                                                                ==================================

13.      CONVERTIBLE PROMISSORY NOTES

On December 8, 2000, the Company issued convertible promissory notes in the aggregate principal amount of $5,000,000 to Capital Ventures International ("CVI") and received cash proceeds of $5,000,000, less cash fees of $182,000 and warrants valued at $23,680. The notes bear an interest rate of 6%, compounded annually and are repayable on December 8, 2002, if not converted prior to that date. The principal amount of the notes plus accrued and unpaid interest automatically convert, subject to certain terms and conditions, into shares of the Company's common stock upon the effectiveness of a registration statement filed with the Securities and Exchange Commission ("SEC") on December 28, 2000.

The conversion price is initially $2.4375 per share and, upon the effective date of the registration statement, will be reduced (if lower) to 90% of the lower of the average closing bid price of the Company's common stock during the 20 trading days immediately prior to the effective date of the registration statement and the closing bid price on the last trading day immediately prior to the effective date of the registration statement.

In connection with the private placement, the Company also issued to CVI Series J and Series K warrants to purchase up to 2,461,538 and 5,907,692 shares of common stock at an exercise price of $3.35 per share and $2.539 per share, respectively. The Series J warrants have a term of five years and contain a cashless exercise feature. The Series K warrants have a one-year term. Additionally, beginning on June 8, 2001, if the average closing bid price for the Company's common stock for 20 consecutive days is greater than $3.81, the Company can cause CVI to exercise the Series K warrants.

In addition, in connection with the private placement, the Company agreed, subject to the satisfaction or waiver of certain conditions, to issue to CVI, on the later of (i) March 8, 2001 and (ii) the 30th day after the registration statement is declared effective by the SEC, additional 6% convertible promissory notes in the aggregate principal amount of $7,000,000 and Series L Warrants. The Series L common stock purchase warrants contain a cashless exercise feature and are exercisable for 5 years from the date of issuance. The ability of CVI to purchase, and the ability of the Company to require the purchase of, these notes have been accounted for as Put and Call Options respectively. The conversion price of the notes will initially be set at $2.64 and upon the effective date of a future registration statement will be reduced (if lower) to 90% of the lower of the average closing bid price of the Company's common stock during the 20 trading days immediately prior to the effectiveness of the second registration statement and the closing bid price on the last trading day immediately prior to the effective date of the second registration statement. The Series L Warrants will cover a number of shares of the Company's common stock equal to $7,000,000 divided by the average closing bid price of the common stock during the 20 trading days immediately prior to the date of issuance of such warrants at an exercise price equal to 165% of the average closing bid price of the common stock during such 20 trading day period.

In connection with the private placement, the Company agreed to pay Avondale Capital Partners Inc. ("Avondale") a fee equal to 2% of the total aggregate amount financing received by the Company pursuant to the Securities Purchase Agreement, to a maximum fee of $400,000 plus 50,000 Series M warrants, for its involvement as a consultant in connection with the Securities Purchase Agreement. Upon the First Closing, the Company issued to Avondale Series M warrants to purchase 25,000 shares of common stock at an exercise price of $3.05 per share. In addition, upon the Second Closing, the Company will issue to Avondale warrants to purchase a further 25,000 shares of common stock at a price equal to 150% of the market price at the time of the second closing. The First Closing warrants will expire on December 8, 2005 and the Second Closing warrants will expire five years from the Second Closing date. The fair value of $23,680 for the warrants has been included in the cost of financing.

The net proceeds of the transaction have been allocated to the primary financial instruments as follows:

      Convertible promissory notes      $  1,732,346
      Beneficial conversion feature        1,911,605
      Series J warrants                    1,195,663
      Series K warrants                      503,097
      Series M warrants                       23,680
      Put option                             117,736
      Call option                           (516,229)
      Deferred financing costs              (149,898)
                                       -------------

      Net cash proceeds                 $  4,818,000
                                        ============

The proceeds received were first allocated to the convertible promissory note, the warrants and the options based on the relative fair values of the respective instruments. Then the beneficial conversion feature embedded in the convertible promissory note was calculated and measured using the intrinsic value of the feature based on the most beneficial conversion available to the investor on the commitment date. If the reset conversion price were to result in an additional benefit to the investor, the beneficial conversion feature would increase.

The convertible promissory note is being accreted over the period to its redemption date of December 7, 2002. If the note is converted prior to the redemption date, the remaining portion of the discount on the note will be charged to interest expense.

The Put Option reflects the value of the investor's right to require the company to issue additional convertible promissory notes and warrants. The Call Option reflects the value of the company's right to require the investor to purchase additional convertible promissory notes and warrants.

The Call Option is being amortized over the period of the option and for the year ended December 31, 2000, $107,433 has been charged to the statement of loss. In addition, $102,954 was charged to the statement of loss relating to the accretion of interest expense on the convertible promissory notes.

14.      SHARE CAPITAL

A        Authorized share capital

         Preferred shares issuable in series, par value of $0.001 - 5,000,000 shares

         Common shares, par value of $0.001 - 200,000,000 shares

B        Issued share capital



         i) Series A preferred share units - On February 6, 1997, the Company issued 298,125 preferred share units at a price of $0.65 per unit for cash proceeds of $193,782. Each unit consisted of one Series A voting preferred share, convertible immediately into 10 common shares for no additional consideration, and three warrants (Series B, C and D). Based on the fair value of the underlying instruments within the preferred share unit, $130,934 of the total proceeds was allocated to preferred shares and $26,239, $20,426 and $16,183 was allocated to the Series B warrants, Series C warrants and Series D warrants, respectively. As the preferred shares were immediately convertible into common shares, the $62,848 difference between the proceeds allocated to preferred shares and the fair value of the underlying common shares has been recorded as a dividend in 1997. Each warrant entitled the holder to purchase one common share at the following respective exercise prices of $0.085 (Series B), $0.105 (Series C) and $0.125 (Series D) on or before February 6, 1998.

                  Immediately after the units were sold, the preferred shares were converted into 2,981,250 common shares. During 1997,
                  7,452,572   warrants  were  exercised  for  cash  proceeds  of
                  $782,520. During 1998, the remainder of the warrants, 1,491,178, were exercised for cash proceeds of $156,573.

         ii) Common share units - On February 16, 1998, the Company issued 500,000 common share units, at a price of $1.00 per unit, for cash proceeds of $500,000. Each unit consisted of one common share and a Series E warrant. Based on the fair value of the underlying instruments within the common share unit, $404,713 of the total proceeds was allocated to common shares and the balance of $95,287 was allocated to the Series E warrants. The Series E warrants entitled the holder to purchase one common share at $1.25 per share on or before February 16, 1999.

                  During 1998, 470,000 of the warrants were exercised for cash proceeds of $587,500. The remaining 30,000 were exercised in 1999 for cash proceeds of $37,500.

         iii) Series B preferred shares - 4,000,000 Series B preferred shares were issued upon the acquisition of Major Wireless Communication Inc. (note 4). The shares were voting and convertible into common shares at a ratio of ten common shares for each preferred share. Each preferred share entitled the holder to 10 votes.

                  The shares were held in escrow to be released upon occurrence of certain performance related events. If the events had not occurred by May 13, 2002, the remaining shares held in escrow would be cancelled. On April 15, 1998, the Company and the Series B preferred shareholders agreed to amend the terms of the preferred shares. The conversion ratio was amended to a ratio of 2.5 common shares for each preferred share. On the same date, the preferred shares were converted into 10,000,000 common shares. These common shares are held in escrow and will be released upon the occurrence of certain performance related events. If the specified criteria have not been met by May 13, 2002, the remaining common shares held in escrow will be cancelled. The Board of Directors can extend the escrow period by up to two years.

                  In 1999, and prior to any release of the escrow shares, two of the shareholders agreed to donate back to the Company 500,000 shares each. These shares have been received by the Company and returned to treasury.

                  The first milestone related to the release of the common shares held in escrow was met with the delivery of prototype product on August 18, 1999. As a result, the Company requested and the Escrow Agent released the first 5% of the shares held under the Escrow Agreement, valued at $534,375. The valuation was based on the closing price of the common stock on August 18, 1999, of $1.1875 per share and was charged to Goodwill.

                  During the second quarter of 2000, the second milestone was met with the first of the LMS systems becoming operational in at least one community. As a result, the Company requested and the Escrow Agent released, on May 26, 2000, the second 10% of the shares held under the Escrow Agreement, 900,000 shares of common stock, valued at $3,206,250. The Company charged $712,500 to compensation expense and charged $2,493,750 to Goodwill. The valuation was based on the closing price of the common stock on May 26, 2000 of $3.5625 per share.

                  The remaining 7,650,000 shares held in escrow are not included in the number of shares outstanding and the par value ascribed is not recorded in the respective share capital accounts. The shares will be considered to be issued when and if the respective performance events have occurred and the value of the shares will be measured and recorded at that date.

         iv) Series C Preferred share units - On June 11, 1998, the Company issued 800,000 preferred share units at a price of $2.50 per unit for cash proceeds of $2,000,000, less costs of $50,000. Each unit consisted of an 8% voting, convertible preferred share and one Series F warrant. Each preferred share may be converted at the option of the holder into one common share for no additional consideration on or before April 30, 2000. Based upon the fair value of the underlying instruments within the preferred share unit, $1,536,343 of the total proceeds, net of costs, was allocated to preferred shares and $413,657 was allocated to the Series F warrants. As the preferred shares were immediately convertible into common shares, the $712,265 difference between the proceeds allocated to preferred shares and the fair value of the underlying common shares has been recorded as a dividend in 1998.

                  Each Series F warrant entitles the holder to purchase one common share at the exercise price of $2.50 on or before June 11, 2000. During 2000, all of the Series F warrants were exercised for cash proceeds of $2,000,000.

                  During 1999, 36,000 shares of preferred stock were converted to shares of common stock and, in 2000, the balance of 764,000 shares of preferred stock were converted to shares of common stock.

         v) Common share purchase agreement - Under a Common Share Purchase Agreement dated December 29, 1998, the Company entered into an arrangement to sell up to an aggregate amount of $10,000,000 of common stock in three tranches and to issue four groups of warrants.

                  On December 29th, 1998 the Company issued 1,167,860 common shares in the First Tranche at $2.57 per share for cash proceeds of $3,000,000. On June 4, 1999, the Company issued 1,660,945 common shares in the Second Tranche at $1.81 per share for cash proceeds of $3,000,000.

                  Pursuant to the agreement, the Company was required to issue additional shares to the investors if the average bid price for the common stock for 30 days prior to certain future dates ("Reset Price") is below the initial purchase price multiplied by 117.5 per cent. The number of shares to be issued will be based on the following formula: ((Number of shares subject to repricing) X (Initial Purchase Price X 117.5% - Reset Price)) / Reset Price.

                  During 1999, the Company issued 1,002,441 common shares pursuant to the reset provisions of the First Tranche and 1,753,812 common shares pursuant to the reset provisions of the Second Tranche. In addition, the Company issued 70,198 common shares pursuant to an agreement to amend the timing of the resets of the Second Tranche. The $92,100 fair value of this transaction was included in share issue costs for the year. The $1,050,000 value of the 17.5% premium over the Reset Price has been recorded as a dividend in 1999.

                  During the third quarter of 1999, the Company informed the investors that it would not be taking up its option to sell the Third and Final Tranche of shares to the investors.

                  In 1998, as part of the agreement, the Company issued to the investors four groups of warrants as follows: 225,000 with an exercise price of $2.00, 225,000 with an exercise price of $2.61, 225,000 with an exercise price of $3.00 and 225,000 with and exercise price of $4.00. Each warrant entitles the holder to acquire one common share at the specified exercise price, and contain a cashless exercise feature. The warrants expire on December 29, 2003.

                  Cost of the transactions included fees of $142,508 related to the Second Tranche and $298,419 related to the First Tranche. In addition, 150,000 warrants with a fair value of $103,686 were issued, in 1998, to a placement agent. Each warrant entitles the holder to acquire one common share at an exercise price of $3.00 per share. The warrants expire on December 29, 2003.

                  The initial proceeds less costs of the First Tranche have been allocated between common stock and warrants, based on the respective relative fair values, as follows:

                  Common stock                                        $2,136,846
                  $2.00 warrant                                          124,980
                  $2.61 warrant                                          117,662
                  $3.00 warrant                                          113,607
                  $4.00 warrant                                          104,800

                  During 2000, the investors exercised all of the warrants with exercise prices of $2.00, $2.61 and $3.00 and 191,249 warrants with an exercise price of $4.00, for total proceeds of $2,477,246. In addition, the placement agent's warrants to purchase 150,000 shares of common stock at $3.00, with an assigned value of $103,686, were exercised using the cashless exercise feature. This resulted in the issuance of 107,522 common shares and the return and cancellation of the balance of 42,478 warrants.

         vi) Series G Warrants - As a commitment fee for the right to issue up to $2,000,000 in convertible debentures to certain investors, the Company issued the investors warrants to purchase 500,000 common shares at an exercise price of $1.50 per share. The warrants expire on December 15, 2003. The warrants have been recorded at their fair value of $313,325 with the costs charged to the consolidated statement of loss in 1998. The Company terminated the debenture agreement on January 8, 1999 without drawing any funds.

         vii) Common Stock issued upon acquisition - On June 15, 1999, the Company finalized a merger agreement between Transformation Techniques, Inc. ("TTI") and a newly incorporated subsidiary, TTI Merger Inc. The new subsidiary subsequently changed its name to WaveRider Communications (USA) Inc.

                  As part of the consideration, the Company issued 256,232 shares of common stock, having a market value of $442,000 to Mr. Peter Bonk, the sole shareholder of TTI, and TTI was merged into TTI Merger Inc. Prior to the merger agreement Mr. Bonk had no shareholding in or affiliation with the Company.

                  Pursuant to the Acquisition Agreement, the Company was required to issue additional shares to Mr. Peter Bonk if the average bid price for the common stock for 5 days prior to certain future dates ("Reset Price") fell below the original price of the shares at acquisition. During the third quarter of 1999, the Company issued 57,463 common shares pursuant to the first reset. During the fourth quarter of 1999, the Company issued a further 70,893 common shares pursuant to the second and the third resets. The additional shares issued did not affect the cost of the acquired company. The Company has now satisfied this requirement and there are no further resets (Note 4).

         viii) Series H Warrants - On June 29, 1999, the Company issued, for services rendered, warrants to purchase 500,000 common shares at an exercise price of $2.00 per share, up to June 29, 2004. The warrants have been recorded at their fair value of $295,120 with the costs charged to the consolidated statement of loss in 1999. During 2000, all of the warrants were exercised for cash proceeds of $1,000,000.

         ix) Loan Agreement - On October 15, 1999, the Company entered into a loan agreement with AMRO International, S.A. ("AMRO") under which the Company borrowed from AMRO $1,500,000 payable on or before May 23, 2000. Under the terms of the agreement, the Company paid interest at 10% per annum and was subject to a repayment premium of 5% of the outstanding balance if the loan was repaid within 120 days or a 10% premium if paid after 120 days.

                  Pursuant to a loan agreement the Company issued warrants to purchase 180,000 common shares at an exercise price of $1.01 per share, up to October 31, 2003. The warrants have been recorded at their fair value of $64,978 with the costs charged to the consolidated statement of loss in 1999.

                  The loan was repaid in full on December 23, 1999. During 2000, all of the warrants were exercised for cash proceeds of $181,800.

         x) Common Stock Purchase Agreement - Under a Common Stock Purchase Agreement, dated October 18, 1999, the Company agreed to sell and the investor to buy up to $5,000,000 in common shares of the Company. Pursuant to the agreement the Company issued warrants to purchase 200,000 common shares at an exercise price of $1.01 per share, up to October 31, 2003. The warrants have been recorded at their fair value of $72,198 with the costs charged against the investment made in December 1999. During 2000, all of the warrants were exercised for cash proceeds of $202,000.

                  In December 1999, the investor purchased 400,000 shares of common stock at $1.35 per share, for cash proceeds of $540,000 less fees $33,400.

                  In connection with the public underwriting completed on December 23, 1999, the investor agreed to the termination of the Common Stock Purchase Agreement and committed to purchase $4,000,000 in common stock units.

                  During 1999, the investor purchased 1,525,926 common share units, consisting of one common share and a half of a common share purchase warrant, at $1.35 per unit, for cash proceeds of $2,060,000, less fees of $125,600. Based on the fair value of the underlying instruments within the common share unit, $1,625,815 of the total proceeds was allocated to common shares and the balance of $308,585 was allocated to the warrants. During 2000, the investor exercised all of the 762,963 warrants for cash proceeds of $1,525,926.

                  In January 2000, the investor purchased the balance of 1,437,036 common share units for cash proceeds of $1,940,000, less fees of $117,408. Based on the fair value of the underlying instruments within the common share unit, $1,496,468 of the total proceeds was allocated to common shares and the balance of $326,124 was allocated to the warrants. During 2000, the investor exercised all of the 718,518 warrants for cash proceeds of $1,437,036.

         xi) Public Underwriting - On December 20, 1999, the Company entered into an Underwriting Agreement with Groome Capital.com Inc. ("Groome"). Under the terms of the agreement, the Company sold 4,444,444 common stock units, consisting of one common share and one-half common share purchase warrant, for $1.35 per unit. The sale of units was completed on December 23, 1999 and the Company received cash proceeds of $6,000,000, less fees of $607,500. In addition, the Company issued to Groome with 444,444 Underwriter warrants, which provide Groome with the right to purchase 444,444 common share units at $1.35 per unit for up to 2 years after the offering. Based on the fair value of the underlying instruments within the common share unit, $4,069,664 of the total proceeds was allocated to common shares, $898,792 was allocated to the share purchase warrants and $424,044 was allocated to the Underwriter warrants.

                  During 2000, all of the Underwriter warrants were exercised for cash proceeds of $600,000. This resulted in the issuance of 222,222 additional common share purchase warrants, valued at $201,616. In addition, during the year, 1,844,176 of the common share purchase warrants, valued at $857,626, were exercised for cash proceeds of $3,688,352.

         xii) Warrants issued in connection with a Strategic Partnership Agreement - On March 9, 2000, the Company entered into a Strategic Partnership Agreement with VoIP International S.A. de C.V. ("VoIP"), a company incorporated in Mexico. Under the terms of the agreement, the Company granted VoIP exclusive rights to market the Company's products in Mexico in exchange for commitments from VoIP to procure a minimum of $28,000,000 of the Company's products. As an incentive, the Company issued to VoIP 4,500,000 Common Stock Purchase Warrants which VoIP would earn based on achievement of the minimum procurement commitments. In addition, the Company issued 55,000 Common Stock Purchase Warrants to an agent in connection with this transaction.

                  On December 8, 2000, the Company notified VoIP that it had cancelled the Agreement for lack of performance. With the cancellation of the Agreement, the warrants for both VoIP and the agent cannot be earned and are, therefore, cancelled.


C        Warrants


         The Company has several series of warrants outstanding at December 31, 2000 as follows:

                             Number Weighted-Average
                   Exercise Prices               Outstanding   Remaining Life
                        $2.00                   1,100,268      22 months
                       $2.539                   5,907,692      11 months
                        $3.05                      25,000      59 months
                        $3.35                   2,461,538      59 months
                        $4.00                      33,751       35 months
                                                ---------
                    $2.00 - $4.00               9,528,249
                                                =========

D        Other Equity

                                                                     2000           1999            1998
                                                              -------------------------------------------

Stock option extension from 1997 plan                       $     10,661,518      $        -     $      -
Stock options to non-employees                                        29,747         177,130      206,348
Stock options to employees that vested on performance                585,582          32,763
Beneficial conversion                                              1,911,605              -        -
Warrants                                                           2,294,267       3,355,434    1,297,434
                                                           ----------------------------------------------

                                                            $     15,482,719     $ 3,565,327   $1,503,782
                                                           ==============================================

E           Employee Stock Option Plans

Employee Stock Option (1997) Plan -

During 1997, the Company authorized an Employee Stock Option Plan for a total of 5,000,000 common shares that may be awarded to employees and certain consultants. During 1998, the Company amended the plan to authorize an additional 1,250,000 common shares. Each option under the incentive plan allows for the purchase of one common share and expires not later than three years from the date granted. The options are subject to various vesting and performance requirements as outlined in the plan and any unvested options may be cancelled if employment is terminated. Generally, for employees the options vest at 5% per complete month from date of award and for non-employees are earned out over their contract period.

On July 7, 2000, at the Company's annual general meeting of stockholders, a resolution was passed extending the life of all outstanding warrants awarded to the then current employees and non-employee consultants under the Company's Employee Stock Option (1997) Plan.

A modification that either renews a fixed award or extends the award's period
(life) results in a new measurement of compensation cost as if the award were newly granted. Accordingly, for the fixed awards to employees, the difference between the fair market value of the shares of common stock at the time of the extension and the time of the original award was recorded as a compensation expense to the Company. At July 7, 2000, the total charge to compensation expense, related to the extension of the fixed awards, based on a closing stock price of $8.75 per share, was $11,099,858.

During 2000, employees exercised 58,000 of the extended options, with a value of $438,000.

1999 Incentive and Nonqualified Stock Option Plan -

During 1999, the Company authorized a new option plan for a total of 3,000,000 common shares that may be awarded to the employees and certain consultants. Each option under the incentive plan allows for the purchase of one common share which expire not later than ten years from the date of grant. The options are subject to various vesting and performance requirements as outlined in the plan and any unvested options may be cancelled if employment is terminated. Generally, for employees the options vest equally over a three year period following the date of award.


Employee Stock Option (2000) Plan -

During 2000, the Company authorized a new option plan for a total of 6,000,000 common shares that may be awarded to the employees and certain consultants. Each option under the incentive plan allows for the purchase of one common share which expire not later than ten years from the date of grant. The options are subject to various vesting and performance requirements as outlined in the plan and any unvested options may be cancelled if employment is terminated. Generally, for employees, the options vest equally over a three year period following the date of award.

Stock options to employees, directors and consultants are summarized as follows:

                                                                                                          Weighted
                                                                                                           Average
Granted to employees and directors                                           Number   Exercisable   exercise price

Balance at December 31, 1997                                              1,818,252       262,466        $    0.48

Granted to employees & directors @ $0.94 - $3.44                          2,709,400                           1.32
Cancelled on termination                                                   (140,080)                          0.99
Exercised                                                                  (372,062)                          0.46
-------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998                                              4,015,510     2,596,641             0.92

Granted to employees & directors @ $0.78 - $2.66                          2,754,610                           1.82
Cancelled on termination                                                   (259,180)                          2.61
Exercised                                                                  (282,440)                          0.49
-------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999                                              6,228,500     3,196,447        $    1.31

Granted to employees & directors @ $1.31 - $13.81                         3,193,192                           7.55
Cancelled on termination                                                   (175,270)                          3.23
Exercised                                                                (1,507,220)                          1.14
-------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2000                                              7,739,202     3,302,360        $    3.93
-------------------------------------------------------------------------------------------------------------------

                                                                                                          Weighted
                                                                                                           Average
Granted to consultants                                                       Number   Exercisable   exercise price
-------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1997                                              2,060,000       390,000        $    0.47

Granted to consultants @ $0.98 - $1.82                                       95,000                           1.22
Cancelled                                                                  (890,465)                          0.51
Exercised                                                                  (579,500)                          0.49
-------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998                                                685,035       189,125             0.51

Granted to consultants @ $2.09                                                6,000                           2.09
Cancelled                                                                   (70,000)                          0.44
Exercised                                                                   (93,000)                          0.45
-------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999                                                528,035       154,102        $    0.54

Granted to consultants @ $10.00                                              10,000                          10.00
Cancelled                                                                   (22,075)                          3.34
Exercised                                                                  (186,625)                          0.53
-------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2000                                                329,335        15,230        $    0.67
------------------------------------------------------------------------------------------------------------------



                                   Number           Weighted average                              Number         Weighted average
                              Outstanding at      exercise price of     Weighted average     Exercisable at      Exercise price
           Range of              December 31          outstanding         remaining life       December 31,       of exercisable
           Exercise                 2000                options              (months)               2000              options
            Prices
----------------------- --------------------- -------------------- --------------------- ----------------- ---------------------

         $0.50 - $0.56            1,318,535              $ 0.55                 85                   154,430          $ 0.56
         $0.78 - $1.22            1,196,000              $ 1.05                 93                 1,048,950          $ 1.07
         $1.31 - $2.03            2,130,745              $ 1.97                 101                  758,660          $ 1.86
         $2.06 - $5.00              929,745              $ 2.87                 109                  353,250          $ 2.36
         $5.34 - $9.00              545,697              $ 7.49                 113                   37,500          $ 8.04
         $9.03 - $13.81           1,947,815              $ 9.07                 110                  964,800          $ 9.05
                                  ---------              ------                 ---               -----------         ------
         $0.50 - $13.81           8,068,537              $ 3.80                 101                3,317,590          $ 3.76
                                  =========              ======                 ===                =========          ======




Non-employee and Performance Based Options -

Options granted to consultants and performance based options awarded to employees are valued when it is probable that the options will vest and will continue to be adjusted until actual vesting is achieved. Included in options granted are 314,105 non-employee options and 2,207,750 performance based employee options which vest on the same basis as the release of shares from the escrow agreement [Note 15B(iii)].

The fair value of each stock option granted to consultants was estimated on the date the consultant earned the option using the Black-Scholes option-pricing model. The following weighted average assumptions were used in the model: nil annual dividends (1999 - nil, 1998 - nil), expected volatility of 90% (1999 - 90%, 1998 - 90%), risk-free interest of 5.76% (1999 - 5.76%, 1998 - 5.47%) and expected life of 3 years (1999 - 3 years, 1998 - 3 years). The weighted average fair value of the stock options granted in 2000 was $2.98 (1999 - $1.41, 1998 - $0.71).

The resulting values have been charged to the consolidated statement of loss over the contract period of the consultant. The amount charged to the consolidated statement of loss in 2000 was $92,301 (1999 - $70,412, 1998 - $341,809).

The fair value of the performance based options awarded to employees is calculated using the intrinsic value at the valuation date. The amount charged to compensation expense in 2000 was $552,819 (1999 - $32,763, 1998 - $0.

Fixed Option Awards

For disclosure purposes, the fair value of each stock option granted to employees was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted in 2000: nil annual dividends (1999 - nil, 1998 - nil), expected volatility of 90% (1999 - 90%, 1998 - 90%), risk-free interest of 5.76% (1999 - 5.76%, 1998 - 5.36%) and expected life of 5 years (1999 - 2 years, 1998
- 2 years). The weighted average fair value of the stock options granted in 2000 was $7.55 (1999 - $1.08, 1998 - $0.53).

Under the above model, the total value of stock options granted to employees and directors in 2000 was $14,002,639 (1999 - $2,612,610, 1998 - $1,397,068), which would be amortized on a pro forma basis over the option vesting period. Had the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company's loss and loss per share would have been $36,025,438 and $0.68 respectively (1999 - $10,086,384 and $0.29, 1998 - $5,662,881 and $0.20).

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock option plans have characteristics significantly different from those of traded options, and because change in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Shareholder option agreement -

In November 1997, certain shareholders agreed to provide the Company's President with a private option to purchase 1,000,000 common shares directly from the shareholders. These options vested at the rate of 150,000 options per month of employment.

For disclosure purposes, the fair value of this private option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted in 2000: nil annual dividends (1999 - nil, 1998 - nil), expected volatility of 90% (1999
- 90%, 1998 - 90%), risk-free interest of 5.76% (1999 - 5.76%, 1998 - 5.36% )
and expected life of 2 years (1999 - 2 years, 1998 - 2 years). Had the Company determined compensation cost for these options in accordance with SFAS No. 123, the Company's 2000 pro forma loss and pro forma loss per share would not have changed (1999 - no change, 1998 -increased by $238,000 and $0.01).

F        Employee Stock Compensation (1997) Plan

In 1999, the Employee Stock Compensation (1997) Plan, authorized by the Company in 1997, which allowed for a total of 2,500,000 common shares that could be awarded to employees and certain consultants, expired. As such, during 2000, the Company did not authorize any issuance of common shares (1999 - 267,870, 1998 - 2,500) pursuant to the plan. In the prior years, the value of the shares at the date of the award was recorded in the Statement of Loss during the year.

16.      COMMITMENTS AND CONTINGENCIES

Obligation under Capital Lease
                                                                                        2000            1999
                                                                                ----------------------------------
Gross Lease commitments:

2000                                                                            $             -      $    95,820
2001                                                                                    326,138           24,919
2002                                                                                    184,348              273
2003                                                                                     53,653                -
                                                                                ---------------------------------

                                                                                        564,139          121,012
Less: imputed interest                                                                  (66,941)          (34,314)
                                                                                ----------------------------------

                                                                                        497,198           86,698
Less: current portion                                                                  (272,851)          (68,073)
                                                                                ----------------------------------

Long-term obligation under capital lease                                         $      224,347      $    18,625
                                                                                ==================================

Operating Leases

2001                            $       632,403
2002                                    607,949
2003                                    567,474
2004                                    179,467

The Company incurred rental expenses in 2000 of $652,104 (1999 - $421,242, 1998
- $65,690).

Contract Manufacturers

The Company provides its contract manufacturers with ongoing production forecasts to enable them to forecast and procure required parts. Under the terms of the Agreements with the contract manufacturers, the Company has committed to assume liability for all parts required to manufacture the Company's forecast products for the next 13 weeks and all final assembly costs for the forecast products for the next 4 weeks, on a rolling basis.

Escrow Shares

As at December 31, 2000, the Company had 7,650,000 shares of common stock outstanding which were held under an escrow agreement (Note 15B(iii)). The shares will be considered to be issued when and if the respective performance events have occurred and the value of the shares will be measured and recorded at that date.

17.      NET CHANGES IN NON-CASH  WORKING CAPITAL ITEMS RELATING TO OPERATIONS

                                                                  2000               1999               1998
Accounts receivable                                       $   (1,536,885)     $    (558,662)     $    (10,932)
Due from contract manufacturers                               (1,127,792)                  -                 -
Prepaid expenses and other assets                               (190,224)           (98,027)          (18,602)
Inventory                                                     (2,653,078)          (250,946)         (136,664)
Accounts payable and accrued liabilities                       1,650,008               (955)          708,658
Deferred revenue                                                 186,430             1,477             17,684
                                                          ---------------------------------------------------

                                                          $   (3,671,541)     $    (907,113)     $    560,144
                                                          ===================================================

18.      RELATED PARTY TRANSACTIONS

During the year, a total of $25,283 (1999 - $29,093, 1998 - $117,767) was paid or payable to directors and officers or to companies related to them for the fair value of their management and administrative services.

19.      INCOME TAXES

Net loss before income tax expense for the period is summarized as follows:

                                                                     2000             1999             1998
                                                                ----------------------------------------------

United States                                                    21,458,701        4,947,362       4,451,609
Canada                                                            9,810,052        3,004,488          25,909
Australia                                                           360,907                -              -
                                                             -----------------------------------------------

Net loss before taxes                                        $   31,629,660     $  7,951,850   $   4,477,518
                                                             ===============================================

US statutory rate at 35%                                         11,070,000        2,783,000       1,567,000
Amounts permanently not deductible for tax purposes              (4,734,000)        (190,000)       (144,000)
Foreign tax rate differential                                     1,045,000          319,000         (42,000)
Net operating loss and temporary differences for which
no benefit was recognized                                        (7,223,955)      (2,408,000)     (1,381,000)
                                                             ------------------------------------------------

Deferred tax recovery                                        $      157,045     $    504,000   $           -
                                                             ================================================

Deferred tax assets/(liabilities) consist of the following:

                                                                     2000             1999             1998
                                                                ----------------------------------------------

Net operating loss carry forwards                               $    11,776,000  $   4,878,000   $  2,159,000
Property, plant and equipment                                           722,000        280,000        131,000
Acquired core technology                                                      -       (420,000)            -
                                                                   ------------------------------------------

Net deferred tax assets                                              12,498,000      4,738,000      2,290,000
Valuation allowance                                                 (12,498,000)   (4,738,000)     (2,290,000)
                                                                   ------------------------------------------

                                                                   $     -          $   -           $       -
                                                                   ==========================================

The Company provides a valuation allowance for deferred tax assets when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Based on a number of factors, including the lack of a history of profits and that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets that a full valuation allowance has been provided. The deferred tax valuation allowance increased in 2000 by $7,760,000 (1999 - $2,448,000, 1998 - $1,847,000).

      As of December 31, 2000, the Company had available net operating loss carryforwards for United States, Canadian and Australian purposes of approximately $18,212,000, $11,557,000 and $361,000, respectively. The United States net operating loss carryforwards begin to expire in 2008, the Canadian net operating loss carryforwards begin to expire in 2006 and the Australian net operating losses begin to expire in 2020. The net operating losses are subject to certain Canadian and United States restrictions that may apply on any change in the control of the Company and which could adversely affect the amounts and benefits to be derived therefrom.

20.      LOSS PER SHARE

The warrants, which could result in the issue of 9,528,249 additional shares of common stock [Note 15C] and the options, which could result in the issue of 8,068,537 additional shares of common stock [Note 15E] have not been included in the loss per share calculation as they are anti-dilutive. The shares held in escrow pertaining to the Major Wireless transaction [Note 15B(iii)] have not been included from the loss per share calculation as they are contingently issuable shares. Also, the number of shares issuable upon payment of the consideration payable [Note 4] and the conversion of the convertible promissory notes [Note 13] are not included as the actual number is indeterminable and would be anti-dilutive.

                                                                                Year ended December 31, 2000
                                                                          Loss          Shares        Per share
                                                                    (Numerator)      (Denominator)     Amount

Net Loss                                                          $ 31,472,615
Add:  Cash dividends paid on preferred stock in year                    31,109
                                                                --------------

Basic LPS
  Loss attributable to common shareholders                         $31,503,724       53,203,750        $0.59
                                                               =============================================

                                                                                Year ended December 31, 1999
                                                                          Loss          Shares            Per share
                                                                       (Numerator)      (Denominator)     Amount

Net Loss                                                           $ 7,447,850
Add:  Cash dividends paid on preferred stock in year                   158,144
        Deemed dividend on share resets [Note 15B(v)]                1,050,000
                                                               ------------------

Basic LPS
  Loss attributable to common shareholders                          $8,655,994       34,258,565       $0.25
                                                              =============================================



                                                                                Year ended December 31, 1998
                                                                       Loss             Shares        Per share
                                                                  (Numerator)      (Denominator)         Amount

Net Loss                                                           $ 4,477,518
Add:  Dividends paid in year                                            80,000
          Convertible preferred stock [Note 15 B(iv)]                  712,265
                                                                  ------------
Basic LPS
  Loss attributable to common shareholders                          $5,269,783       29,485,320       $0.18
                                                            ===============================================


21.      SEGMENTED INFORMATION

INDUSTRY SEGMENTS

The Company operates in two industry segments: wireless data communications and Internet services.

                                                                 Year ended December 31, 2000

                                                  Wireless Data          Internet Services          Total

REVENUE                                            $   3,920,657             $ 212,335          $ 4,132,992
COST OF SALES                                          5,174,719                64,329            5,239,048
                                                   --------------------------------------------------------

GROSS MARGIN                                          (1,254,062)              148,006           (1,106,056)
                                                   ---------------------------------------------------------

EXPENSES
Selling, general and administration                    8,458,533               147,354            8,605,887
   Employee stock based compensation                  10,386,498                    -            10,386,498
Research and development                               6,127,360                     -            6,127,360
   Employee stock based compensation                   1,978,679                    -             1,978,679
Depreciation and amortization                          2,112,237                52,401            2,164,638
Bad debt expense                                         539,379                                    539,379
Impairment of assets                                   1,028,430                     -            1,028,430
                                                   --------------------------------------------------------

                                                      30,631,116                199,755           30,830,871
                                                   ---------------------------------------------------------

Loss from operations                                 (31,885,178)              (51,749)         (31,936,927)
Interest expense                                        (274,347)                    -             (274,347)
Interest income                                          579,287                 2,327              581,614
                                                   --------------------------------------------------------

NET LOSS BEFORE INCOME TAX EXPENSE                 $ (31,580,238)            $(49,422)         $(31,629,660)

DEFERRED TAX RECOVERY                                    157,045                     -              157,045
                                                   --------------------------------------------------------

NET LOSS                                           $ (31,423,193)           $ (49,422)        $ (31,472,615)
                                                   =========================================================


                                                                 Year ended December 31, 1999

                                                    Wireless Data         Internet Services         Total

REVENUE                                            $   1,519,469             $ 196,576          $ 1,716,045
COST OF SALES                                          1,225,194                69,621            1,294,815
                                                   --------------------------------------------------------

GROSS MARGIN                                             294,275               126,955              421,230
                                                   --------------------------------------------------------

EXPENSES
Selling, general and administration                    4,517,863               116,642            4,634,505
  Employee stock based compensation                      482,763                     -              482,763
Research and development                               2,319,707                     -            2,319,707
  Employee stock based compensation                        7,007                     -                7,007
Depreciation and amortization                            701,841                35,034              736,875
Bad debt expense                                          55,948                                     55,948
                                                   --------------------------------------------------------

                                                       8,085,129               151,676            8,236,805
                                                   --------------------------------------------------------
Loss from operations                                  (7,790,854)              (24,721)          (7,815,575)
Interest expense                                        (184,371)                    -             (184,371)
Interest income                                           47,118                   978               48,096
                                                   --------------------------------------------------------

NET LOSS BEFORE INCOME TAX EXPENSE                 $  (7,928,107)            $(23,743)          $(7,951,850)

DEFERRED TAX RECOVERY                                    504,000                     -              504,000
                                                   --------------------------------------------------------

NET LOSS                                           $  (7,424,107)           $ (23,743)         $ (7,447,850)
                                                   =========================================================

                                                                 Year ended December 31, 1998

                                                  Wireless Data           Internet Services         Total

REVENUE                                            $      41,133             $ 164,749            $ 205,882
COST OF SALES                                             13,445                62,022               75,467
                                                   --------------------------------------------------------

GROSS MARGIN                                              27,688               102,727              130,415
                                                   --------------------------------------------------------

EXPENSES
Selling, general and administration                    2,714,553                85,656            2,800,209
Research and development                               1,545,304                     -            1,545,304
Depreciation and amortization                            269,313                35,240              304,347
                                                   --------------------------------------------------------

                                                       4,529,170               120,896            4,650,066
                                                   ----------------------------------------------------

Loss from operations                                   (4,501,482)             (18,169)          (4,519,651)
Interest expense                                           (6,972)                   -               (6,972)
Interest income                                            49,105                    -               49,105
                                                   --------------------------------------------------------

NET LOSS                                           $   (4,459,349)           $(18,169)          $(4,477,518)
                                                   =========================================================


The total assets for the Internet Service segment was less than $50,000 in each of the years presented. All Internet Service revenue was generated in Canada.

GEOGRAPHIC SEGMENTS

For the year ended December 31, 2000, the Company operated in four geographic segments;

REGION                                     2000                 1999

Canada                                $ 1,314,968            $ 492,060
Asia/Pacific                            1,222,014               22,329
United States                             899,334              739,826
Rest of world                             696,676              461,830
                                     ---------------------------------

                                     $  4,132,992          $ 1,716,045
                                     =================================

                          Year ended December 31, 2000


                                                     Canada              Australia                  Total

Property, plant and equipment                      $   2,111,984         $     283,389       $    2,395,373
Acquired labor force                                                           400,659              400,659
Goodwill                                               2,305,738             1,809,245            4,114,983
                                                   --------------------------------------------------------

                                                   $   4,417,722         $   2,493,293       $   6,911,015
                                                   ========================================================


Prior to 2000, all long lived assets of the Company were in Canada.

22.      PRIOR PERIOD ADJUSTMENTS

During the year ended December 31, 1998, it was determined that the Company had not accounted for stock options issued for services rendered by outside consultants, nor for the purchase of Major Wireless Communications Inc., as required by generally accepted accounting principles. As a result, the 1997 consolidated financial statements were restated to include the fair value of options issued to consultants. These changes, which had no net impact on the Company's cash flow results, affected the prior reported financial results as follows:

                                                              Year Ended December 31, 1997 Inception to Dec. 31, 1997
                                             Restated       Originally          Restated          Originally
                                         Information         Reported          Information          Reported

Selling, general and administration       $     962,346    $702,492    $     3,429,558        $3,169,704
Research and development                        405,705     379,729            491,403           465,427
Depreciation and amortization                    12,570      12,570             80,427            80,427
                                            ------------------------------------------------------------

Total expenses                                1,380,621   1,094,791          4,001,388         3,715,558
                                           -------------------------------------------------------------

NET LOSS                                  $  (1,324,960)$(1,039,130)    $   (3,922,159)  $    (3,636,329)
                                          ==============================================================

BASIC AND FULLY DILUTED
LOSS PER SHARE                           $       (0.11)  $    (0.08)     $       (1.62)   $        (1.48)
                                          ==============================================================

SHAREHOLDERS' EQUITY
Share Capital                               $   4,506,289    $   4,286,248
Other Equity                                      128,637             -
Deficit accumulated during development stage   (3,985,007)      (3,636,329)
                                              -------------------------------

                                              $   649,919     $    649,919
                                              ===============================

23.      COMPARATIVE FIGURES

Certain comparative amounts have been reclassified to correspond with the current year's presentation.

                          WaveRider Communications Inc.

                           CONSOLIDATED BALANCE SHEETS
                                (in U.S. dollars)

                                                                                              June 30,         December 31,
                                                                                                2001               2000
                                                                                             (Unaudited)         (Audited)
ASSETS

Current
    Cash and cash equivalents                                                                  $  2,779,471       $  7,720,902
     Accounts receivable                                                                          2,055,917          1,996,473
     Due from contract manufacturers                                                                130,875          1,127,792
     Inventories                                                                                  2,108,928          2,193,502
     Prepaid expenses and other assets                                                              382,518            983,361
                                                                                         ---------------------------------------

                                                                                                  7,457,709         14,022,030

Property, plant and equipment                                                                     2,161,054          2,395,373
Acquired labor force                                                                                300,173            400,659
Goodwill                                                                                          5,201,137          4,114,983
                                                                                         ---------------------------------------
                                                                                              $  15,120,073      $  20,933,045
                                                                                         =======================================
LIABILITIES

Current
    Accounts payable and accrued liabilities                                                   $  3,537,558       $  4,372,365
     Consideration payable on business combination                                                  643,346          1,621,917
     Deferred revenue                                                                               333,810            423,677
     Current portion of obligation under capital lease                                              210,992            272,851
                                                                                         ---------------------------------------


                                                                                                  4,725,706          6,690,810


Convertible promissory notes                                                                         96,894          1,835,299
Obligation under capital lease                                                                      156,467            224,347
                                                                                         ---------------------------------------


                                                                                                  4,979,067          8,750,456



                                                                                         ---------------------------------------
SHAREHOLDERS' EQUITY

Preferred Stock, $ 0.01 par value per share: authorized - 5,000,000 shares;
     issued and outstanding 30,000 shares at June 30, 2001 and NIL at December
     31, 2000                                                                                           300                  -
Common Stock, $.001 par value per share: authorized - 200,000,000 shares;
    issued and outstanding -  60,869,108 shares at June 30, 2001

      55,121,898 shares at December 31, 2000                                                         60,869             55,122
Additional paid in capital                                                                       59,094,202         46,014,398
Other equity                                                                                     14,729,806         15,482,719
Accumulated other comprehensive income (loss)                                                      (125,918)            44,858
Deficit                                                                                         (63,618,253)       (49,414,508)
                                                                                         ---------------------------------------


                                                                                                 10,141,006         12,182,589
                                                                                         ---------------------------------------
                                                                                              $  15,120,073      $  20,933,045

                                                                                         =======================================

    Going concern (note 1)
    See accompanying notes to financial statements.


                          WaveRider Communications Inc.

   CONSOLIDATED STATEMENTS OF LOSS, DEFICIT AND ACCUMULATED COMPREHENSIVE LOSS
                                (in U.S. dollars)

                                                         Three Months ended            Six Months ended
                                                               June 30                      June 30
                                                         2001           2000          2001           2000
                                                    -----------------------------------------------------------
                                                      (Unaudited)   (Unaudited)    (Unaudited)   (Unaudited)

                         CONSOLIDATED STATEMENT OF LOSS

REVENUE
    Product sales                                    2,427,289        657,222       4,203,450      1,414,441
     Internet sales                                     46,129         58,398         100,371        107,331
                                                    -----------------------------------------------------------


                                                    2,473,418         715,620       4,303,821      1,521,772

COST OF PRODUCT AND INTERNET SALES
                                                    1,638,744         606,375       3,028,146      1,253,858
                                                    -----------------------------------------------------------

GROSS MARGIN
                                                      834,674         109,245       1,275,675        267,914
                                                    -----------------------------------------------------------

EXPENSES
     Selling, general and administration            3,811,224       3,287,173       6,667,899      4,710,889
     Research and development                       1,965,802       2,061,077       4,052,132      3,457,256
    Interest expense                                  311,616           8,643       3,804,659         18,429
     Interest income                                  (10,763)       (175,891)        (89,102)      (302,042)
                                                    -----------------------------------------------------------


                                                    6,077,879       5,181,002      14,435,588      7,884,532
                                                    -----------------------------------------------------------

NET LOSS                                           (5,243,205)     (5,071,757)    (13,159,913)    (7,616,618)
                                                    ===========================================================

BASIC AND FULLY DILUTED LOSS PER SHARE                  (0.10)          (0.09)          (0.24)         (0.15)
                                                    ===========================================================

Weighted Average Number of Common Shares           60,240,772      53,434,117      57,999,108     51,352,903
                                                    ===========================================================


---------------------------------------------------------------------------------------------------------------


                                      CONSOLIDATED STATEMENT OF DEFICIT

OPENING DEFICIT
                                                  (57,331,216)    (20,485,154)    (49,414,508)   (17,910,784)

NET LOSS FOR THE PERIOD
                                                   (5,243,205)     (5,071,757)    (13,159,913)    (7,616,618)

BENEFICIAL CONVERSION ON PREFERRED STOCK           (1,043,832)                     (1,043,832)

DIVIDENDS ON PREFERRED STOCK
                                                            -          (1,873)              -        (31,382)
                                                    -----------------------------------------------------------

                                                $ (63,618,253)  $ (25,558,784)$   (63,618,253)  $(25,558,784)
CLOSING DEFICIT
                                                   ===========================================================

---------------------------------------------------------------------------------------------------------------

                          CONSOLIDATED STATEMENT OF ACCUMULATED COMPREHENSIVE INCOME

NET LOSS FOR THE PERIOD                            (5,243,205)     (5,071,757)    (13,159,913)    (7,616,618)
                                                    -----------------------------------------------------------

OTHER COMPREHENSIVE INCOME/(LOSS)
     Cumulative translation adjustment                 54,657         -              (170,776)      -
                                                    -----------------------------------------------------------

COMPREHENSIVE LOSS                                 (5,188,548)     (5,071,757)    (13,330,689)    (7,616,618)
                                                    ===========================================================



See accompanying notes to financial statements.

                          WaveRider Communications Inc.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in U.S. dollars)

                                                                                       Six months ended June 30
                                                                             2001                           2000
                                                                           -------------------------------------------------
                                                                          (Unaudited)                    (Unaudited)
OPERATIONS

Net loss
                                                                           (13,159,913)              (7,616,618)
Items not involving cash
      Depreciation and amortization                                          1,525,968                  809,089
      Foreign exchange (gain) loss                                              (8,472)                  (3,021)
      Accretion of interest expense on convertible promissory notes          3,013,956                     -
      Amortization of deferred financing expenses                              132,403                     -
     Amortization of call option included in prepaid expenses and other
     assets                                                                    387,150                     -
      Accrued interest expense on promissory notes                              56,875                     -
     Accrued interest expense on consideration payable on business
     acquisition                                                                45,000                     -
      Financing expense due to change in exercise price of warrants            113,781                     -
      Performance based options issued to employees                            183,200                  552,819
      Compensatory shares released from escrow to employee                     629,000                  712,500
      Options issued to consultants                                             85,612                   92,301
      Warrants issued to consultants                                           117,128
Net changes in non-cash working capital items                                 (414,496)              (1,953,959)
                                                                           -------------------------------------------------

                                                                            (7,292,808)              (7,406,889)
                                                                           -------------------------------------------------

INVESTING

Acquisition of fixed assets
                                                                              (248,491)                (792,656)
                                                                           -------------------------------------------------

                                                                              (248,491)                (792,656)
                                                                           -------------------------------------------------

FINANCING

Proceeds from sale of stock, net of cash issue                               2,734,154               16,329,835
     fees of $423,285

Dividends on preferred stock                                                                            (31,382)
Payments on capital lease obligations                                         (133,160)                 (58,080)
                                                                           -------------------------------------------------


                                                                             2,600,994               16,240,373
                                                                           -------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH
                                                                                (1,126)                    (909)
                                                                           -------------------------------------------------

Increase (decrease) in cash and cash equivalents
                                                                            (4,941,431)               8,039,919
Cash and cash equivalents, beginning of period
                                                                             7,720,902                5,540,917
                                                                           -------------------------------------------------

Cash and cash equivalents, end of period                                     2,779,471               13,580,836
                                                                           =================================================

Supplementary disclosures of cash flow information:

Cash paid during the period for:
      Interest                                                                  18,818                   18,428
Noncash investing and financing activities
      Cashless exercise of warrants                                                                     103,686
      Capital lease additions                                                   16,620                   96,806
      Stock issued for payment of consideration payable on business
      combination                                                              399,571                        -
      Conversion of a portion of convertible notes to common shares          3,481,699
      Payment in warrants of financing fee                                      22,007

See accompanying notes to financial statements.


                          WaveRider Communications Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2001

1)       GOING CONCERN

     These financial statements are prepared on a going-concern basis, which assumes that the Company will realize its assets and discharge its liabilities in the normal course of business. The Company incurred an operating loss of $13,159,913 for the six months ended June 30, 2001 (2000
     - $7,616,618) and reported a deficit at that date of $63,618,253 (2000 - $25,558,784). In addition, projected cash flows from the Company's current operations are not sufficient to finance the Company's current and projected working capital requirements. These circumstances, together with the requirements to continue investing in research and development activities to meet the Company's growth objectives and without assurance of broad commercial acceptance of the Company's products, lend significant doubt as to the ability of the Company to continue in normal business operations.

     Based on the Company's current plans and projections, Management believes that the Company requires additional funds to meet its current and future financial commitments until it achieves positive cash flows from operations. On June 4, 2001, the Company entered into an Agreement with Crescent International Ltd. ("Crescent") for the sale of $3,000,000 in convertible preferred stock and the ability to sell another $7,000,000 in common stock over the next 2 years. Should, for any reason, the Company be unable to sell the common stock to Crescent it would be required to seek alternative financing. The outcome of these initiatives is not certain.

     The ability of the Company to continue as a going concern is dependent upon obtaining adequate sources of financing and developing and maintaining profitable operations. Should the Company be unable to continue as a going concern, assets and liabilities would require restatement on a liquidation basis which would differ materially from the going concern basis.


2)       ACCOUNTS RECEIVABLE
                                                                                           June               December
                                                                                         30, 2001             31, 2000
                                                                                      --------------------------------
                                                                                      (Unaudited)            (Audited)

     Accounts receivable - trade                                                      $   2,479,577      $   2,453,565
     Other receivables                                                                      220,279            134,785
     Allowance for doubtful accounts                                                       (643,939)          (591,877)
                                                                                      ---------------------------------

                                                                                      $   2,055,917      $   1,996,473
                                                                                      ================================

3)       INVENTORIES
                                                                                           June               December
                                                                                         30, 2001             31, 2000
                                                                                      --------------------------------
                                                                                      (Unaudited)            (Audited)

     Finished products                                                                $   1,503,701      $   1,116,651
     Raw materials                                                                          605,227          1,076,851
                                                                                      --------------------------------

                                                                                      $   2,108,928      $   2,193,502
                                                                                      ================================




4)       CONVERTIBLE PROMISSORY NOTES

     On December 8, 2000, the Company issued convertible promissory notes in the aggregate principal amount of $5,000,000 to Capital Ventures International ("CVI") and received cash proceeds of $5,000,000, less cash fees of $182,000 and warrants valued at $23,680. The notes bear an interest rate of 6%, compounded annually and are repayable on December 8, 2002, if not converted prior to that date.

     The note agreement provided for the automatic conversion of the principal amount of the notes plus accrued and unpaid interest, subject to certain terms and conditions, into shares of the Company's common stock upon the effectiveness of a registration statement filed with the Securities and Exchange Commission ("SEC") on December 28, 2000. The registration statement was declared effective on March 14, 2001 and, accordingly, the conversion price has been adjusted, based on the provisions of the agreement, to $1.49 per share, which was 90% of the market price at the time of conversion.

     On March 14, 2001, CVI exercised their right to convert promissory notes in the principal amount of $4,550,000, plus interest, for 3,101,249 shares of common stock of the Company (note 5b). The balance of the promissory notes will be converted when CVI can do so without exceeding 4.99% beneficial ownership of the Company or on March 14, 2002, whichever is earlier.

     During the six months ended June 30, 2001, $1,869,302 and $1,144,654 were charged to the statement of loss relating to the accretion of interest expense and the adjustment of the conversion price, respectively.

     During the second quarter, CVI informed the Company that it was waiving its option to purchase an additional $7,000,000 worth of shares of common stock. As a result, the Company entered into a separate sale of Convertible Preferred Stock (see "Issue of Convertible Preferred Stock" under Shareholders' Equity).

     The sale of the convertible preferred stock triggered the repricing provisions of the CVI convertible promissory notes and warrant agreements. Accordingly the conversion rate of the convertible promissory notes was reduced from $1.49 to $1.455 and the exercise prices of the Series J and Series K warrants were reduced from $3.35 and $ 2.539 to $2.80 and $2.48 respectively. The adjustment to the conversion price of the convertible promissory notes resulted in a decrease in the fair value of the convertible promissory notes and an increase in other equity in the amount of $147,794. In addition, the fair value of $ 113,781 for the changes in the exercise prices of the warrants has been expensed in the cost of financing.

5)       SHAREHOLDERS' EQUITY

    a)   Issue of Convertible Preferred Stock - On June 4, 2001, the
         Company issued 30,000 shares of Series D 5% convertible preferred stock, with a par value of $0.01 per share and Series N warrants to purchase 877,193 shares of common stock, to Crescent International Ltd. ("Crescent") for cash consideration of $3,000,000, less cash expenses of $423,285 and the $22,007 fair value of 61,404 Series M-2 warrants issued to the Company's investment bankers. Based upon the fair value of the underlying instruments, $2,215,798 of the total proceeds, net of costs, was allocated to preferred shares and $338,910 was allocated to the Series N warrants.

         The Series D convertible preferred stock is convertible to shares of common stock at the lesser of; a) $1.3772 or b) 95% of the average of the lowest three consecutive Closing Bid Prices during the 22 Trading Day period immediately preceding the Conversion Date. The Series N warrants have a term of five years, have an exercise price of $1.71 per share and contain a cashless exercise feature. The Series M-2 warrants have a term of three years and have an exercise price of $1.71.

     b) Conversion of Promissory Notes - promissory notes in the principal amount of $4,550,000 plus accrued interest of $72,800 were converted to 3,101,249 shares of common stock on March 14, 2001. As a result of this conversion, $1,739,561 relating to the promissory notes' beneficial conversion feature was transferred from other equity to additional paid in capital.

     c) Issue of Common Stock in connection with consideration payable on business combination - On April 2, 2001, the Company issued 298,706 shares of common stock in payment of the third installment of $1,000,000 Australian f or its acquisition of ADE Network
         Technology Pty Ltd. The $399,571 US fair value of the shares has been recorded as a payment of the balance owing. On July 3, 2001, the Company issued a further 520,163 shares of common stock in payment of the remaining balance of the consideration payable on the business combination.

     d) Release of Escrow Shares - During the second quarter of 2001, a third milestone was met with the Company surpassing cumulative Gross Revenues of $10 million Canadian which results in the release of 25% of the shares held under the Escrow Agreement. The 2,250,000 common shares released were recorded at a fair value of $2,830,500 based on an average stock price of $1.258 at the time the milestone was achieved. The Company charged $629,000 to compensation expense and $2,201,500 to Goodwill.

     e) Purchases under the Employee Stock Purchase Plan - employees purchased 68,355 shares of common stock for cash proceeds of $127,184.

     f) Exercise of Options - employees and former employees exercised 28,900 options to purchase common stock for cash proceeds of $30,255.

     g)  Issue of Warrants - On April 25, 2001, the Company issued
         350,000 Series M-1 warrants to the Company's investment bankers for services rendered. The Series M-1 warrants have a term of three years and have an exercise price of $1.63 per share. The fair value of $117,128 was charged to the statement of loss as a consulting expense.

6)       COMMITMENTS

     a) Employee Stock Option Agreements

     The Company has three existing employee stock option plans -- the Employee Stock Option (1997) Plan, the 1999 Incentive and Nonqualified Stock Option Plan and the Employee Stock Option (2000) Plan which have authorized shares of 6,250,000, 3,000,000 and 6,000,000 shares, respectively. Through June 30, 2001, the Company had awarded, net of cancellations, 6,022,992 options under the Employee Stock Option (1997) Plan, 2,914,835 options under the 1999 Incentive and Nonqualified Stock Option Plan and 3,195,468 options under the Employee Stock Option (2000) Plan.

     b) Employee Stock Purchase Agreement

     On July 7, 2000, the shareholders approved the establishment of the Company's Employee Stock Purchase (2000) Plan, which has 3,000,000 authorized shares. Under the terms of the plan, employees are eligible to purchase shares of the Company's common stock at 85% of the lower of the opening or closing price during any plan period. On September 1, 2000, the Company implemented its first plan period, which ran until January 31, 2001. The second offering period is from February 1, 2001 until October 31, 2001. Subsequent offerings will run for six-month periods commencing November 2, 2001.


7)       SEGMENTED INFORMATION

     The Company's operations are in the design, development, marketing, sale and support of wireless data access products, focused on fixed wireless Internet access. The Company does not have any other material operating segments.


     GEOGRAPHIC SEGMENTS

                                          Three Months ended                    Six Months ended
                                                  June 30                            June 30
                                           2001             2000              2001              2000
                                    ------------------------------------------------------------------------
Revenue by Region                      (Unaudited)       (Unaudited)      (Unaudited)       (Unaudited)

Canada                              197,012           275,926             289,843           521,194
Asia/Pacific                      1,201,094            18,388           2,144,461            89,868
United States                       357,878           327,796             629,474           497,143
Rest of World                       717,434           93,510            1,240,043           413,567
                                    ------------------------------------------------------------------------
                                  2,473,418          715,620            4,303,821         1,521,772
                                    ========================================================================


                                                                          June 30, 2001
                                                                          (Unaudited)
                                                           Canada          Australia        Total


Property, plant and equipment                         1,889,874          271,180         2,161,054
Acquired labor force                                  -                  300,173           300,173
Goodwill                                              3,846,533        1,354,604         5,201,137
                                                      ------------------------------------------------------
                                                      5,736,407        1,925,957         7,662,364
                                                      ======================================================


                                                                        December 31, 2000
                                                                           (Audited)
                                                           Canada          Australia         Total


Property, plant and equipment                         2,111,984          283,389         2,395,373
Acquired labor force                                  -                  400,659           400,659
Goodwill                                              2,305,738        1,809,245         4,114,983
                                                      ------------------------------------------------------
                                                      4,417,722        2,493,293         6,911,015
                                                      ======================================================

8)       COMPARATIVE FIGURES

Certain comparative amounts have been reclassified, where appropriate, to correspond with the current period's presentation.

9)       SUBSEQUENT EVENTS

On September 24, 2001, the Company announced a refinancing and restructuring plan which included new short term financing, initiation of a shareholders rights offering and implementation of an immediate staff reduction.

The staff reduction is a temporary lay off of approximately 50% of the current staff and, if they are not reinstated will result in the payment of severance packages, which amount is not yet determinable.


         On October 19, 2001, the Company issued promissory notes in the aggregate principal amount of $834,500 and 1,794,175 warrants, valued at $280,153 to certain officers, directors and significant shareholders and received cash proceeds of $834,500. The notes bear an interest rate of 8% compounded annually, are secured by a general security interest over the Company's assets, and are repayable, together with a 15% premium, on October 19, 2002. When we repay the short term debt, the terms of such debt require the repayment of the principal plus the payment of all accrued interest and the repayment premium. In the event we raise more than $5 million in this offering or in any other offering before the short term debt is repaid, the holders of the notes may demand repayment of the notes, including the principal, all accrued interest and the repayment premium.

Inside back cover art descriptions

WaveRider Products

Last Mile Solution

LMS3000 series

[Illustration of LMS3000 end user antenna appears here]

[Illustration of LMS3000 end user modem appears here]

Waverider's LMS3000 series of products is designed to deliver high speed wireless Internet access for residential and small business customers.


The LMS3000 series represents an attractive business model for telecommunications companies and service providers. The easy to set up subscriber equipment eliminates the need for costly professional installations, enabling the operator to generate a rapid return on its investment.


LMS2000 series

Waverider's LMS2000 series of products is a cost-effective solution for delivering high-speed Internet communications services to commercial sites. A single LMS2000 system can serve more than 1,000 commercial customers.

Network Communication Link

[Illustration of NCL1170 appears here]

NCL Wireless Bridge/Routers

NCL1170

The NCL1170 is a wireless bridge/router developed by WaveRider. The NCL 1170 enables broadband connections between two or more corporate computer networks, outlying offices and the Internet.

                       14,000,000 Units, each composed of
                          One Share of Common Stock and
                        One Common Stock Purchase Warrant







                                    --------

                                   Prospectus


                               November 2, 2001


                                  ------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution


SEC registration fee....................................       $ 5,371.45
Nasdaq National Market listing fee......................        17,500.00
Transfer agent and registrant fees......................        20,000.00
Subscription agent and warrant agent fees and expenses..        10,000.00
Accounting fees and expenses............................        50,000.00
Legal fees and expenses.................................       230,000.00
Printing and engraving .................................        75,000.00
Miscellaneous...........................................        20,928.55
                                                              ------------
     Total..............................................      $428,800.00


*   Estimated.


Item 15.   Indemnification of Directors and Officers

         Article VI of our by-laws provides that: "Every director, officer, employee and agent of the Company, and every person serving at the Company's request as a director, officer (or in a position functionally equivalent to that of officer or director), employee or agent of another corporation, partnership, joint venture, trust or other entity, shall be indemnified to the extent and in the manner provided by the Company's Charter, as it may be amended, and in the absence of any such provision therein, in accordance with Nevada law."

         Our charter contains no provisions regarding the indemnification of directors and officers.

         Section 78.7502 of Nevada General Corporation Law ("Nevada Corporation Law") provides, that:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstance of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         Section 78.751 of Nevada Corporation Law provides, that: Any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a) By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         The indemnification and advancement of expenses authorized or ordered by a court pursuant to this section:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholder or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to
                  Section 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         In accordance with the provisions of Section 78.752 of Nevada Corporation Law, we purchased and maintain insurance coverage on certain liabilities of our directors and officers.

Item 16.   Exhibits

 Exhibit
  Number

           4.1 Specimen Certificate of Common Stock incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-18, File No. 33-25889-LA.


           4.2        Form of Subscription Rights  Agreement by and between
                      Corporate    Stock    Transfer,    Inc.   and    WaveRider
                      Communications Inc. dated October 17, 2001 **


           4.3        Form of Subscription Rights Certificate **


           4.4 Form of Warrant Agent Agreement by and between Corporate Stock Transfer, Inc. and WaveRider Communications Inc. dated October 17, 2001 **


           4.5        Form of Common Stock Purchase Warrant **


           4.6        Form of Unit Purchase Warrant**



           5.1        Legal Opinion of Foley, Hoag & Eliot LLP**

           10.1 Solicitation Agent Agreement by and between Gruntal & Co., L.L.C. and WaveRider Communications Inc. dated
                      October 31, 2001 **



           10.2 Information Agent Agreement by and between Innisfree M&A, Inc. and WaveRider Communications, Inc. dated October 22, 2001**

           10.3 Escrow Ageement by and between WaveRider Communications, Inc., Corporate Stock Transfer, Inc. and Key Bank National Association, dated October 31, 2001.


           23.1       Consent of PricewaterhouseCoopers LLP**

           23.2       Consent of Foley,  Hoag & Eliot LLP  (included  in Exhibit
                      5.1)**


           24.1       Power of attorney*


           99.1 Form of Instructions for Use of WaveRider Subscription Rights Certificate **

           99.2       Form of Letter to Stockholders who are Record Holders **

           99.3 Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees **

           99.4       Form of Letter to Clients of Nominee Holders **

           99.5       Form of Nominee Holder Certification **

           99.6       Form of Beneficial Owner Election Form **

           99.7       Form of Notice of Guaranteed Delivery **


     *   Previously filed.
    **   Filed herewith.




Item 17.   Undertakings

     (1) The undersigned registrant hereby undertakes:

         (a) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of The Securities Act of 1933, we certify that we have reasonable grounds to believe we meet all the requirements of filing on Form S-3 and authorized this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario Canada, on November 2, 2001.


                                WAVERIDER COMMUNICATIONS INC.

                                By:  /s/ D. Bruce Sinclair
                                     -----------------------------------
                                     D. Bruce Sinclair, President and Chief
                                     Executive Officer





         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 2, 2001.




Signature                                   Title                                       Date


 /s/ D. Bruce Sinclair                    President, Chief Executive Officer          November 2, 2001
------------------------------------      Principal Executive Officer
D. Bruce Sinclair                         and Director

/s/T. Scott Worthington                   Vice President, Chief Financial Officer     November 2, 2001
------------------------------------
T. Scott Worthington

/s/Cameron A. Mingay*                     Secretary/Director                          November 2, 2001
------------------------------------
Cameron A. Mingay

/s/Gerry Chastelet*                       Director                                    November 2, 2001
------------------------------------
Gerry Chastelet

/s/John Curry*                            Director                                    November 2, 2001
------------------------------------
John Curry

/s/Guthrie Stewart*                       Director                                    November 2, 2001
------------------------------------
Guthrie Stewart

/s/Dennis Wing*                           Director                                    November 2, 2001
------------------------------------
Dennis Wing



*By: D. Bruce Sinclair as attorney-in-fact